Exhibit T3C

ONCURE HOLDINGS, INC.

$82,500,000

11 3/4% SENIOR SECURED NOTES DUE 2017

AMENDED AND RESTATED INDENTURE

Dated as of [•], 2013

Wilmington Trust, National Association,

as Trustee and Collateral Agent

CROSS-REFERENCE TABLE

TIA SECTION REFERENCE	INDENTURE SECTION

310 (a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.08, 7.10
(c)	N.A.
311 (a)	7.11
(b)	7.11
(c)	N.A.
312 (a)	2.05
(b)	14.03
(c)	14.03
313 (a)	7.06
(b)(1)	N.A.
(b)(2)	7.06, 7.07
(c)	7.06, 13.02
(d)	7.06
314 (a)	4.03, 4.04, 14.02
(b)	N.A.
(c)(1)	14.04
(c)(2)	14.04
(c)(3)	N.A.
(d)	N.A.
(e)	14.05
315 (a)	7.01
(b)	7.05, 14.02
(c)	7.01
(d)	7.01
(e)	6.11
316 (a) (last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
317 (a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318 (a)	14.01

N.A. means Not Applicable.

Note:  This Cross-Reference Table shall not, for any purpose, be deemed to be part of this Indenture.

i

EXHIBITS

Exhibit A	FORM OF 11¾% SENIOR SECURED NOTES DUE 2017
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF CERTIFICATE FROM ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Exhibit E	FORM OF ONCURE GUARANTEE
Exhibit F	FORM OF RTS GUARANTEE
Exhibit G	FORM OF SUBORDINATION AGREEMENT

v

This AMENDED AND RESTATED INDENTURE (this “Indenture”), dated as of [•], 2013, is by and among OnCure Holdings, Inc., a Delaware corporation, each Guarantor listed on the signature pages hereto, Radiation Therapy Services Holdings, Inc., a Delaware corporation, Radiation Therapy Services, Inc., a Florida corporation, each of the RTS Guarantors listed on the signature pages hereto and Wilmington Trust, National Association, as trustee (the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”).

WHEREAS, the Company and the Guarantors are parties to the Indenture, dated as of May 13, 2010 (the “Existing Indenture”), with the Trustee and Collateral Agent;

WHEREAS, in connection with the Emergence Transactions under the Plan of Reorganization (each as defined herein), the parties to the Existing Indenture wish to amend and restate the Existing Indenture, effective as of the date set forth above, to read in its entirety as set forth herein;

WHEREAS, the obligations of the Company and the Guarantors under the Existing Indenture are secured by various security interests; and

WHEREAS, it is the intention of the parties hereto that such security interests shall continue in full force and effect and shall secure all of the obligations of the Company, the Guarantors, RTS and the RTS Guarantors under this Indenture;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Company, each Guarantor, Holdings, RTS, the RTS Guarantors, the Trustee and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 11 3/4 Senior Secured Notes due 2017 (the “Notes”) issued on May 13, 2010 (the “Original Issuance Date”) under the Existing Indenture, of which approximately $82,500,000 shall continue to be outstanding under this Indenture:

ARTICLE 1.

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01.                                   Definitions.

For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

“144A Global Note” means a Global Note in the form of Exhibit A hereto bearing or required to bear the Global Note Legend and the Private Placement Legend and deposited with and registered in the name of the Depositary or its nominee issued in a denomination equal to the outstanding principal amount of any Notes sold for initial resale in reliance on Rule 144A.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business, all as determined on a consolidated basis for such Acquired Entity or Business.

“Acquired Entity or Business” means any Person, property, business or asset acquired (other than in the ordinary course of business) during a period (but not the Acquired EBITDA of any related Person, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the acquiring Person or its Subsidiaries during such period.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or RTS or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or RTS or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or RTS or such acquisition, merger or consolidation.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Agent” means any Registrar, coregistrar, Paying Agent or additional paying agent.

“Applicable Cash” means at any date (a) the aggregate amount of unrestricted cash and Cash Equivalents of the Company and the Guarantors and (b) a percentage amount of the cash and Cash Equivalents of any Domestic Subsidiary of the Company that is not a Guarantor up to the percentage of the outstanding Capital Stock of such Domestic Subsidiary held (directly or indirectly) by the Company at such date; provided, that no cash or Cash Equivalents shall  be included in this clause (b) if such Domestic Subsidiary is prohibited or restricted from distributing cash or Cash Equivalents to the Company by the terms of any Contractual Obligation (other than any Note Document or the Intercompany Services Agreement) or requirement of law applicable to such Domestic Subsidiary and such Domestic Subsidiary is prohibited from making intercompany loans of its cash to the Company or a Guarantor.

“Applicable Premium” means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such Note on September 30, 2015 (such redemption price being that described in Section 3.07) plus (2) all required remaining scheduled interest payments due on such Note through September 30, 2015, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note on such Redemption Date. Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee.

“Applicable Procedures” means, with respect to any transfer, redemption or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer, redemption or exchange.

“Asset Acquisition” means  (x) with respect to the Company or any Restricted Subsidiary of the Company (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business and (y) with respect to RTS or any Restricted Subsidiary of RTS (1) an Investment by RTS or any Restricted Subsidiary of RTS in any other Person pursuant to which such Person shall become a Restricted Subsidiary of RTS or any Restricted Subsidiary of RTS, or shall be merged with or into RTS or any Restricted Subsidiary of RTS, or (2) the acquisition by RTS or any Restricted Subsidiary of RTS of the assets of any Person (other than a Restricted Subsidiary of RTS) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other voluntary transfer for value of any property of the Company or any property of any Restricted Subsidiary of the Company by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company (or a Person who becomes a Restricted Subsidiary of the Company in connection with such transaction) of:

(1)                                 any Capital Stock of any Restricted Subsidiary of the Company; or

(2)                                 any other property or assets (other than Capital Stock of the Company) of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business;

provided, however, that asset sales or other dispositions shall not include:

(a)                                 a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $1.25 million;

(b)                                 the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company or a Guarantor as permitted by Section 5.01;

(c)                                  any Restricted Payment permitted by Section 4.10 or Permitted Investment;

(d)                                 the sale or discount of accounts receivable, but only in connection with the compromise or collection thereof;

(e)                                  disposals or replacements of obsolete, damaged or worn out equipment;

(f)                                   any conversion of Cash Equivalents into cash or any form of Cash Equivalents;

(g)                                  any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other litigation claims;

(h)                                 any termination or expiration of any lease or sublease of real property in accordance with its terms;

(i)                                     creating or granting of Liens (and any sale or disposition thereof or foreclosure thereon) not prohibited by this Indenture;

(j)                                    condemnations on or the taking by eminent domain of property or assets; and

(k)                                 any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors.

“Board of Directors” means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.

“Cancer Center” means any center or other facility that the Company manages or operates and a Managed Practice uses for the provision of radiation oncology services, of a routine and emergency nature, and the performance of all services ancillary thereto.

“Capital Stock” means:

(1)                                 with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

(2)                                 with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1)                                 marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2)                                 marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”);

(3)                                 commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4)                                 certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

(5)                                 repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6)                                 investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default):  ACH transactions, treasury and/or cash management services, including controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services.

“Center Level EBITDA” means, with respect to any Managed Practice, for any Test Period, (i) Practice Revenue, minus (ii) Practice Expense, minus (iii) the amount of any MSA Payments made in such Test Period.

“Center Level EBITDA for the Specified Centers” means the Center Level EBITDA with respect to each Managed Practice that is attributable to any of the Specified Centers for the Test Period measured as of December 31, 2015.  For purposes of calculating Center Level EBITDA for the Specified Centers, to the extent that, pursuant to a specific Management Services Agreement, the Company or any of its Affiliates provide management services to a Managed Practice that is attributable to a Specified Center and one or more Cancer Centers that are not Specified Centers, then (i) the Practice Expense shall only include the portion of such expense attributable to the Specified Centers (it being understood that, to the extent any Person provides services on behalf of the Company, any of its Restricted Subsidiaries or such Managed Practice at any facility or Cancer Center other than a Specified Center, then the amount of the Practice Expense relating to the salary, benefits (including any deferred compensation) and other costs relating to the employment or engagement of such Person by the Company, any of its Restricted Subsidiaries or such Managed Practice shall be prorated based upon the number of hours spent by such Person on behalf of the Specified Center); provided, that there shall be excluded from Practice Expense any general corporate overhead or intercompany charges or mark-up not specified in the definition of Practice Expense or otherwise approved in an annual budget by the Managed Practice and (ii) the MSA Payment under such Management Services Agreement that is attributable to a Specified Center shall be determined in accordance with historical practices of the Company in effect prior to the Emergence Date.

“Change of Control” means the occurrence of either or both of an OnCure Change of Control and/or an RTS Change of Control.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means collateral as such term is defined in the Security Documents, and any other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations under this Indenture, the Security Documents, the Intercreditor Agreement, the Notes or the Guarantees is granted or purported to be granted under any Security Document; provided, however, that “Collateral” shall not include any Excluded Collateral.

“Collateral Agent” has the meaning assigned to such term in the preamble hereto.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such, Person’s common stock, whether outstanding on the Emergence Date or issued after the Emergence Date, and includes, without limitation, all series and classes of such common stock.

“Company” means OnCure Holdings, Inc., and any successor thereto.

“Company Liquidity” means, as of any date of determination, the sum of (a) all Applicable Cash as of such date of determination plus (b) the aggregate undrawn commitments available for borrowing by the Company and its Restricted Subsidiaries as of such date of determination in respect of any credit facility of the Company and its Restricted Subsidiaries in effect as of such date of determination.

“Confirmation Order” means that certain order confirming the Plan of Reorganization pursuant to section 1129 of the United States Bankruptcy Code, 11 U.S.C. ss. 101 et seq., as amended, entered by the United States Bankruptcy Court for the District of Delaware on [•], 2013.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1)                                 Consolidated Net Income; and

(2)                                 to the extent Consolidated Net Income has been reduced thereby:

(a)                                 all income, franchise or similar taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

(b)                                 Consolidated Fixed Charges;

(c)                                  Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges made in any prior period or which will result in the receipt of cash in a future period or the amortization of lease incentives) for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP;

(d)                                 any expenses or charges incurred in connection with any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under this Indenture (in each case whether or not consummated); and

(e)                                  the amount of management, monitoring, consulting, advisory fees, termination payments and related expenses paid by such Person to the RTS Permitted Holders (or any accruals relating to such fees and related expenses) during such period pursuant to the Management Agreement.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) for which internal financial statements are available to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)                                 the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2)                                 any asset sales or other dispositions or Asset Acquisitions that occurred during the Four Quarter Period or after the end of the Four Quarter Period and on or prior to the Transaction Date (including without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition) and the reduction in costs and related adjustments (including, without limitation, the elimination of physician and shareholder compensation, and the normalization of rental expense) that (i) were directly attributable to such Asset Acquisition calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect on the Emergence Date (ii) were actually implemented by the business that was the subject of any such Asset Acquisition prior to the Transaction Date that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to the business that is the subject of any such Asset Acquisition and that the Company or RTS, as applicable, reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the Asset Acquisition), as if all such reductions in costs had been effected as of the beginning of such period. Notwithstanding the foregoing, pro forma adjustments in respect of any Asset Acquisition of an Acquired Entity or Business for which the actual Acquired EBITDA cannot be determined due to the absence of reliable financial statements, an adjustment equal to the Acquired EBITDA for such Acquired Entity or Business for the relevant period preceding the date of such Asset Acquisition, as estimated in good faith by the chief financial officer of the Company or RTS, as applicable, shall be permitted.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator of this “Consolidated Fixed Charge Coverage Ratio”:

(1)                                 interest on Indebtedness being given a pro forma effect which is determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2)                                 notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)                                 Consolidated Interest Expense; plus

(2)                                 the amount of all cash dividend payments on any series of Disqualified Stock of such Person and, to the extent permitted under this Indenture, its Restricted Subsidiaries (other than dividends paid by a Restricted Subsidiary of such Person to such Person or to a Restricted Subsidiary of such Person) paid during such period.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1)                                 the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation:  (a) any amortization of debt discount and amortization or write-off of deferred financing costs; (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; but excluding amortization of deferred financing fees or expensing of any bridge or other financing fees and any loss on the early extinguishment of Indebtedness; and

(2)                                 the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

(1)                                 (a) with respect to the Company and its Restricted Subsidiaries, after-tax gains (or losses) from Asset Sales (without regard to the $1.25 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto, and (b) with respect to RTS and its Restricted Subsidiaries, after-tax gains (or losses) from RTS Asset Sales (without regard to the $5.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

(2)                                 after-tax extraordinary, unusual or nonrecurring gains (or losses), costs, charges or expenses (including, without limitation, severance, relocation, transition and other restructuring costs and litigation settlements or losses and non-compete payments);

(3)                                 solely for the purpose of determining the amount available for Restricted Payments under Section 4.10(a)(4)(iii) the net income (or loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise; unless such restriction with respect to the payment of dividends or similar distributions has been legally waived and except to the extent of cash dividends or distributions paid to the referent Person or to another Restricted Subsidiary of the referent Person by such Person;

(4)                                 the net income (or loss) of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

(5)                                 net after-tax income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period);

(6)                                 in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(7)                                 non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity incentive programs;

(8)                             any net after-tax gains or losses and all fees and expenses or charges relating thereto attributable to the early extinguishment of Indebtedness;

(9)                                 the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs in connection with any future acquisition, disposition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to the Emergence Date resulting from the application of SFAS Nos. 141, 142 or 144 or other accounting pronouncements relating to purchase accounting);

(10)                          any net gain or loss resulting from Hedging Obligations (including pursuant to the application of SFAS No. 133); and

(11)                          any increase in amortization or depreciation or other non-cash charges or the impact of write-off of deferred revenues resulting from the application of ASC 852 in relation to the Emergence Transactions.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash charges or expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Consolidated Secured Leverage” means, with respect to any Person, the sum of the aggregate outstanding Secured Indebtedness for borrowed money of such Person and its Restricted Subsidiaries less the aggregate amount of cash and Cash Equivalents of such Person and its Restricted Subsidiaries.

“Consolidated Secured Leverage Ratio” means, with respect to any Person, as of any date of determination, the ratio of (x) Consolidated Secured Leverage of such Person at such date to (y) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of such Person are available, in each case, with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Consolidated Fixed Charge Coverage Ratio”; provided that, for the purpose of determining Consolidated Secured Leverage, the aggregate amount of cash and Cash Equivalents of such Person and its Restricted Subsidiaries shall be determined without giving pro forma effect to the proceeds of Indebtedness incurred on such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.02 hereof, or such other address as to which the Trustee may give notice to the Company.

“Credit Agreement” means the Credit Agreement dated as of May 10, 2012, as amended and restated on August 28, 2013 by and among RTS, the lenders party thereto in their capacities as lenders thereunder and Wells Fargo Bank, National Association, as administrative agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), as may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including one or more credit agreements, loan agreements, indentures or similar agreements extending the maturity of, refinancing, replacing, renewing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of RTS as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

“Credit Facilities” means one or more bank debt facilities or agreements (including, without limitation, the Credit Agreement) or commercial paper facilities or indentures, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, debt securities or letters of credit, in each case, as amended, restated, modified, renewed, refunded, extended, replaced, restructured or refinanced in whole or in part from time to time under the same or any other agent, lender or group of lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company or RTS or any Restricted Subsidiary of RTS against fluctuations in currency values.

“Custodian” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03(c) hereof as Custodian with respect to the Notes, and any and all successors thereto appointed as custodian hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of any action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 or 2.10 hereof, in substantially the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03(b) hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale or by RTS or one of its Restricted Subsidiaries in connection with a RTS Asset Sale, as applicable, that is designated as Designated Non-cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, executed by a senior financial officer of the Company or RTS, as applicable, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control, an Asset Sale or an RTS Asset Sale), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control, an Asset Sale or an RTS Asset Sale) on or prior to the final maturity date of the Notes.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“Emergence Date” means the day upon which the Effective Date (as defined in the Plan of Reorganization) has occurred as reflected in the Notice of Effective Date filed with the Bankruptcy Court.

“Emergence Transactions” means the transactions occurring pursuant to the Plan of Reorganization and the Confirmation Order.

“Equity Offering” means an offering of Qualified Capital Stock of any direct or indirect parent entity of the Company or the Company; provided that, in the event of an Equity Offering by any direct or indirect parent entity of the Company, such entity contributes to the capital of the Company the portion of the net cash proceeds of such Equity Offering necessary to pay the aggregate redemption price (plus accrued interest to the redemption date) of the Notes to be redeemed pursuant to Section 3.07.

“Escrow Agreement” means the Escrow Agreement, dated as of the Emergence Date among the Company, the Trustee, the Custodian and Wilmington Trust, National Association, as Escrow Agent.

“Escrowed Notes” shall have the meaning set forth in the Escrow Agreement.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear systems, and any successor thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Excluded Collateral” means:

(1)                                 the Voting Stock of any Foreign Subsidiary in excess of 66% of the outstanding Voting Stock of such Foreign Subsidiary;

(2)                                 any permit or license or any contractual obligation entered into by the Company or any Guarantor (A) that prohibits or requires the consent of any Person other than the Company or any of its Affiliates as a condition to the creation by the Company or such Guarantor of a Lien on any right, title or interest in such permit, license or contractual agreement or any Capital Stock or equivalent related thereto or (B) to the extent that any requirement of law applicable thereto prohibits the creation of a Lien thereon, but only, with respect to the prohibition in (A) and (B), to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code or any other requirement of law;

(3)                                 fixed or capital assets owned by the Company or any Guarantor that is subject to a purchase money Lien or a capital lease if the contractual obligation pursuant to which such Lien is granted (or in the document providing for such capital lease) prohibits or requires the consent of any Person other than the Company or any of its Affiliates as a condition to the creation of any other Lien on such equipment;

(4)                                 any “intent to use” trademark applications for which a statement of use has not been filed (but only until such statement is filed); and

(5)                                 any leasehold interests of the Company or any Guarantor in real estate;

provided, however, “Excluded Collateral” shall not include any proceeds, products, substitutions or replacements of Excluded Collateral (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Collateral ).

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company or RTS, as applicable, acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company or RTS, as applicable, delivered to the Trustee.

“FF&E” means furniture, fixtures and equipment necessary and/or appropriate for the provision of radiation oncology services by a Managed Practice, including all existing, additional, upgrades to and replacement items of the foregoing.

“Foreign Subsidiary” means (1) a Restricted Subsidiary other than a Restricted Subsidiary that was formed under the laws of the United States or any state of the United States or the District of Columbia, (2) any Restricted Subsidiary of a Restricted Subsidiary described in clause (1), and (3) any Subsidiary that has no material assets other than Capital Stock of entities described in clause (1).  Notwithstanding the foregoing definition, solely for purposes of the definition of Excluded Collateral, “Foreign Subsidiary” shall mean any Restricted Subsidiary of the Company other than a Restricted Subsidiary that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Emergence Date.

“Global Note” means any Note in the form of Exhibit A hereto issued in global form in accordance with Article 2 hereof.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Grantors” means the Issuer and the Guarantors.

“Guarantee” means a guarantee of the Notes by a Guarantor.

“Guarantor” means: (1) each Restricted Subsidiary of the Company that guarantees the Notes on the Emergence Date; and (2) each of the Company’s Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of this Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of this Indenture.  The Guarantors as of the date of the Emergence Date shall consist of the same Persons that are Guarantors immediately prior to the Emergence Date.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred not for speculative purposes under:

(1)                                 Interest Swap Obligations;

(2)                                 Currency Agreements;

(3)                                 any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by that entity at the time; and

(4)                                 other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Holder” means a Person in whose name a Note is registered in the Security Register.

“Holdings” means Radiation Therapy Services Holdings, Inc. and any successor thereto.

“IAI Global Note” means one or more Global Notes bearing or required to bear the Private Placement Legend that will be issued in an aggregate principal amount equal to the aggregate principal amount of any Notes that may be resold to Institutional Accredited Investors on any Issue Date.

“Indebtedness” means with respect to any Person, without duplication:

(1)                                 all indebtedness of such Person for borrowed money;

(2)                                 all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)                                 all Capitalized Lease Obligations of such Person;

(4)                                 all indebtedness of such Person issued or assumed as the deferred purchase price of property (but excluding any such indebtedness (a) that constitutes trade accounts payable or other accrued liabilities and (b) in the form of earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);

(5)                                 all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6)                                 guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below, except those incurred in the ordinary course of business and not in respect of borrowed money;

(7)                                 all obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured;

(8)                                 all Obligations under currency agreements and interest swap agreements of such Person; and

(9)                                 all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any;

if and to the extent that any of the foregoing Indebtedness would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified

Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

“Indenture” means this amended and restated indenture, as executed on or as of the Emergence Date or as it may thereafter from time to time be supplemented or amended in accordance with Article 9 hereof.

“Independent Financial Advisor” means a firm:  (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company or RTS, as applicable; and (2) which, in the judgment of the Board of Directors of the Company or RTS, as applicable, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Initial Notes” means $82,500,000 aggregate principal amount of Notes (together with such additional principal amount of Notes that may remain outstanding on the Emergence Date as a result of rounding of such $82,500,000 aggregate principal amount) pursuant to the Plan of Reorganization, in each case originally issued on the Original Issuance Date, as amended and restated pursuant to this Indenture and outstanding on the Emergence Date.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, that is not also a QIB.

“Insurance Subsidiary” means each of Batan Insurance and any future Subsidiary of RTS engaged solely in one or more of the general liability, professional liability, health and benefits and workers’ compensation and any other insurance businesses, providing insurance coverage for RTS, its Subsidiaries and any of its direct or indirect parents and the respective employees, officers or directors thereof or doctors affiliated with a Managed Practice.

“Intercompany Services Agreement” means that certain Intercompany Services Agreement, dated on or about the Emergence Date, by and between the Company and RTS, as amended from time to time in compliance with this Indenture.

“Intercreditor Agreement” means the intercreditor agreement among Wells Fargo Bank, N.A., as agent under the Credit Agreement, Wilmington Trust, National Association, as collateral agent under the Second Lien Notes Indenture, and the Collateral Agent, as it may be amended, supplemented, replaced, substituted or otherwise modified from time to time in accordance with this Indenture or the Intercreditor Agreement.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Interest Payment Dates” shall have the meaning set forth in paragraph 1 of any Note in the form of Exhibit A hereto issued in accordance with Article 2 hereof.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. “Investment” shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.  In addition, “Investment” shall exclude extensions of trade credit by RTS and its Restricted Subsidiaries in accordance with normal trade practices of RTS or such Restricted Subsidiary, as the case may be. If RTS or any Restricted Subsidiary of RTS sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of RTS such that, after giving effect to any such sale or disposition, RTS no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such Restricted Subsidiary, RTS shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

“Issue Date” means the date of original issuance of the Notes.

“Junior Priority Indebtedness” means other Indebtedness of the Company and/or the Guarantors that is secured by Liens on the Collateral ranking junior in priority to the Liens securing the Notes as permitted by this Indenture and is designated by the Company as Junior Priority Indebtedness.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Managed Practice” means any medical professional association, professional corporation, partnership or similar entity that provides medical services under a Management Services Agreement.

“Management Agreement” means the management agreement between certain of the management companies associated with the RTS Permitted Holders and RTS as in effect on the RTS Issue Date and any amendment or replacement thereof so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the RTS Issue Date.

“Management Services Agreement” means any management services agreement to which the Company or any of its Restricted Subsidiaries is a party and pursuant to which the Company or the applicable Restricted Subsidiary provides management and/or administrative services and other related services to the applicable Managed Practice.

“Medicaid” means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto, and all laws pertaining to such program including (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, orders and requirements of all governmental authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto, and all laws pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders and requirements of all governmental authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“MSA Payments” means, for any Test Period, any payments to a Managed Practice or providers, physicians or other medical doctors affiliated with a Managed Practice under Management Services Agreements, in each case, made by the Company or any of its Restricted Subsidiaries during such Test Period.

“Net Cash Proceeds” means, with respect to any Asset Sale or RTS Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale, or RTS or any of its Restricted Subsidiaries from such RTS Asset Sale, net of:

(1)                                 out-of-pocket expenses and fees relating to such Asset Sale or RTS Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2)                                 taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3)                                 repayment of Indebtedness (including any required premiums or prepayment penalties) that is secured by the property or assets that are the subject of such Asset Sale or RTS Asset Sale; and

(4)                                 appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries or, in the case of an RTS Asset Sale, RTS or any of its Restricted Subsidiaries, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale or RTS Asset Sale and retained by the Company or any of its Restricted Subsidiaries or, in the case of an RTS Asset Sale, RTS or any of its Restricted Subsidiaries, as the case may be, after such Asset Sale or RTS Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale or RTS Asset Sale.

“Note Documents” means the Notes, the Guarantees, the RTS Guarantees, the Security Documents, the Intercreditor Agreement, the Intercompany Services Agreement, the Escrow Agreement and this Indenture.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Vice President or the Treasurer or Secretary of the Company or RTS, as applicable.

“Officers’ Certificate” means a certificate, signed by two Officers of the Company or RTS, as applicable, at least one of whom shall be the principal executive officer or principal financial officer, principal accounting officer or Treasurer of the Company or RTS, as applicable, that meets the requirements of this Indenture.

“OnCure Change of Control” means the occurrence of one or more of the following events:

(1)                                 any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) (whether or not otherwise in compliance with the provisions of this Indenture), other than to the OnCure Permitted Holders;

(2)                                 the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of this Indenture; or

(3)                                 the Company becomes aware (whether by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any Person or Group (other than the OnCure Permitted Holders and any entity formed for the purpose of owning Capital Stock of the Company) is or has become the beneficial owner, directly or indirectly, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company.

provided that for the avoidance of doubt, the acquisition of the Company’s Capital Stock by RTS as contemplated by the Plan of Reorganization, shall not constitute, or be deemed to constitute, a Change of Control.

For purposes of this definition (i) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement and (ii) any holding company whose only significant asset is Capital Stock of the Company shall not itself be considered a Person or Group for purposes of clause (1) or (3) above.

“OnCure Permitted Holder(s)” means (i) each of Vestar Capital Partners and each of its Affiliates but not including, however, any portfolio operating companies of any of the foregoing, and (ii) each of Holdings and its Subsidiaries.

“OnCure Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with Section 4.09 (other than pursuant to clauses (2), (4), (5), (6), (7), (8), (9), (10), (12), (13), (14) or (15) of Section 4.09(b)), in each case that does not:

(1)                                 create Indebtedness with an aggregate principal amount in excess of the aggregate principal amount of Indebtedness of such Person being Refinanced (plus accrued interest, premiums paid and the amount of fees and expenses incurred by the Company in connection with such Refinancing); or

(2)                                 create Indebtedness with:  (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the earlier of (i) the final maturity of the Indebtedness being Refinanced or (ii) the final maturity of the Notes plus six months; provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of the Company and the Guarantors (and is not otherwise guaranteed by a Restricted Subsidiary of the Company), then such Refinancing Indebtedness shall be Indebtedness of the Company and/or the Guarantors and (y) if such Indebtedness being Refinanced is subordinate in right of payment to the Notes or any Guarantee, then such Refinancing Indebtedness shall be subordinate in right of payment to the Notes or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“OnCure Total Assets” means, as of any date of determination, after giving pro forma effect to any acquisition of assets on such date, the sum of the amounts that would appear on the consolidated balance sheet of the Company and its Restricted Subsidiaries as the total assets of the Company and its Restricted Subsidiaries.

“Opinion of Counsel” means a written opinion, from legal counsel who is acceptable to the Trustee and which meets the requirements of Section 13.05 hereof.  The counsel may be an employee of or counsel to the Company, Guarantors, RTS or the Trustee.

“Pari Passu Indebtedness” means any Indebtedness of the Company, any Guarantor, RTS or any RTS Guarantors that ranks pari passu in right of payment with the Notes or the Guarantee of such Guarantor, RTS or RTS Guarantor, as applicable.

“Patients” means all individuals receiving radiation oncology services from a Managed Practice.

“Permitted Investments” means:

(1)                                 Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company;

(2)                                 Investments in the Company by any Restricted Subsidiary of the Company;

(3)                                 investments in cash and Cash Equivalents;

(4)                                 loans and advances to employees, directors and officers of the Company and its Restricted Subsidiaries or to any physician affiliated with the Company or its Restricted Subsidiaries, or to any employee of any such physician, in the ordinary course of business for bona fide business purposes not in excess of $1.0 million at any one time outstanding;

(5)                                 Hedging Obligations entered into not for speculative purposes and otherwise in compliance with this Indenture;

(6)                                 Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(7)                                 Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with Section 4.12 or any consideration received in connection with a disposition of assets excluded from the definition of “Asset Sale”;

(8)                                 Investments represented by guarantees that are otherwise permitted under this Indenture;

(9)                                 Investments the payment for which is Qualified Capital Stock of the Company;

(10)                          Investments by the Company or its Restricted Subsidiaries in Unrestricted Subsidiaries and joint ventures, taken together with all other Permitted Investments pursuant to this clause (10) not to exceed, at any one time outstanding, $10.0 million; provided that Investments in excess of $3.0 million at any one time outstanding made pursuant to this clause (10) may be made only if the Company or a Restricted Subsidiary of the Company, and not any RTS Entity, is an equityholder in such joint venture or Unrestricted Subsidiary, as applicable;

(11)                      workers’ compensation, utility, lease and similar deposits and prepaid expenses in the ordinary course of business and endorsements of negotiable instruments and documents in the ordinary course of business;

(12)                          receivables owing to the Company or a Restricted Subsidiary of the Company if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Company or such Restricted Subsidiary, as the case may be, deems reasonable under the circumstances;

(13)                          any Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes;

(14)                          any Investments existing on the Emergence Date and any modification, renewal, replacement or extension thereof; provided that the outstanding amount of such Investment may not be increased by any such modification, renewal, replacement or extension thereof unless (x) such modification, renewal, replacement or extension is required by the terms of such Investment as in existence on the Emergence Date, (y) the aggregate amount by which all Investments made under this clause (14)

may be increased after the Emergence Date shall not exceed $2.5 million or (z) as otherwise permitted by this Indenture;

(15)                          Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(16)                          Investments consisting of earnest money deposits required in connection with a purchase agreement or other acquisition;

(17)                          Investments made in connection with the transactions contemplated by the Intercompany Services Agreement as in effect on the Emergence Date; and

(18)                          additional Investments not to exceed $2.5 million at any one time outstanding, provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (18).

“Permitted Liens” means the following types of Liens:

(1)                                 Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2)                                 statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3)                                 Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4)                                 judgment Liens not giving rise to an Event of Default;

(5)                                 easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(6)                                 any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or asset which is not leased property subject to such Capitalized Lease Obligation;

(7)                                 Liens securing Purchase Money Indebtedness; provided, however, that (a) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property or equipment and shall not be secured by any property or equipment of the Company or any Restricted Subsidiary of the Company other than the property and equipment so acquired and (b) the Lien securing such Purchase Money Indebtedness shall be created within 90 days of such acquisition;

(8)                                 Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9)                                 Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10)                          Liens encumbering deposits made to secure obligations arising from statutory, regulatory, warranty or contractual requirements (other than capital markets debt securities or syndicated bank indebtedness) of RTS or any of its Restricted Subsidiaries, or arising from statutory, regulatory, warranty or contractual requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and setoff;

(11)                          Liens securing Hedging Obligations otherwise permitted under this Indenture, which obligations do not exceed $1.0 million at any one time outstanding;

(12)                      Liens securing Acquired Indebtedness incurred in accordance with Section 4.09; provided that:

(a)                                 such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

(b)                                 such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

(13)                          Liens on assets of a Restricted Subsidiary of the Company that is not a Guarantor;

(14)                          leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

(15)                          banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(16)                          Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(17)                          Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(18)                      Liens on assets or Capital Stock of Unrestricted Subsidiaries;

(19)                          Liens securing insurance premium financing; provided that such Liens do not extend to any property or assets other than the insurance policies and proceeds thereof;

(20)                          Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that is permitted by the terms of this Indenture to be incurred pursuant to clause (2) of Section 4.09(b); provided that such Liens are made junior and subordinate in all respects to the Liens securing the Obligations under this Indenture and the Notes pursuant to an intercreditor agreement in form and substance substantially similar to the Intercreditor Agreement;

(21)                          Liens on the Collateral in favor of any Collateral Agent for the benefit of the Holders of the Notes relating to such Collateral Agent’s administrative expenses with respect to the Collateral;

(22)                          Liens in respect of the Initial Notes, this Indenture or the Security Documents in respect of the Initial Notes and the Guarantees thereof;

(23)                          other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $5.0 million at any one time outstanding; provided that the Company and its Restricted Subsidiaries may incur Liens in respect of guarantees of Indebtedness of RTS Entities incurred in the ordinary course of business if (a) the aggregate principal amount of Indebtedness under such guarantees does not exceed, together with all other Indebtedness secured by Liens under this clause (23) at any one time outstanding, $25.0 million, and (b) such Liens securing such guarantees are junior and subordinate in all respects to the Liens securing the Obligations under this Indenture and the Notes pursuant to an intercreditor agreement in form and substance substantially similar to the Intercreditor Agreement;

(24)                          Liens securing Obligations in respect of any Indebtedness permitted to be incurred pursuant to Section 4.09; provided that, with respect to liens securing Obligations permitted under this clause, at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Leverage Ratio of RTS would be no greater than 3.25 to 1.00; provided further that, for purposes of calculating the Consolidated Secured Leverage Ratio of RTS pursuant to this clause, the total amount of Indebtedness permitted to be incurred pursuant to clause (2) of Section 4.09(b) shall be deemed to be outstanding and secured by Liens; provided further that (a) such Liens are made junior and subordinate in all respects to the Liens securing the Obligations under this Indenture and the Notes pursuant to an intercreditor agreement in form and substance substantially similar to the Intercreditor Agreement, and (b) the Indebtedness secured by such Liens, other than any guarantees of Indebtedness of RTS and the its Restricted Subsidiaries, has a final stated maturity date on or after July 16, 2017; and

(25)                          Liens incurred to secure obligations in respect of Indebtedness permitted by clause (11) of Section 4.09(b); provided that such Liens do not extend to any additional property or assets other than the Liens securing such Indebtedness being refinanced; provided further that if the Liens securing such Indebtedness being refinanced are subordinate to the Liens securing the Notes, then the Liens incurred pursuant to this clause (25) shall be subordinate to the Liens securing the Notes at least to the same extent as the Indebtedness being Refinanced.

“Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Plan of Reorganization” means that certain Plan of Reorganization For OnCure Holdings, Inc. and its Affiliate Debtors Under Chapter 11 of the Bankruptcy Code filed by the Company and certain of its affiliates on July 17, 2013, Case No. 13-11540 ( KG) in the United States Bankruptcy Court for the District of Delaware, as altered, amended, modified, or supplemented from time to time prior to entry of the Confirmation Order, including any exhibits, supplements, annexes, appendices and schedules thereto, as confirmed by such Bankruptcy Court pursuant to the Confirmation Order.

“Practice Expense” means, for any Test Period with respect to any Managed Practice, all of the following expenses and costs incurred by the Company or any of its Restricted Subsidiaries during such Test Period directly related to the provision of management services to a Managed Practice pursuant to a Management Services Agreement, determined on an accrual basis of accounting in accordance with GAAP:

(1)                                 salaries, benefits (including, without limitation, any deferred compensation) and other costs (including, without limitation, costs pertaining  to training and education) relating to the employment or engagement by the Company or any of its Restricted Subsidiaries of all personnel;

(2)                                 obligations of the Company or any of its Restricted Subsidiaries under leases or subleases;

(3)                                 medical and office supplies;

(4)                                 utility expenses and all other costs, including, without limitation, costs of repairs, maintenance, telephone, janitorial services and refuse disposal;

(5)                                 the cost and expense of FF&E, Required Improvements and all costs and expenses associated therewith; provided, however, to the extent that any such cost and expense is required to be capitalized under GAAP, such cost and expense shall not be deemed a Practice Expense;

(6)                                 cost of all liability insurance other than medical malpractice liability insurance;

(7)                                 costs of all business licenses, governmental fees; and

(8)                                 such other costs and expenses expressly set forth as Practice Expenses or “Center Expenses”, as applicable, in an annual budget prepared by the Company or any of its Restricted Subsidiaries in consultation with the respective Managed Practice and used for the calculation and payment of any MSA Payments.

“Practice Revenue” means, for any Test Period with respect to any Managed Practice in connection with the provision of management services to a Managed Practice pursuant to a Management Services Agreement, (a) all revenues earned by or on behalf of the Managed Practice as a result of the provision of radiation oncology services, of a routine and emergency nature, and the performance of all services ancillary thereto and (b) all revenues earned by the Managed Practice whether received in an inpatient or outpatient setting and whether rendered to health maintenance organizations, preferred provider organizations, Medicare, Medicaid or Patients, including, but not limited to, payments received under any capitation arrangement, in each case, during such Test Period.  For the avoidance of doubt, Practice Revenue shall include any and all revenue relating to the sale or use of products or supplies, clinical trials, treatment and outcome data, whether medical or pharmaceutical in nature, in connection with the provision of radiation oncology services, of a routine and emergency nature, and the performance of all services ancillary thereto and shall be determined on an accrual basis of accounting in accordance with GAAP.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same Debt as that evidenced by such particular Note; and any Note authenticated and delivered under Section 2.07 in lieu of a lost, destroyed or stolen Predecessor Note shall be deemed to evidence the same Debt as the lost, destroyed or stolen Predecessor Note.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture except as otherwise permitted by the provisions of this Indenture.

“Profits Interest Arrangement” means an arrangement resulting from (i) the merger, consolidation or other combination of a Managed Practice with or into an RTS Entity or (ii) a transfer of a Management Services Agreement from a Managed Practice to an RTS entity, in each case whereby (a) such RTS Entity or surviving entity, as applicable, provides the Company and its Restricted Subsidiaries a profits interest (a “Profits Interest”) in such RTS Entity or surviving entity, as applicable, that would grant the Company or the applicable Restricted Subsidiary of the Company (through a written agreement or otherwise)  ongoing net cash flow that the Company reasonably expects in good faith will result in the fair market value  of such Profits Interest being greater than or equal to the fair market value allocable to the Company and its Restricted Subsidiaries of such Managed Practice or Management Services Agreement, as applicable,  (b) the Collateral Agent is provided a first priority Lien on such Profits Interest, and (c) a cash management arrangement is established pursuant to which, on and after the 90th day following the Emergence Date, cash allocable to the Company and its Restricted Subsidiaries under such Profits Interest Arrangement is promptly transferred to an account of the Company or the applicable Restricted Subsidiary of the Company in which the Collateral Agent has a first priority perfected Lien.

“Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment that is used or is useful in a Similar Business (including through the purchase of Capital Stock of any Person owning such assets).

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified Proceeds” means any of the following or any combination of the following:

(1)                                 cash and Cash Equivalents;

(2)                                 the fair market value of assets that are used or useful in a Similar Business; and

(3)                                 Capital Stock of a Person engaged in a Similar Business.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Regular Record Date” for the interest payable on any Interest Payment Date means the applicable date specified as a “Record Date” on the face of any Note in the form of Exhibit A hereto issued in accordance with Article 2 hereof.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note in the form of Exhibit A hereto bearing or required to bear the Global Note Legend and the Private Placement Legend and deposited with and registered in the name of the Depositary or its nominee issued in a denomination equal to the outstanding principal amount of the Notes sold for initial resale in reliance on Rule 904 of Regulation S.

“Required Improvements” means all servicing, repair, cleaning and maintenance and repairs of the FF&E to ensure that it is in good condition and repair and adequate for the provision of radiation oncology services by the Managed Practice; including but not limited to, maintenance of all radiation equipment by licensed professionals in accordance, in all material respects, with all laws pertaining to hazardous materials.

“Responsible Officer,” when used with respect to the Trustee, means any vice president, assistant vice president, any trust officer or assistant trust officer within the Corporate Trust Office of the Trustee (or any successor group of the Trustee) with direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer of the Trustee to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means one or more Definitive Notes bearing or required to bear the Private Placement Legend.

“Restricted Global Notes” means 144A Global Notes and Regulation S Global Notes.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“RTS” means Radiation Therapy Services, Inc., and any successor thereto.

“RTS Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other voluntary transfer for value of any property of RTS or any property of any RTS Restricted Subsidiary (including any RTS Sale and Leaseback Transaction) to any Person other than RTS or a Restricted Subsidiary of RTS (or a Person who becomes a Restricted Subsidiary of RTS in connection with such transaction) of:

(1)                                 any Capital Stock of any Restricted Subsidiary of RTS; or

(2)                                 any other property or assets (other than Capital Stock of RTS) of RTS or any RTS Restricted Subsidiary other than in the ordinary course of business;

provided, however, that asset sales or other dispositions shall not include:

(a)                                 a transaction or series of related transactions for which RTS or its Restricted Subsidiaries receive aggregate consideration of less than $5.0 million;

(b)                                 the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of RTS or an RTS Restricted Subsidiary as permitted by Section 11.18;

(c)                                  any Restricted Payment permitted by Section 11.11 or RTS Permitted Investment;

(d)                                 the sale or discount of accounts receivable, but only in connection with the compromise or collection thereof;

(e)                                  disposals or replacements of obsolete, damaged or worn out equipment;

(f)                                   any conversion of Cash Equivalents into cash or any form of Cash Equivalents;

(g)                                  any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other litigation claims;

(h)                                 any termination or expiration of any lease or sublease of real property in accordance with its terms;

(i)                                     creating or granting of Liens (and any sale or disposition thereof or foreclosure thereon) not prohibited by this Indenture;

(j)                                    condemnations on or the taking by eminent domain of property or assets; and

(k)                                 any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

“RTS Change of Control” means the occurrence of one or more of the following events:

(1)                                 any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of RTS and its Restricted Subsidiaries taken as a whole to any Person or Group (whether or not otherwise in compliance with the provisions of this Indenture), other than to the RTS Permitted Holders;

(2)                                 the approval by the holders of Capital Stock of RTS of any plan or proposal for the liquidation or dissolution of RTS (whether or not otherwise in compliance with the provisions of this Indenture);

(3)                                 RTS becomes aware (whether by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any Person or Group (other than the RTS Permitted Holders and any entity formed for the purpose of owning Capital Stock of RTS) is or has become the beneficial owner, directly or indirectly, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of RTS; or

(4)                                 the replacement of a majority of the Board of Directors of RTS over a two year period from the directors who constituted the Board of Directors of RTS at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of RTS then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

For purposes of this definition (i) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement and (ii) any holding company whose only significant asset is Capital Stock of RTS shall not itself be considered a Person or Group for purposes of clause (1) or (3) above.

“RTS Entities” means Holdings, RTS and each of RTS’s Subsidiaries, other than the Company and its Subsidiaries.

“RTS Guarantee” means the guarantee of the Notes by Holdings, RTS and the RTS Guarantors, in the form attached hereto as Exhibit F.

“RTS Guarantee Release Trigger Event” means the occurrence of both an OnCure Change of Control and the consummation of any Change of Control Offer (including the payment for all Notes that are required to be purchased pursuant to such Change of Control Offer) required in connection with such OnCure Change of Control.

“RTS Guarantor” means: (1) each RTS Entity that executes this Indenture on or as of the Emergence Date (other than Holdings); and (2) each of the RTS Entities that in the future executes a joinder to the RTS Guarantee in which such RTS Entity agrees to be bound by the terms of the RTS Guarantee; provided that any Person constituting an RTS Guarantor as described above shall cease to constitute an RTS Guarantor when its respective RTS Guarantee is released in accordance with the terms of the RTS Guarantee.  Initially, the RTS Guarantors shall be each of the Guarantors (as defined in the Second Lien Notes Indenture) under the Second Lien Notes Indenture.

“RTS Issue Date” means May 10, 2012.

“RTS Permitted Holder(s)” means each of Vestar Capital Partners and each of its Affiliates but not including, however, any portfolio operating companies of any of the foregoing.

“RTS Permitted Investments” means:

(1)                                 Investments by RTS or any Restricted Subsidiary of RTS in any Person that is or will become immediately after such Investment a Restricted Subsidiary of RTS or that will merge or consolidate into RTS or a Restricted Subsidiary of RTS;

(2)                                 Investments in RTS by any Restricted Subsidiary of RTS;

(3)                                 investments in cash and Cash Equivalents;

(4)                                 loans and advances to employees, directors and officers of RTS and its Restricted Subsidiaries or to any physician affiliated with RTS or its Restricted Subsidiaries, or to any employee of any such physician, in the ordinary course of business for bona fide business purposes (including all such loans or advances which are then classified as having been made as of the Emergence Date under clause (4) of the definition of Permitted Investments in the Second Lien Notes Indenture) not in excess of $3.0 million at any one time outstanding;

(5)                                 Hedging Obligations entered into not for speculative purposes and otherwise in compliance with this Indenture;

(6)                                 Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(7)                                 Investments made by RTS or its Restricted Subsidiaries as a result of consideration received in connection with an RTS Asset Sale made in compliance with Section 11.13 or any consideration received in connection with a disposition of assets excluded from the definition of “RTS Asset Sale”;

(8)                                 Investments represented by guarantees that are otherwise permitted under this Indenture;

(9)                                 Investments the payment for which is Qualified Capital Stock of RTS;

(10)                          Investments by RTS or its Restricted Subsidiaries in Unrestricted Subsidiaries, taken together with all other RTS Permitted Investments pursuant to this clause (10) (including all such Investments which are then classified as having been made as of the Emergence Date under clause (10) of the definition of Permitted Investments in the Second Lien Notes Indenture) not to exceed $10.0 million at any one time outstanding;

(11)                          Investments relating to Insurance Subsidiaries (including all such Investments which are then classified as having been made as of the Emergence Date under clause (11) of the definition of Permitted Investments in the Second Lien Notes Indenture), up to an aggregate principal amount outstanding at any one time equal to $10.0 million;

(12)                          Investments in joint ventures (including all such Investments which are then classified as having been made as of the Emergence Date under clause (12) of the definition of Permitted Investments in the Second Lien Notes Indenture) not to exceed $30.0 million at any time outstanding;

(13)                          workers’ compensation, utility, lease and similar deposits and prepaid expenses in the ordinary course of business and endorsements of negotiable instruments and documents in the ordinary course of business;

(14)                          receivables owing to RTS or a Restricted Subsidiary of RTS if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as RTS or such Restricted Subsidiary, as the case may be, deems reasonable under the circumstances;

(15)                          any Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes;

(16)                          any Investments existing on the RTS Issue Date, to the extent continuing in existence and any modification, renewal, replacement or extension thereof; provided that the outstanding amount of such Investment may not be increased by any such modification, renewal, replacement or extension thereof unless (x) such modification, renewal, replacement or extension is required by the terms of such Investment as in existence on the RTS Issue Date, (y) the aggregate amount by which all Investments made under this clause (16) may be increased after the RTS Issue Date (including all such increases which are then classified as having been made as of the Emergence Date under clause (16) of the definition of Permitted Investments in the Second Lien Notes Indenture) shall not exceed $20.0 million or (z) as otherwise permitted by this Indenture;

(17)                          Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(18)                          Investments consisting of earnest money deposits required in connection with a purchase agreement or other acquisition; and

(19)                          additional Investments (including all such Investments which are then classified as having been made as of the Emergence Date under clause (19) of the definition of Permitted Investments in the Second Lien Notes Indenture) not to exceed the greater of (a) $20.0 million and (b) 2.0% of RTS Total Assets at any one time outstanding, provided that if such Investment is in Capital Stock of a Person that subsequently becomes a RTS Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (19).

“RTS Permitted Liens” means the following types of Liens:

(1)                                 Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which RTS or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2)                                 statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3)                                 Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4)                                 judgment Liens not giving rise to an Event of Default;

(5)                                 easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of RTS or any of its Restricted Subsidiaries;

(6)                                 any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or asset which is not leased property subject to such Capitalized Lease Obligation;

(7)                                 Liens securing RTS Purchase Money Indebtedness; provided, however, that (a) such RTS Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property or equipment and shall not be secured by any property or equipment of RTS or any Restricted Subsidiary of RTS other than the property and equipment so acquired and (b) the Lien securing such RTS Purchase Money Indebtedness shall be created within 90 days of such acquisition;

(8)                                 Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9)                                 Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10)                          Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and setoff;

(11)                          Liens securing Hedging Obligations otherwise permitted under this Indenture;

(12)                          Liens securing Indebtedness under Currency Agreements;

(13)                          Liens securing Acquired Indebtedness incurred in accordance with Section 11.10; provided that:

(a)                                 such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by RTS or a Restricted Subsidiary of RTS and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by RTS or a Restricted Subsidiary of RTS; and

(b)                                 such Liens do not extend to or cover any property or assets of RTS or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of RTS or a Restricted Subsidiary of RTS and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by RTS or a Restricted Subsidiary of RTS;

(14)                          Liens on assets of a Restricted Subsidiary of RTS that is not an RTS Guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under this Indenture;

(15)                          leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of RTS and its Restricted Subsidiaries;

(16)                          banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(17)                          Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(18)                          Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(19)                          Liens on assets of any Restricted Subsidiary of RTS that is not an RTS Guarantor;

(20)                          Liens on assets or Capital Stock of Unrestricted Subsidiaries of RTS;

(21)                          Liens securing insurance premium financing; provided that such Liens do not extend to any property or assets other than the insurance policies and proceeds thereof;

(22)                          Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that is permitted by the terms of this Indenture to be incurred pursuant to clause (2) of Section 11.10(b);

(25)                          other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $25.0 million at any one time outstanding;

(26)                          Liens securing Obligations in respect of any Future Second Lien Indebtedness (as defined in the Second Lien Notes Indenture)  or Junior Priority Indebtedness (as defined in the Second Lien Notes Indenture) permitted to be incurred pursuant to Section 11.10; provided that, with respect to liens securing Obligations permitted under this clause, at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Leverage Ratio of RTS would be no greater than 3.25 to 1.00; provided further that, for purposes of calculating the Consolidated Secured Leverage Ratio pursuant to this clause, the total amount of Indebtedness permitted to be incurred pursuant to clause (2) of Section 11.10(b) shall be deemed to be outstanding and secured by Liens; and

(27)                          Liens incurred to secure obligations in respect of Indebtedness permitted by clause (11) of Section 11.10(b); provided that such Liens do not extend to any additional property or assets other than the Liens securing such Indebtedness being refinanced.

“RTS Purchase Money Indebtedness” means Indebtedness of RTS and its Restricted Subsidiaries, incurred for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment that is used or is useful in a Similar Business (including through the purchase of Capital Stock of any Person owning such assets).

“RTS Refinancing Indebtedness” means any Refinancing by RTS or any Restricted Subsidiary of RTS of Indebtedness incurred in accordance with Section 11.10 (other than pursuant to clauses (2), (4), (5), (6), (7), (8), (9), (10), (12), (13), (14) or (15) of Section 11.10(b)), in each case that does not:

(1)                                 create Indebtedness with an aggregate principal amount in excess of the aggregate principal amount of Indebtedness of such Person being Refinanced (plus accrued interest, premiums paid and the amount of fees and expenses incurred by RTS in connection with such Refinancing); or

(2)                                 create Indebtedness with:  (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the earlier of (i) the final maturity of the Indebtedness being Refinanced or (ii) the final maturity of the Notes plus six months; provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of RTS and the RTS Guarantors (and is not otherwise guaranteed by a Restricted Subsidiary of RTS), then such Refinancing Indebtedness shall be Indebtedness of RTS and/or the RTS Guarantors and (y) if such Indebtedness being Refinanced is subordinate in right of payment to the Notes or any RTS Guarantee, then such Refinancing Indebtedness shall be subordinate in right of payment to the Notes or such RTS Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“RTS Restricted Subsidiaries” means any Subsidiary of RTS which at the time of determination is not an Unrestricted Subsidiary of RTS.  For the avoidance of doubt, any reference in this Indenture with respect to Restricted Subsidiaries of RTS shall mean the RTS Restricted Subsidiaries.

“RTS Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to RTS or a Restricted Subsidiary of RTS of any property, whether owned by RTS or any Restricted Subsidiary of RTS at the Emergence Date or later acquired, which has been or is to be sold or transferred by RTS or such Restricted Subsidiary of RTS to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

“RTS Subordinated Indebtedness” means Indebtedness of the Company, any Guarantor, RTS or any RTS Guarantor that is subordinated or junior in right of payment to the Notes, the Guarantee of such Guarantor or the RTS Guarantee of such RTS Guarantor, as the case may be.

“RTS Total Assets” means, as of any date of determination, after giving pro forma effect to any acquisition of assets on such date, the sum of the amounts that would appear on the consolidated balance sheet of RTS and its Restricted Subsidiaries as the total assets of RTS and its Restricted Subsidiaries.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 405” means Rule 405 promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill, Inc., or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Emergence Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

“SEC” means the United States Securities and Exchange Commission.

“Second Lien Notes” means RTS’s $350.0 million aggregate principal amount of 8 7/8% Senior Secured Second Lien Notes due 2017 issued under an indenture (the “Second Lien Notes Indenture”) dated as of May 10, 2012 among RTS, the guarantors party thereto and Wilmington Trust, National Association, as trustee and collateral agent.

“Secured Indebtedness” means any Indebtedness secured by a Lien other than Indebtedness with respect to Cash Management Services.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means the Security Agreement, dated as of May 13, 2010 among the Company, each Guarantor and the Collateral Agent, as amended, amended and restated or modified from time to time.

“Security Documents” means any security agreements, pledge agreements (including the Security Agreement), collateral assignments, mortgages, deeds of trust, trust deeds or other instruments evidencing or creating or purporting to create any security interests in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders of the Notes in all or any portion of the Collateral, as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time.

“Shareholders Agreement” means that certain Amended and Restated Securityholders Agreement, dated as of March 25, 2008, by and among Radiation Therapy Investments, LLC and the securityholders party thereto, as amended by that certain Amendment No. 1 to the Amended and Restated Securityholders Agreement, dated as of June 11, 2012.

“Significant Subsidiary,” with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

“Similar Business” means any business conducted or proposed to be conducted by RTS and its Restricted Subsidiaries on the Emergence Date or any business that is the same, similar, complementary, reasonably related, incidental or ancillary thereto or a reasonable extension thereof, or other businesses to the extent as would not be material to the Company and its Subsidiaries taken as a whole or RTS and its Subsidiaries taken as a whole, as applicable.

“Specified Centers” means outpatient radiation oncology treatment centers for which affiliates of the Company provide management services as of the Emergence Date located in the following market areas: (i) Fountain Valley, California, (ii) Anaheim, California, (iii) Placentia, California and (iv) Santa Maria, California.

“Strategic Investors” means physicians, hospitals, health systems, other healthcare providers, other healthcare companies and other similar strategic joint venture partners which joint venture partners are actively involved in the day-to-day operations of providing radiation therapy and related services, or, in the case of physicians, that have retired therefrom, individuals who are former owners or employees of radiation therapy facilities purchased by the Company or any of its Restricted Subsidiaries.

“Subordinated Indebtedness” means Indebtedness of the Company, any Guarantor, RTS or any RTS Guarantor that is subordinated or junior in right of payment to the Notes, the Guarantee of such Guarantor, or the RTS Guarantee of RTS or such RTS Guarantor, as the case may be.

“Subordinated Notes” means RTS’s $376.25 million aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2017 issued under an indenture (the “Subordinated Notes Indenture”) dated as of April 20, 2010 among RTS, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

“Subordination Agreement” means a subordination agreement, providing for the subordination of Indebtedness to the Obligations under the Notes and the Guarantees, in form and substance substantially similar to Exhibit G hereto.

“Subsidiary,” with respect to any Person, means:

(1)                                 any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2)                                 any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Surviving Person” means the surviving Person formed by a merger, consolidation or amalgamation and, for purposes of Section 5.01 hereof, a Person to whom all or substantially all of the properties or assets of the Company or any Guarantor is sold, assigned, transferred, conveyed or otherwise disposed of.

“Test Period” means, as of any date of measurement, the prior 12 consecutive months ending on such date of measurement.

“TIA” means the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder.

“Treasury Rate” means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to September 30, 2015; provided, however, that if the period from such Redemption Date to September 30, 2015 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Redemption Date to September 30, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this instrument until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean such successor Trustee.

“Uniform Commercial Code” or “UCC” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Definitive Notes” means one or more Definitive Notes that do not and are not required to bear the Private Placement Legend.

“Unrestricted Global Notes” means one or more Global Notes that do not and are not required to bear the Private Placement Legend and are deposited with and registered in the name of the Depositary or its nominee.

“Unrestricted Subsidiary” of any Person means:

(1)                                 any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)                                 any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary of the Company or RTS or any Restricted Subsidiary of RTS, as applicable, that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(1)                                 the Company or RTS delivers an Officers’ Certificate to the Trustee that such designation complies with Section 4.10 or Section 11.11, as applicable; and

(2)                                 each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries or RTS or any of its Restricted Subsidiaries, as applicable (other than the Capital Stock of Unrestricted Subsidiaries).

For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with Section 4.10 or 11.11, as applicable, the portion of the fair market value of the net assets of such Subsidiary of the Company or RTS, as applicable, at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries in such Subsidiary or RTS and its Restricted Subsidiaries in such Subsidiary, as applicable, in each case as determined in good faith by the Board of Directors of the Company or RTS, as applicable, shall be deemed to be an Investment.  Such designation will be permitted only if such Investment would be permitted at such time under Section 4.10 or Section 11.11, as applicable.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1)                                 immediately after giving effect to such designation, (a) in the case of the designation of an Unrestricted Subsidiary of the Company, the Company is able to incur at least $1.00 of additional Indebtedness (other than Indebtedness permitted to be incurred under Section 4.09(b)) in compliance with Section 4.09, or (b) in the case of the designation of an Unrestricted Subsidiary of RTS, RTS is able to incur at least $1.00 of additional Indebtedness (other than Indebtedness permitted to be incurred under Section 11.10(b)) in compliance with Section 11.10; and

(2)                                 immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Securities” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.  Solely for purposes of this definition, “Capital Stock” shall mean: (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

SECTION 1.02.           Other Definitions.

Term	Defined in Section

“Acceleration Notice”	6.02
“Authentication Order”	2.02
“Change of Control Offer”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“External Affiliate Transaction”	4.14
“incur”	4.09
“Internal Affiliate Transaction”	4.14
“Legal Defeasance”	8.02
“Losses”	7.07
“Net Proceeds Offer”	4.12
“Net Proceeds Offer Amount”	4.12
“Net Proceeds Offer Payment Date”	4.12
“Net Proceeds Offer Trigger Date”	4.12
“Offer Amount”	3.09
“Offer Period”	3.09
“Offer to Purchase”	3.09
“Paying Agent”	2.03
“Purchase Date”	3.09
“Reference Date”	4.10
“Registrar”	2.03
“Replacement Assets”	4.12
“Restricted Payment”	4.10
“RTS Contribution Indebtedness”	4.10
“RTS Affiliate Transaction	11.15
“RTS Net Proceeds Offer	11.13
“RTS Net Proceeds Offer Amount	11.13
“RTS Net Proceeds Offer Payment Date”	11.13

Term	Defined in Section

“RTS Net Proceeds Offer Trigger Date	11.13
“RTS Reference Date”	11.11
“RTS Replacement Assets”	11.13
“RTS Restricted Payment”	11.11
“Security Register”	2.03
“Surviving Entity”	5.01
“Trustee”	12.02

SECTION 1.03.                                   Incorporation by Reference of Trust Indenture Act.

(a)                                 Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

(b)                                 The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes and the Guarantees;

“indenture security holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes means the Company and any successor obligor upon the Notes.

(c)                                  All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA and not otherwise defined herein have the meanings so assigned to them.

SECTION 1.04.                                   Rules of Construction.

Unless the context otherwise requires:

(i)                                     a term has the meaning assigned to it;

(ii)                                  an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(iii)                               “or” is not exclusive;

(iv)                              words in the singular include the plural, and in the plural include the singular;

(v)                                 all references in this instrument to “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and subdivisions of this Indenture;

(vi)                              the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.

(vii)                           “including” means “including without limitation;”

(viii)                        provisions apply to successive events and transactions; and

(ix)                              references to sections of or rules under the Securities Act, the Exchange Act or the TIA shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time thereunder.

ARTICLE 2.

THE NOTES

SECTION 2.01.                                   Form and Dating.

(a)                                 General.  The Notes and the Trustee’s certificate of authentication shall be substantially in the form included in Exhibit A hereto, which is hereby incorporated in and expressly made part of this Indenture.  The Notes may have notations, legends or endorsements required by law, exchange rule or usage in addition to those set forth on Exhibit A. Each Note shall be dated the date of its authentication.  The Notes shall be only in minimum denominations of $1.00 principal amount and integral multiples of $1.00 in excess thereof.  The terms and provisions contained in the Notes shall constitute a part of this Indenture and the Company, the Guarantors, Holdings, RTS, the RTS Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  To the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.  The Escrowed Notes shall be initially issued as Definitive Notes.

(b)                                 Form of Notes.  Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Each Global Note shall represent such aggregate principal amount of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions and transfers of interests therein.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.  Any Notes that are evidenced by Restricted Global Notes or Restricted Definitive Notes may be transferred to Institutional Accredited Investors (in which case they shall be evidenced by Definitive Notes or by an IAI Global Note).

(c)                                  Book-Entry Provisions.  This Section 2.01(c) shall apply only to Global Notes deposited with the Trustee, as Custodian for the Depositary.  Participants shall have no rights under this Indenture or any Global Note with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Custodian for the Depositary, and the Depositary shall be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants, the Applicable Procedures or the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(d)                                 Euroclear and Clearstream Procedures Applicable.  The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream” and “Customer Handbook” of Clearstream, or any successor publications, shall be applicable to transfers of beneficial interests in Global Notes that are held by Participants through Euroclear or Clearstream.

(e)                                  Certificated Securities.  The Company shall exchange Global Notes for Definitive Notes only if:  (i) at any time the Depositary notifies the Company that it is unwilling or unable to continue to act as Depositary for the Global Notes or if at any time the Depositary ceases to be a clearing agency registered under the

Exchange Act, and, in either case, the Company shall not have appointed a successor Depositary within 90 days after the Company receives such notice or becomes aware of such ineligibility, (ii) the Company, at its option, determines that the Global Notes shall be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee or (iii) upon written request of a Holder if a Default or Event of Default shall have occurred and be continuing.

Upon the occurrence of any of the events set forth in clause (i), (ii) or (iii) above, the Company shall execute, and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver, Definitive Notes, in authorized denominations, in an aggregate principal amount equal to the principal amount of the Global Notes in exchange for such Global Notes.

Upon the exchange of a Global Note for Definitive Notes, such Global Note shall be cancelled by the Trustee or an agent of the Company or the Trustee.  Definitive Notes issued in exchange for a Global Note pursuant to this Section 2.01 shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its Participants or its Applicable Procedures, shall instruct the Trustee or an agent of the Company or the Trustee in writing.  The Trustee or such agent shall deliver such Definitive Notes to or as directed by the Persons in whose names such Definitive Notes are so registered or to the Depositary.

SECTION 2.02.                                   Execution and Authentication.

(a)                                 One Officer shall execute the Notes on behalf of the Company by manual or facsimile signature.

(b)                                 If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated by the Trustee, the Note shall nevertheless be valid.

(c)                                  A Note shall not be valid until authenticated by the manual signature of a Responsible Officer of the Trustee.  The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

(d)                                 The Trustee shall, upon a written order of the Company signed by an Officer (an “Authentication Order”), authenticate Notes for issuance.

(e)                                  The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes.  Unless otherwise provided in such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent shall have the same rights as the Trustee to deal with Holders, the Company or an Affiliate of the Company.

SECTION 2.03.                                   Registrar And Paying Agent.

(a)                                 The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”).  The Registrar shall keep a register (the “Security Register”) of the Notes and of their transfer and exchange.  The Company may appoint one or more co-registrars and one or more additional paying agents.  The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent.  The Company may change any Paying Agent or Registrar without notice to any Holder.  The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture.  If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such.  The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(b)                                 The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

(c)                                  The Company initially appoints the Trustee to act as Registrar and Paying Agent and to act as Custodian with respect to the Global Notes, and the Trustee hereby agrees so to initially act.

SECTION 2.04.                                   Paying Agent To Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee of any default by the Company in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all funds held by it relating to the Notes to the Trustee.  The Company at any time may require a Paying Agent to pay all funds held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for such funds.  If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all funds held by it as Paying Agent.  Upon any Event of Default under Section 6.01 hereof relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.05.                                   Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA Section 312(a).  If the Trustee is not the Registrar, the Company shall furnish or cause to be furnished to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date or such shorter time as the Trustee may allow, as the Trustee may reasonably require of the names and addresses of the Holders and the Company shall otherwise comply with TIA Section 312(a).

SECTION 2.06.                                   Transfer and Exchange.

(a)                                 Transfer and Exchange of Global Notes.  A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.  Upon the occurrence of any of the events set forth in Section 2.01(e) above, Definitive Notes shall be issued in denominations of $1.00 or integral multiples of $1.00 in excess thereof and in such names as the Depositary shall instruct the Trustee in writing.  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof.  Except as provided above, every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note.  A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), and beneficial interests in a Global Note may not be transferred and exchanged other than as provided in Section 2.06(b), (c) or (f) hereof.

(b)                                 Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.  Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act.  Transfers of beneficial interests in the Global Notes also shall require compliance with either clause (i) or (ii) below, as applicable, as well as one or more of the other following clauses, as applicable:

(i)                                     Transfer of Beneficial Interests in the Same Global Note.  Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend and any Applicable Procedures.  Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note.  Except as may be required by any Applicable Procedures, no written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii)                                  All Other Transfers and Exchanges of Beneficial Interests in Global Notes.  In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A)(1) a written order from a Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B)(1) a written order from a Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (B)(1) above.  Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(i) hereof.

(iii)                               Transfer of Beneficial Interests in a Restricted Global Note to Another Restricted Global Note.  A holder of a beneficial interest in a Restricted Global Note may transfer such beneficial interest to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar receives the following:

(A)                               if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof or, if permitted by the Applicable Procedures, item (3) thereof;

(B)                               if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)                               if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications and certificates (including the certificate in the form of Exhibit D hereto) in item (3)(d) thereof, if applicable;

(iv)                              Transfer or Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note.  A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar receives the following:

(A)                               if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B)                               if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Company or Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company or Registrar to the effect that such exchange or transfer complies with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to clause (A) or (B) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall execute and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to clause (A) or (B) above.

(v)                                 Transfer or Exchange of Beneficial Interests in an Unrestricted Global Note for Beneficial Interests in a Restricted Global Note Prohibited.  Beneficial interests in an Unrestricted Global Note may not be exchanged for, or transferred to Persons who take delivery thereof in the form of, beneficial interests in a Restricted Global Note.

(c)                                  Transfer and Exchange of Beneficial Interests in Global Notes for Definitive Notes.

(i)                                     Transfer or Exchange of Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes.  Subject to Section 2.06(a) hereof, if any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A)                               if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)                               if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)                               if such beneficial interest is being transferred to a “non-U.S. Person” in an offshore transaction (as defined in Section 902(k) of Regulation S) in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)                               if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)                                if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F)                                 if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (C) above, a certificate from such Holder to the effect set forth in Exhibit B hereto, including the certifications required by item (3)(d) thereof, if applicable, the Trustee shall reduce or cause to be reduced in a corresponding amount pursuant to Section 2.06(i) hereof, the aggregate principal amount of the applicable Restricted Global Note, and the Company shall execute and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver a Restricted Definitive Note in the appropriate principal amount to the Person designated by the holder of such beneficial interest in the instructions delivered to the Registrar by the Depositary and the applicable Participant on behalf of such holder.  Any Restricted Definitive Note issued in exchange for beneficial interests in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall designate in such instructions.  The Trustee shall deliver such Restricted Definitive Notes to the Persons in whose names such Notes are so registered.  Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)                                  Transfer or Exchange of Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes.  Subject to Section 2.06(a) hereof, a holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(1)                                 if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2)                                 if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the  form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Company or Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company or Registrar to the effect that such exchange or transfer complies with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of any of the conditions of any of the clauses of this Section 2.06(c)(ii), the Company shall execute and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver an Unrestricted Definitive Note in the appropriate principal amount to the Person designated by the holder of such beneficial interest in instructions delivered to the Registrar by the Depositary and the applicable Participant on behalf of such holder, and the Trustee shall reduce or cause to be reduced in a corresponding amount pursuant to Section 2.06(i), the aggregate principal amount of the applicable Restricted Global Note.

(iii)                               Transfer or Exchange of Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes.  Subject to Section 2.06(a) hereof, if any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note, then, upon satisfaction of the applicable conditions set forth in Section 2.06(b)(i) hereof, the Trustee shall reduce or cause to be reduced in a corresponding amount pursuant to Section 2.06(i) hereof, the aggregate principal amount of the applicable Unrestricted Global Note, and the Company shall execute, and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver an Unrestricted Definitive Note in the appropriate principal amount to the Person designated by the holder of such beneficial interest in instructions delivered to the Registrar by the Depositary and the applicable Participant on behalf of such holder.  Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall designate in such instructions.  The Trustee shall deliver such Unrestricted Definitive Notes to the Persons in whose names such Notes are so registered.  Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) shall not bear the Private Placement Legend.

(d)                                 Transfer and Exchange of Definitive Notes for Beneficial Interests in the Global Notes.

(i)                                     Transfer or Exchange of Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes.  If any holder of a Restricted Definitive Note proposes to exchange such Restricted Definitive Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)                               if the holder of such Restricted Definitive Note proposes to exchange such Restricted Definitive Note for a beneficial interest in a Restricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)                               if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)                               if such Restricted Definitive Note is being transferred to a “non-U.S. Person” in an offshore transaction (as defined in Rule 902(k) of Regulation S) in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)                               if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)                                if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F)                                 if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (C) above, a certificate from such Holder to the effect set forth in Exhibit B, including the certifications required by item (3)(d) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased in a corresponding amount pursuant to Section 2.06(i) hereof, the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, a 144A Global Note, in the case of clause (C) above, a Regulation S Global Note, and in the case of clause (F) above, the IAI Global Note.

(ii)                                  Transfer or Exchange of Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A holder of a Restricted Definitive Note may exchange such Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A)                               if the holder of such Restricted Definitive Note proposes to exchange such Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B)                               if the holder of such Restricted Definitive Note proposes to transfer such Restricted Definitive Note to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Company or Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company or  Registrar to the effect that such exchange or transfer shall be effected in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend shall no longer be required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the clauses in this Section 2.06(d)(ii), the Trustee shall cancel such Restricted Definitive Note and increase or cause to be increased in a corresponding amount pursuant to Section 2.06(i) hereof, the aggregate principal amount of the Unrestricted Global Note.

(iii)                               Transfer or Exchange of Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A holder of an Unrestricted Definitive Note may exchange such Unrestricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased in a corresponding amount pursuant to Section 2.06(i) hereof the aggregate principal amount of one of the Unrestricted Global Notes.

(iv)                              Transfer or Exchange of Unrestricted Definitive Notes to Beneficial Interests in Restricted Global Notes Prohibited.  An Unrestricted Definitive Note may not be exchanged for, or transferred to Persons who take delivery thereof in the form of, beneficial interests in a Restricted Global Note.

(v)                                 Issuance of Unrestricted Global Notes.  If any such exchange or transfer of a Definitive Note for a beneficial interest in an Unrestricted Global Note is effected pursuant to clause (ii)(A), (ii)(B) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)                                  Transfer and Exchange of Definitive Notes for Definitive Notes.  Upon request by a holder of Definitive Notes and such holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes.  Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such holder.  In addition, the requesting holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(i)                                     Transfer of Restricted Definitive Notes to Restricted Definitive Notes.  Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)                               if the transfer will be made pursuant to Rule 144A, a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)                               if the transfer will be made pursuant to Rule 903 or Rule 904, a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)                               if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(ii)                                  Transfer or Exchange of Restricted Definitive Notes to Unrestricted Definitive Notes.  Any Restricted Definitive Note may be exchanged by the holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(A)                               if the holder of such Restricted Definitive Note proposes to exchange such Restricted Definitive Notes for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B)                               if the holder of such Restricted Definitive Notes proposes to transfer such Restricted Definitive Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Company or Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Company or Registrar to the effect that such exchange or transfer complies with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the clauses of this Section 2.06(e)(ii), the Trustee shall cancel the prior Restricted Definitive Note and the Company shall execute, and upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver an Unrestricted Definitive Note in the appropriate aggregate principal amount to the Person designated by the holder of such prior Restricted Definitive Note in instructions delivered to the Registrar by such holder.

(iii)                               Transfer of Unrestricted Definitive Notes to Unrestricted Definitive Notes.  A holder of Unrestricted Definitive Notes may transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note.  Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the holder thereof.

(f)                                   Delivery of Escrowed Notes.  Upon any release of the Escrowed Notes from escrow in which such Escrowed Notes are required to be delivered to Holders pursuant to the terms of the Escrow Agreement, the Escrowed Notes shall be exchanged for a beneficial interest in an Unrestricted Global Note without any further action from any Holder who will receive an interest in the applicable Note, unless such action is requested by the Trustee.  Upon receipt by the Trustee for delivery to the Holders of the Escrowed Notes in accordance with the Escrow Agreement, the Company shall direct the Trustee to cancel the Escrowed Notes and the Company, in conjunction with the Trustee, shall, in connection with any delivery of the Escrowed Notes to the Holders in accordance with the provisions of the Escrow Agreement, increase or cause to be increased, in a corresponding amount to the Escrowed Notes so cancelled, pursuant to Section 2.06(i) hereof the aggregate principal amount of the Unrestricted Global Notes.  Notwithstanding anything to the contrary in this Indenture and the Escrow Agreement, the Trustee shall have no liability with respect to any failed delivery of the Escrowed Notes to the applicable Holders and the Trustee shall have no obligation in connection with or liability for the failure of the Depositary to effect the delivery of the Escrowed Notes to the applicable Holders and provided further that in the event of any failed delivery of Escrowed Notes to the applicable holders, the Company, and not the Trustee, shall have the obligation to determine what actions should be taken, and will take such actions or direct the Trustee or other applicable agent to take such action.

(g)                                  Legends.  The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i)                                     Private Placement Legend.

(A)                               Except as permitted by clause (B) below, unless and until (y) with respect to a Restricted Global Note, the Private Placement Legend has been removed from such Restricted Global Note in accordance with clause (b)(iv), (c)(ii), (d)(ii) or (e)(ii) to this Section 2.06, or (z) the Company determines and there is delivered to the Trustee an Opinion of Counsel reasonably satisfactory to the Company and the Trustee to the effect that the following legend and the related restrictions on transfer are not required in order to maintain compliance with the provisions of the Securities Act, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.  EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.  THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE.  NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.”

(B)                               Notwithstanding the foregoing, any Global Note or Definitive Note issued in respect of any Initial Notes and any Global Note or Definitive Note issued pursuant to clause (b)(iv), (c)(ii), (c)(iii), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f) to this Section 2.06 other than to an Affiliate of the Company (and all Notes issued in replacement or substitution thereof) shall not bear the Private Placement Legend.

(ii)                                  Global Note Legend.  Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A

WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.  UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(h)                                 Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes or is redeemed, repurchased or cancelled in part, the aggregate principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Custodian at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, the aggregate principal amount of such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Custodian at the direction of the Trustee to reflect such increase.

(i)                                     General Provisions Relating to Transfers and Exchanges.

(i)                                     No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any stamp or transfer tax or similar governmental charge payable in connection therewith (other than any such stamp or transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.12, 4.15 and 9.05 hereof).

(ii)                                  All Global Notes and Definitive Notes issued upon any registration or transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

(iii)                               Neither the Registrar nor the Company shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the date of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date (including a Regular Record Date) and the next succeeding Interest Payment Date.

(iv)                              Prior to due presentment for the registration of transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium, if any, and interest on such Note and for all other purposes, in each case regardless of any notice to the contrary.

(v)                                 All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted, at the Trustee’s discretion, via electronic transmission.

(vi)                              Each Holder agrees to provide reasonable indemnity to the Company and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provisions of this Indenture and/or applicable United States federal or state securities law.

(vii)                           The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restriction on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including transfers between or among beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(viii)                        Neither the Trustee nor any Agent shall have responsibility for any actions taken or not taken by the Depository.

(j)                                    Transfers of Notes Held by Affiliates.  Any certificate (i) evidencing a Note that has been transferred to an affiliate (as defined in Rule 405) of the Company within one year after the Issue Date, as evidenced by a notation on the assignment form for such transfer or in the representation letter delivered in respect thereof, or (ii) evidencing a Note that has been acquired from an affiliate (other than by an affiliate) in a transaction or a chain of transactions not involving any public offering shall, until one year after the last date on which either the Company or any affiliate of the Company was an owner of such Note, in each case, be in the form of a permanent Definitive Note and bear the Private Placement Legend subject to the restrictions in Section 2.06(g)(i).  The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 2.06.  The Company, at its sole cost and expense, shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

SECTION 2.07.                                   Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate a replacement Note.  The Holder of such Note shall provide an affidavit of loss and indemnity that is sufficient, in the judgment of each of the Trustee and  the Company, to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer in connection with such replacement.  If required by the Company, such Holder shall reimburse the Company for its reasonable expenses in connection with such replacement.

Every replacement Note issued in accordance with this Section 2.07 shall be the valid obligation of the Company, evidencing the same debt as the destroyed, lost or stolen Note, and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.08.                                   Outstanding Notes.

(a)                                 The Notes outstanding at any time shall be the entire principal amount of Notes represented by all of the Global Notes and Definitive Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those subject to reductions in beneficial interests effected by the Trustee in accordance with Section 2.06 hereof, and those described in this Section 2.08 as not outstanding.  Except as set forth in Section 2.09 hereof, a Note shall not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; provided, however, that Notes held by the Company or a Subsidiary of the Company shall be deemed not to be outstanding for purposes of Section 3.07(c) hereof.

(b)                                 If a Note is replaced pursuant to Section 2.07 hereof, it shall cease to be outstanding unless the Trustee receives proof satisfactory to it that the replaced note is held by a bona fide purchaser.

(c)                                  If the principal amount of any Note is considered paid under Section 4.01 hereof, it shall cease to be outstanding and interest on it shall cease to accrue.

(d)                                 If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date, a Purchase Date or a maturity date, funds sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.09.                                   Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Affiliate of the Company, and Notes held in escrow pursuant to the Escrow Agreement, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned or held shall be so disregarded.  Upon request of the Trustee, the Company shall promptly furnish to the Trustee an Officer’s Certificate listing and identifying all Notes, if any, known by the Company to be owned by owned by the Company or any Affiliate of the Company, and the Trustee shall be entitled to accept such Officer’s Certificate as conclusive evidence of the facts therein set forth and of the fact that all Notes not listed therein are outstanding for the purpose of any such determination.

SECTION 2.10.                                   Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee.  Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Global Notes or Definitive Notes in exchange for temporary Notes, as applicable.  After preparation of Definitive Notes, the Temporary Notes will be exchangeable for Definitive Notes upon surrender of the Temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.11.                                   Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation.  The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  Upon sole direction of the Company, the Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation.  Certification of the cancellation of all cancelled Notes shall be delivered to the Company from time to time upon request.  The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12.                                   Payment of Interest; Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof.  The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment.  The Company shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 5 Business Days prior to the related Interest Payment Date for such defaulted interest.  At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related Interest Payment Date and the amount of such interest to be paid.

SECTION 2.13.                                   CUSIP or ISIN Numbers.

The Company in issuing the Notes may use “CUSIP” and/or “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” and/or “ISIN” numbers in notices of redemption or Offers to Purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or notice of an Offer to Purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or Offer to Purchase shall not be affected by any defect in or omission of such numbers.  The Company shall promptly notify the Trustee in writing of any change in the “CUSIP” and/or “ISIN” numbers.

SECTION 2.14.                                   Record Date.

The record date for purposes of determining the identity of Holders of Notes entitled to vote or consent to any action by vote or consent or permitted under this Indenture shall be determined as provided for in TIA Section 316(c).

ARTICLE 3.

REDEMPTION AND PREPAYMENT

SECTION 3.01.                                   Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date (or such shorter period as is acceptable to the Trustee), an Officers’ Certificate setting forth (a) the applicable section of this Indenture pursuant to which the redemption shall occur, (b) the redemption date, (c) the principal amount of Notes to be redeemed and (d) the redemption price.

SECTION 3.02.                                   Selection of Notes To Be Redeemed.

In the event that the Company chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:

(1)                                 to the extent the Trustee has received written notice from the Company that the Notes are listed on a national securities exchange, in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed;

(2)                                 by lot or such other similar method in accordance with applicable procedures of the Depositary (if the Notes are Global Notes); or

(3)                                 if there are no such requirements of such exchange or the Depositary, on a pro rata basis.

No Notes of a principal amount of $1.00 or less shall be redeemed in part. If a partial redemption is made with the proceeds of an Equity Offering, the Trustee will select the Notes in accordance with this Section 3.02.

SECTION 3.03.                                   Notice of Redemption.

At least 30 days but not more than 60 days prior to a redemption date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at such Holder’s registered address appearing in the Security Register, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance pursuant to Article 8 hereof or a satisfaction and discharge pursuant to Article 12 hereof.

The notice shall identify the Notes to be redeemed and shall state:

(a)                                 CUSIP/ISIN Numbers

(b)                                 the redemption date;

(c)                                  the appropriate method for calculation of the redemption price, but need not include the redemption price itself; the actual redemption price shall be set forth in an Officers’ Certificate delivered to the Trustee no later than two (2) Business Days prior to the redemption date;

(d)                                 if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, if applicable, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(e)                                  the name and address of the Paying Agent;

(f)                                   that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(g)                                  that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(h)                                 the applicable section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(i)                                     that no representation is made as to the correctness of the CUSIP and/or ISIN numbers, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee, at least 45 days (or such shorter period as is acceptable to the Trustee), prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice (in the name and at the expense of the Company) and setting forth the information to be stated in such notice as provided in this Section 3.03.

SECTION 3.04.                                   Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption shall become irrevocably due and payable on the redemption date at the redemption price.  A notice of redemption may not be conditional.

SECTION 3.05.                                   Deposit of Redemption Price.

On or prior to 11:00 a.m. Eastern time on the Business Day prior to any redemption date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and, if applicable, accrued and unpaid interest on all Notes to be redeemed on that date, and the Trustee or Paying Agent, as applicable, shall invest such proceeds, until such use to pay the redemption price, as directed by the Company in cash or Cash Equivalents.  The Trustee or the Paying Agent shall promptly, and in any event within two (2) Business Days after the redemption date, return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest, if any, on, all Notes to be redeemed.

If the Company has deposited with the Trustee or Paying Agent funds sufficient to pay the redemption or purchase price of, and accrued and unpaid interest, if any, on all Notes to be redeemed or purchased, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for purchase or redemption in accordance with Section 2.08(d) hereof, whether or not such Notes are presented for payment.  If a Note is redeemed on or after a Regular Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such Regular Record Date.  If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

SECTION 3.06.                                   Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company shall issue and, upon receipt of an authentication order in accordance with Section 2.02 hereof, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

SECTION 3.07.                                   Optional Redemption.

(a)                                 Except as set forth in clauses (b) and (c) of this Section 3.07, the Notes shall not be redeemable before September 30, 2015.  Thereafter, the Company may redeem the Notes, in whole or in part, after giving the notice required pursuant to Section 3.03 hereof, at the redemption prices (expressed as percentages of the principal amount thereof set forth below), plus accrued and unpaid interest, if any, thereon to the applicable redemption date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the periods set forth below:

Year	Percentage
September 30, 2015 through but excluding February 15, 2016	106.000%
February 15, 2016 through but excluding July 31, 2016	103.000%
July 31, 2016 and thereafter	100.000%

(b)                                 At any time prior to September 30, 2015, the Notes may also be redeemed or purchased (by the Company or any other Person) in whole or in part, at the Company’s option, at a price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the date of redemption or purchase (the “Redemption Date”) (subject to the right of Holders of record on the Regular Record Date to receive interest due on the relevant Interest Payment Date).  Such redemption or purchase may be made after giving the notice required pursuant to Section 3.03 hereof.  The Company may provide in such notice that payment of such price and performance of the Company’s obligations with respect to such redemption or purchase may be performed by another Person.  Any such redemption, purchase or notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent.

(c)                                  At any time, or from time to time, on or prior to September 30, 2015, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the principal amount of the Notes at a redemption price of 111.75% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the Redemption Date; provided that:

(1)                                 at least 65% of the principal amount of Notes originally issued under this Indenture remains outstanding immediately after any such redemption; and

(2)                                 the Company makes such redemption not more than 90 days after the consummation of any such Equity Offering.

SECTION 3.08.                                   Mandatory Redemption.

The Company will not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 3.09.                                   Offers to Repurchase by Application of Net Cash Proceeds.

(a)                                 In the event that, pursuant to Section 4.12 or Section 11.13 hereof, the Company or RTS shall be required to commence a Net Proceeds Offer or an RTS Net Proceeds Offer, it shall follow the procedures specified below.

(b)                                 The Net Proceeds Offer or RTS Net Proceeds Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”).  No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Company or RTS, as applicable, shall apply all Net Cash Proceeds (the “Offer Amount”) to the purchase of Notes, or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Net Proceeds Offer or RTS Net Proceeds Offer.  Payment for any Notes so purchased shall be made in the same manner as interest payments are made in accordance with Section 4.01 hereof.

(c)                                  If the Purchase Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Regular Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Net Proceeds Offer or RTS Net Proceeds Offer.

(d)                                 Upon the commencement of a Net Proceeds Offer or RTS Net Proceeds Offer, the Company shall send, by first-class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Net Proceeds Offer or RTS Net Proceeds Offer.  The Net Proceeds Offer or RTS Net Proceeds Offer shall be made to all Holders.  The notice, which shall govern the terms of the Net Proceeds Offer or RTS Net Proceeds Offer, shall state:

(i)                                     that the Net Proceeds Offer is being made pursuant to this Section 3.09 and Section 4.12 (or in the case of an RTS Net Proceeds Offer, Section 11.13) hereof and the length of time the Net Proceeds Offer or RTS Net Proceeds Offer shall remain open;

(ii)                                  the Offer Amount, the purchase price and the Purchase Date;

(iii)                               that any Note not properly tendered or accepted for payment will remain outstanding and shall continue to accrue interest in accordance with the terms hereof;

(iv)                              that, unless the Company  or RTS defaults in making such payment, any Note accepted for payment pursuant to the Net Proceeds Offer or RTS Net Proceeds Offer shall cease to accrue interest on the Purchase Date;

(v)                                 that Holders electing to have a Note purchased pursuant to a Net Proceeds Offer or RTS Net Proceeds Offer may elect to have Notes purchased in integral multiples of $1.00 only;

(vi)                              that Holders electing to have a Note purchased pursuant to any Net Proceeds Offer or RTS Net Proceeds Offer shall be required to surrender such Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Company, the Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice prior to the close of business at least three Business Days before the Purchase Date;

(vii)                           that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased;

(viii)                        that, if the aggregate principal amount of Notes surrendered by the holders thereof exceeds the Offer Amount, the Trustee shall select the Notes to be purchased on a pro rata basis based on the principal amount of the Notes tendered (with such adjustments as may be deemed appropriate by the Trustee, so that only Notes in denominations of $1.00, or integral multiples of $1.00 thereafter, shall remain after such purchase); and

(ix)                              that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased (to the extent that such unpurchased portion is equal to $1.00 in principal amount or an integral multiples of $1.00 thereafter) portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(e)                                  On or before the Purchase Date, the Company shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered and not withdrawn pursuant to the Net Proceeds Offer or RTS Net Proceeds Offer, or if less than the Offer Amount has been tendered, all Notes promptly tendered and not withdrawn and (2) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of such Notes or portions thereof so accepted for payment by the Company in accordance with this Section 3.09.

(f)                                   The Company, RTS, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered and not withdrawn by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided that each such new Note shall be in a principal amount of $1.00 or an integral multiple of $1.00 in excess thereof.  Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.  The Company shall publicly announce the results of the Net Proceeds Offer or RTS Net Proceeds Offer on, or as soon as practicable after, the Purchase Date.

(g)                                  Other than as specifically provided in this Section 3.09 or Section 4.12 or Section 11.13 hereof, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4.

COVENANTS

SECTION 4.01.                                   Payment of Notes.

The Company shall pay or cause to be paid the principal of, premium, if any, and interest on, the Notes on the dates and in the manner provided in this Indenture and the Notes.  Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m.  Eastern Time on the due date, subject to Section 3.05, money deposited by the Company in immediately available United States dollars and designated for and sufficient to pay all principal, premium, if any, and interest then due.  Such Paying Agent shall return to the Company promptly, and in any event, no later than five (5) Business Days following the date of payment, any money (including accrued interest) that exceeds such amount of principal, premium, if any, and interest paid on the Notes.  If a payment date is not a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day, and no interest shall accrue on such payment for the intervening period.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods), from time to time on demand at the same rate to the extent lawful.

Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 4.02.                                   Maintenance of Office or Agency.

(a)                                 The Company shall maintain an office or agency (which may be an office or drop facility of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be presented or surrendered for registration of transfer or for exchange.  The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made or served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations and surrenders.

(b)                                 The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations.  The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c)                                  The Company hereby designates the Corporate Trust Office of the Trustee, as one such office, drop facility or agency of the Company in accordance with Section 2.03 hereof.

SECTION 4.03.                                   Reports.

(a)                                 So long as any Notes are outstanding, the Company will furnish to the Trustee:

(1)                                 within 105 days (120 days in the case of the fiscal year containing the Emergence Date) after the end of each fiscal year, audited annual financial statements prepared in accordance with GAAP (subject to the absence of footnotes),

(2)                                 within 60 days after the end of each of the first three fiscal quarters of each fiscal year, unaudited quarterly financial statements prepared in accordance with GAAP (subject to the absence of footnotes), and

(3)                                 within the time periods required in a Current Report on Form 8-K under the Exchange Act, if the Company were required to file such reports, reports containing substantially the same information required to be contained in a Form 8-K pursuant to Item 1.01 (Entry into a Material Definitive Agreement), 1.02 (Termination of a Material Definitive Agreement), 2.01 (Completion of Acquisition or Disposition of Assets), 2.03 (Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant), 2.04 (Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement), 4.01 (Changes in Registrant’s Certifying Accountant), 4.02 (Non-Reliance of Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review), 5.01 (Changes in Control of Registrant), 5.02 (Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers), or 5.05 (Amendments to Articles of Incorporation or By-Laws; Change in Fiscal Year) thereof.

(b)                                 If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements, of the financial condition and results of operations of the Company and its Restricted Subsidiaries.

(c)                                  In addition, the Company and the Guarantors have agreed that they will make available to the Holders and to prospective investors, upon the request of such Holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

(d)                                 The Company will provide the foregoing reports via a public or non-public website to which beneficial owners of, and prospective investors in, the Notes, are given access and to which the reports required by this Section 4.03 are posted.

Delivery of such reports, information and documents to the Trustee pursuant to this Section 4.03 is for informational purposes only, and the Trustee’s receipt thereof shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

SECTION 4.04.                                   Compliance Certificate.

(a)                                 The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year, commencing with the fiscal year ended December 31, 2013, an Officers’ Certificate stating that a review of the activities of the Company, the Guarantors and their respective Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company, the Guarantors and their respective Subsidiaries have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company, the Guarantors and their respective Subsidiaries have kept, observed, performed and fulfilled each and every covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, or interest on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b)                                 The Company shall otherwise comply with TIA Section 314(a)(2).

(c)                                  The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any event that with the giving of notice and/or the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

SECTION 4.05.                                   Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies, except such as are being contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

SECTION 4.06.                                   Stay, Extension and Usury Laws.

The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07.                                   Corporate Existence.

Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (a) its corporate existence, and the corporate, partnership or other existence of each Restricted Subsidiary, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and (b) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any Restricted Subsidiary, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes, or that such preservation is not necessary in connection with any transaction not prohibited by this Indenture.

SECTION 4.08.                                   Payments for Consent.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 4.09.                                   Incurrence of Additional Debt.

(a)                                 The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”), any Indebtedness; provided, however, that the Company or any of its Restricted Subsidiaries that is or, upon such incurrence, becomes a Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) and any Restricted Subsidiary of the Company that is not or will not, upon such incurrence, become a Guarantor may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of RTS is greater than 2.0 to 1.0.

(b)                                 Section 4.09(a) will not prohibit the incurrence of any of the following items of Indebtedness:

(1)                                 Indebtedness under the Notes in an aggregate principal amount not to exceed $82.5 million and the Guarantees;

(2)                                 Indebtedness incurred pursuant to Credit Facilities in an aggregate principal amount at any time outstanding not to exceed $150.0 million less the amount of all payments actually made by the borrower thereunder in respect of Indebtedness thereunder with Net Cash Proceeds from RTS Asset Sales pursuant to Section 11.13(3)(a);

(3)                                 other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Emergence Date (including, without limitation, with respect to Capitalized Lease Obligations and Purchase Money Indebtedness outstanding on the Emergence Date);

(4)                                 Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries not to exceed the greater of $10.0 million and 4.0% of OnCure Total Assets at any one time outstanding; provided that the Company and its Restricted Subsidiaries may incur Indebtedness in respect of guarantees of Capital Lease Obligations and RTS

Purchase Money Indebtedness of RTS and its Restricted Subsidiaries if (a) the Indebtedness under such guarantees does not exceed, together with all other Indebtedness at any one time outstanding under this clause (4), the greater of $50.0 million and 4.0% of RTS Total Assets, and (b) if such guarantees are secured, the Liens securing such guarantees are junior and subordinate in all respects to the Obligations under this Indenture and the Notes pursuant to an intercreditor agreement in form and substance substantially similar to the Intercreditor Agreement;

(5)                                 Hedging Obligations of the Company or any Restricted Subsidiary;

(6)                                 Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(7)                                 Indebtedness of a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Restricted Subsidiary of the Company; provided that such Indebtedness is unsecured and is subordinate in right of payment to the Company’s and the Guarantors’ Obligations under this Indenture, the Notes and the Guarantees pursuant to a Subordination Agreement; provided further, that if as of any date any Person other than the Company or a Restricted Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting permitted Indebtedness under this clause (7) by the issuer of such Indebtedness;

(8)                                 Indebtedness of the Company to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Restricted Subsidiary of the Company; provided that such Indebtedness is unsecured and is subordinate in right of payment to the Company’s and the Guarantors’ Obligations under this Indenture, the Notes and the Guarantees pursuant to a Subordination Agreement; provided further, that if as of any date any Person other than a Restricted Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting permitted Indebtedness under this clause (8) by the Company;

(9)                                 Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(10)                          Indebtedness of the Company or any of its Restricted Subsidiaries in respect of performance bonds, completion guarantees, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

(11)                          OnCure Refinancing Indebtedness;

(12)                          Indebtedness represented by guarantees by the Company or its Restricted Subsidiaries of Indebtedness or other obligations otherwise permitted to be incurred under this Indenture (including, without limitation, pursuant to Section 11.10);

(13)                          Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments, earn-outs or similar obligations in connection with the acquisition or disposition of assets or a Subsidiary;

(14)                          Indebtedness or Disqualified Capital Stock of Persons (other than Indebtedness or Disqualified Capital Stock incurred in anticipation of such acquisition or merger) that are acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of this Indenture; provided, in each case, that after giving effect to such acquisition either (A) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of Section 4.09(a) or (B) the Consolidated Fixed Charge Coverage Ratio of the Company would be greater than such Consolidated Fixed Charge Coverage Ratio of the Company immediately prior to such acquisition;

(15)                          additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $5.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement); provided that the Company and its Restricted Subsidiaries may incur Indebtedness in respect of guarantees of Indebtedness of RTS and its Restricted Subsidiaries if (a) the Indebtedness under such guarantees does not exceed, together with all other Indebtedness at any one time outstanding under this clause (15), $25.0 million, and (b) if such guarantees are secured, the Liens securing such guarantees are junior and subordinate in all respects to the Company’s and the Guarantors’ Obligations under this Indenture, the Notes and the Guarantees pursuant to an intercreditor agreement in form and substance substantially similar to the Intercreditor Agreement.

(16)                          Indebtedness consisting of promissory notes issued by the Company or any Restricted Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Capital Stock of Company or any of its direct or indirect parent corporations permitted by Section 4.10; provided that any such obligations shall be explicitly subordinated to the Notes;

(17)                          Indebtedness of the Company or any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to defease the Notes under Article 8 or Article 12;

(18)                          Indebtedness of non-Guarantor Subsidiaries of the Company in an aggregate principal amount not to exceed the greater of $3.0 million and 1.25% of OnCure Total Assets at any one time outstanding; and

(19)                          Indebtedness of the Company or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business.

(c)                                  For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness meets the criteria of more than one of clauses (1) through (19) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of  Section 4.09(a), the Company shall, in its sole discretion, classify (or on a later date reclassify in whole or in part so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification) such item of Indebtedness in any manner that complies with this covenant (and any portion of an item of Indebtedness to be incurred under clauses (1) through (19) above on a particular date shall not be included in the calculation of the Consolidated Fixed Charge Coverage Ratio in determining the amount of Indebtedness that may be incurred on the same date pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of this covenant); provided that all Indebtedness outstanding under the Credit Agreement on the Emergence Date shall initially be deemed to have been incurred pursuant to clause (2). Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of this covenant. The maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

(d)                                 The Company will not incur, and will not permit any Guarantor to incur or suffer to exist, any Indebtedness (including Indebtedness permitted to be incurred under Section 11.10(b)) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the Guarantees to the same extent.  For purposes of this Indenture, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor solely by virtue of such Indebtedness being unsecured or secured by different collateral or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

SECTION 4.10.                                   Restricted Payments.

(a)                                 The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)                                 declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock;

(2)                                 purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company;

(3)                                 make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness, except any payment, purchase, redemption, defeasance or other acquisition or retirement for value of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of payment, purchase, redemption, defeasance, acquisition or retirement and any payment of intercompany Indebtedness to the Company or any of its Restricted Subsidiaries; or

(4)                                 make any Investment (other than Permitted Investments);

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”) if at the time of such Restricted Payment or immediately after giving effect thereto,

(i)                                     a Default or an Event of Default shall have occurred and be continuing;

(ii)                                  the Company is not able to incur at least $1.00 of additional Indebtedness (other than Indebtedness permitted to be incurred under Section 4.09(b), provided that the limitation in this clause (ii) shall not apply with respect to Restricted Payments made pursuant to clause (iii)(y) of this paragraph; or

(iii)                               the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Emergence Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall exceed the sum of:

(x)                                 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company for the period beginning with the first full fiscal quarter during which the Emergence Date occurs and to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time the Restricted Payment occurs (treating such period as a single accounting period); plus

(y)                                 (1) 100% of the fair market value of the aggregate Qualified Proceeds received by the Company from the RTS Entities subsequent to the Emergence Date and on or prior to the date the Restricted Payment occurs (the “Reference Date”), plus (2) in the event that the Qualified Proceeds received by the Company pursuant to clause (1) were drawn from, or were purchased with amounts drawn from, Credit Facilities or other Indebtedness of the RTS Entities, 100% of all cash interest payments actually made by the RTS Entities, as of the Reference Date, on the aggregate principal amount of such outstanding drawn Indebtedness (collectively, the “RTS Contribution Indebtedness”); provided, that the amount of such RTS Contribution Indebtedness may not exceed the fair market value of the Qualified Proceeds contributed;  provided further, that the aggregate amount of Restricted Payments made pursuant to clause (2)  shall be deemed to reduce the aggregate principal amount of such RTS Contribution Indebtedness as of the Reference Date for purposes of calculating such interest amount under this clause (2); provided further that this clause (2) may be used to make Restricted Payments only if the amount of Company Liquidity is at least $5.0 million as of the Reference Date; provided further, that transactions contemplated by the Intercompany Services Agreement shall be excluded from the calculation set forth under this clause (y); plus

(z)                                  without duplication, the sum of:

(1)                                 the aggregate amount returned in cash and the fair market value of property used or useful in a Similar Business on or with respect to Investments (other than Permitted Investments) made subsequent to the Emergence Date whether through interest payments, principal payments, dividends or other distributions or payments;

(2)                                 the net cash proceeds and fair market value of property used or useful in a Similar Business received by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company); and

(3)                                 upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary.

(b)                                 Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1)                                 the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration or the redemption, repurchase or retirement of Subordinated Indebtedness if at the date of any irrevocable redemption notice such payment would have complied with this covenant;

(2)                                 any Restricted Payment, either (i) in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company (provided such net proceeds are excluded from the calculation set forth under clause (iii) above);

(3)                                 the acquisition or prepayment of any Subordinated Indebtedness either (i) in exchange for (a) shares of Qualified Capital Stock of the Company or (b) OnCure Refinancing Indebtedness, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) (provided such net proceeds are excluded from the calculation set forth under clause (iii) above) of (a) shares of Qualified Capital Stock of the Company or (b) OnCure Refinancing Indebtedness;

(4)                                 repurchases by the Company of Capital Stock of the Company or any direct or indirect parent entity of the Company from current or former officers, directors, consultants, agents and employees of the Company or any of its Subsidiaries or their authorized representatives (including the heirs and estates of such Persons) pursuant to any management equity subscription agreement, stock option plan or agreement, shareholders agreement, or similar agreement, plan or arrangement, including amendments thereto, in an aggregate amount not to exceed $1.0 million in any calendar year;

(5)           the declaration and payment of dividends by the Company to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(a)           franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b)           foreign, federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company and its Restricted Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were the Company, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(c)           customary salary, bonus, severance and other benefits payable to officers and employees of any direct or indirect parent company of the Company to the extent such salaries, bonuses, severance and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(d)           customary corporate indemnities owing to directors and officers of any direct or indirect parent company of the Company;

(e)           general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Company to the extent such costs and expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(f)            fees and expenses related to any unsuccessful equity or debt offering or other financing transaction of such parent entity; and

(g)           obligations under the Management Agreement;

in each case, without duplication to any amounts paid or services provided or contemplated by the Intercompany Services Agreement and only to the extent that any such amounts set forth in clauses (a) through (g) are attributable to the business, assets, liabilities, operations, finances, existence or other activities of the Company and its Subsidiaries;

(6)           cash payments in lieu of fractional shares issuable as dividends on preferred stock or upon the exercise or conversion of any warrants, options or other securities of the Company, any of its Restricted Subsidiaries, or any direct or indirect parent company of the Company;

(7)           the declaration and payment of dividends to holders of any class or series of Disqualified Capital Stock of the Company or any of its Restricted Subsidiaries and the repurchase or redemption of Disqualified Capital Stock upon any scheduled redemption date; provided that such Disqualified Capital Stock was issued under Section 4.09;

(8)           the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (a) at a purchase price not greater than 101% of the principal amount of such Indebtedness in the event of a change of control as defined under such Indebtedness in accordance with provisions similar to Section 4.15 or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 4.12; provided that, prior to such purchase, repurchase, redemption, defeasance or acquisition or retirement, the Company has made the Change of Control Offer or Net Proceeds Offer, as applicable, as provided in such covenant, and has completed, if applicable, the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Net Proceeds Offer;

(9)           distributions of Capital Stock or Indebtedness of Unrestricted Subsidiaries (except to the extent of any Permitted Investment under clauses (10) and (18) of the definition thereof in such Unrestricted Subsidiary);

(10)         repurchases of Capital Stock of the Company, any of its Restricted Subsidiaries, or any direct or indirect parent companies of the Company, deemed to occur upon exercise of stock options or warrants or other securities convertible or exchangeable into Capital Stock of the Company, any of its Restricted Subsidiaries, or any direct or indirect parent companies of the Company, if such Capital Stock represents all or a portion of the exercise price of such options or warrants;

(11)         Restricted Payments made in connection with the transactions contemplated by the Intercompany Services Agreement;

(12)         so long as no Default or Event of Default shall have occurred and be continuing, other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (12) not to exceed $4.0 million; and

(13)         Restricted Payments in connection with the Emergence Transactions pursuant to the Plan of Reorganization.

In determining the aggregate amount of Restricted Payments made subsequent to the Emergence Date for purposes of clause (iii) of the immediately preceding paragraph, only amounts expended pursuant to Section 4.10(a) and clauses (1), (8) and (12) of Section 4.10(b) shall be included in such calculation.

SECTION 4.11.            Liens.

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens (other than Permitted Liens) that secure Indebtedness against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Emergence Date or acquired after the Emergence Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom.

SECTION 4.12.            Asset Sales.

(a)           The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)           the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company’s Board of Directors);

(2)           at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash, Cash Equivalents and/or Replacement Assets (as defined below) and is received at the time of such disposition; provided that (a) the amount of any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or the notes thereto) of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Guarantee of a Guarantor) that are assumed by the transferee of any such assets, (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are, within 180 days after the date of the Asset Sale, converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash of Cash Equivalents received in that conversion, and (c) Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in connection with a joint venture with a Strategic Investor, provided that the aggregate amount of Designated Non-cash Consideration issued pursuant to this Section 4.12(a)(2)(c) since the Emergence Date shall not exceed the greater of $2.5 million and 2.0% of the OnCure Total Assets of the Company at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, each shall be deemed to be cash for the purposes of this provision;

(3)           upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either:

(a)           to repurchase, redeem or otherwise retire any Notes;

(b)           to make an investment or capital expenditure in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets (including Capital Stock) that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Emergence Date or in businesses reasonably related thereto (“Replacement Assets”); and/or

(c)           to a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b); and

(4)           if such Asset Sale involves the disposition of Collateral, the Company or such Subsidiary has complied with the provisions of this Indenture and the Security Documents.

(b)           Pending the final application of such Net Cash Proceeds, the Company may temporarily reduce borrowings under any revolving credit facility of the Company or its Restricted Subsidiaries or otherwise use the Net Cash Proceeds in any manner that is not prohibited by this Indenture.  On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (provided that if prior to such 366th day the Company or a Restricted Subsidiary enters into a binding agreement committing it to apply such Net Cash Proceeds in accordance with the requirements of clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph after such day, such 365-day period will be extended with respect to the amount of Net Cash Proceeds so committed for a period not to exceed 180 days) (each a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) to all Holders, on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that amount of Notes  equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this Section 4.12).

In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under Section 5.01 which transaction does not constitute an OnCure Change of Control, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale.  In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this Section 4.12.

Each Net Proceeds Offer will be made in compliance with the procedures set forth in Section 3.09.  To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, the tendered Notes will be purchased on a pro rata basis based on the aggregate amounts of Notes tendered (and the Trustee shall select the tendered Notes of tendering Holders on a pro rata basis based on the amount of the Notes tendered by lot or such other method deemed fair by the Trustee).  If any Net Cash Proceeds remain after the consummation of any Net Proceeds Offer, the Company may use those Net Cash Proceeds for any purpose not otherwise prohibited by this Indenture.  Upon completion of each Net Proceeds Offer, the amount of Net Cash Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of  this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the provisions of this Indenture by virtue thereof.

(c)           Notwithstanding any other provision of this Section 4.12, prior to the release of the Escrow Estate (as defined in the Escrow Agreement) pursuant to the Escrow Agreement, the Company and its Restricted Subsidiaries shall not consummate (i) any Asset Sale with respect to the property or assets of any of the Specified Centers or (ii) any sale of all or substantially all of the equity interests in any entity that owns a Specified Center; provided, that for purposes of this clause (c), an “Asset Sale” shall include any Asset Sale in which property or assets of any of the Specified Centers are sold or transferred to the RTS Entities.

SECTION 4.13.            Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1)           pay dividends or make any other distributions on or in respect of its Capital Stock;

(2)           make loans or advances to the Company or any other Restricted Subsidiary or to pay any Indebtedness owed to the Company or any other Restricted Subsidiary of the Company; or

(3)           transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company,

except in each case for such encumbrances or restrictions existing under or by reason of:

(a)            applicable law, rule, regulation or order;

(b)            this Indenture, the Notes and the Guarantees;

(c)            customary non-assignment provisions of any contract or license or any lease governing a leasehold interest of any Restricted Subsidiary of the Company;

(d)            any instrument governing Acquired Indebtedness or Capital Stock, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e)            agreements existing on the Emergence Date to the extent and in the manner such agreements are in effect on the Emergence Date;

(f)            the Credit Agreement;

(g)            the Subordinated Notes, the Subordinated Notes Indenture and related guarantees;

(h)            restrictions on the transfer of assets subject to any Lien permitted under this Indenture imposed by the holder of such Lien;

(i)             customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

(j)             Purchase Money Indebtedness or Capitalized Lease Obligations that, in each case, impose restrictions of the nature discussed in clause (3) above in the first paragraph of this covenant on the property so acquired;

(k)            contracts for the sale of assets, including without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(l)             restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(m)          customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(n)            Indebtedness or Capital Stock of any Restricted Subsidiary (i) that is a Guarantor that is incurred subsequent to the Emergence Date or (ii) that is incurred by a Foreign Subsidiary of the Company subsequent to the Emergence Date;

(o)            an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (b), (d), (e), (g) and (h) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (b), (d), (e), (g) and (h); and

(p)           any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred subsequent to the Emergence Date pursuant to the provisions of Section 4.09 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than (i) the encumbrances and restrictions contained in the Credit Agreement, together with the security documents associated therewith as in effect on the Emergence Date or (ii) in comparable financings (as determined in good faith by the Company) and where, in the case of clause (ii), either (a) the Company determines at the time of issuance of such Indebtedness that such encumbrances or restrictions will not adversely affect, in any material respect, the Company’s ability to make principal or interest payments on the Notes or (b) such encumbrance or restriction applies only during the continuance of a default relating to such Indebtedness.

SECTION 4.14.            Affiliate Transactions.

(a)           Internal Affiliate Transactions.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of the RTS Entities (each, an “Internal Affiliate Transaction”) involving aggregate consideration in excess of $500,000, other than Internal Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.  Neither the Emergence Transactions nor the transactions contemplated by the Intercompany Services Agreement will be deemed Internal Affiliate Transactions and, therefore, the restrictions set forth in this Section 4.14(a) shall not apply to such transactions.

All Internal Affiliate Transactions (and each series of related Internal Affiliate Transactions) involving aggregate payments or other property with a fair market value in excess of $2.5 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions.  If the Company or any Restricted Subsidiary of the Company enters into an Internal Affiliate Transaction (or a series of related Internal Affiliate Transactions) that involves an aggregate fair market value of more than $10.0 million, the Company or such Restricted Subsidiary, as the case may be, shall obtain an opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

In addition to the foregoing, no Internal Affiliate Transactions shall be permitted to the extent such transactions involve (v) a Management Services Agreement or any similar agreement with any Managed Practice, (w) any of the physicians or other employees (other than office personnel, therapists and nurses) affiliated with any Managed Practice, (x) transfers of equipment of the Company and its Restricted Subsidiaries to any RTS Entity, except (i) to the extent such transferred equipment is replaced prior to or concurrently with the consummation of such Internal Affiliate Transaction with similar equipment of a higher fair market value, as determined in good faith by an Officer of the Company, that is useful in the business of the Company and its Restricted Subsidiaries, (ii) such transfers of equipment with a fair market value of less than $50,000 individually and $250,000 in the aggregate since the Emergence Date, or (iii) such transfers of equipment that otherwise comply with this Section 4.14 in connection with permanently ceasing conducting business and operations at any center or other facility where a Managed Practice operates, (y) real property of the Company and its Restricted Subsidiaries or (z) leases for real property under which the Company or any of its Restricted Subsidiaries is the lessee immediately prior to the consummation of such Internal Affiliate Transaction, except, in the case of clauses (v), (w), (y) and (z) above, as permitted under Section 4.17.

(b)           External Affiliate Transactions.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates other than any RTS Entities (each, an “External Affiliate Transaction”) involving aggregate consideration in excess of $500,000, other than (x) External Affiliate Transactions permitted under paragraph (b) below and (y) External Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

All External Affiliate Transactions (and each series of related External Affiliate Transactions) involving aggregate payments or other property with a fair market value in excess of $2.5 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions.  If the Company or any Restricted Subsidiary of the Company enters into an External Affiliate Transaction (or a series of related External Affiliate Transactions) that involves an aggregate fair market value of more than $5.0 million, the Company or such Restricted Subsidiary, as the case may be, shall obtain an opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant

Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

(c)           The following shall not be deemed External Affiliate Transactions and, therefore, the restrictions set forth in Section 4.14(b) shall not apply to:

(1)           reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants or to non-employee physicians pursuant to a Management Services Agreement or professional corporations of which they are the owner of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors or senior management;

(2)           transactions between or among the Company and any of its Restricted Subsidiaries or between or among such Restricted Subsidiaries, provided that such transactions are not otherwise prohibited by this Indenture;

(3)           the payment of management, consulting, monitoring and advisory fees and related expenses to the RTS Permitted Holders and the termination fees, in each case, pursuant to the Management Agreement as in effect on the RTS Issue Date or any amendment thereto (so long as such amendment is not less favorable to the holders of the Notes in any material respect than the Management Agreement as in effect on the RTS Issue Date);

(4)           any agreement as in effect as of the RTS Issue Date which continues in effect on the Emergence Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the RTS Issue Date;

(5)           Restricted Payments and Permitted Investments permitted by this Indenture;

(6)           transactions with a Person that is an Affiliate of the Company solely because the Company owns, directly or indirectly, Capital Stock of, or controls, such Person; provided such Person does not control the Company;

(7)           the pledge of Capital Stock of Unrestricted Subsidiaries to support Indebtedness thereof;

(8)           issuances and sales of Capital Stock of the Company to Affiliates of the Company or the receipt of the proceeds of capital contributions in respect of Capital Stock;

(9)           payments made by the Company or any Restricted Subsidiary to any RTS Permitted Holder for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the disinterested members, if any, of the Board of Directors of the Company in good faith;

(10)         transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

(11)         the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, the Shareholders Agreement (including any registration rights agreement or purchase agreements related thereto to which it was a party on the RTS Issue Date which continues in effect on the Emergence Date and any similar agreement that it may enter into thereafter);

provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to the Shareholders Agreement or under any similar agreement entered into after the Emergence Date shall only be permitted by this clause (11) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to holders of the Notes in any material respect than the original agreement as in effect on the RTS Issue Date;

(12)         purchases or payments for professional liability and other insurance by the Company, its Restricted Subsidiaries, their respective employees or any Person that is an Affiliate of the Company to Batan Insurance in the ordinary course of business and at fair market value as determined by the Company in good faith;

(13)         leasing of property or equipment from the Company’s employees or any Person that is an Affiliate of the Company in the ordinary course of business and at fair market values as determined by the Company in good faith; and

(14)         the Emergence Transactions.

SECTION 4.15.            Repurchase at the Option of Holders upon a Change of Control.

(a)           Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

(b)           Within 30 days following any Change of Control, the Company will mail a notice to each Holder (with a copy to the Trustee) stating:

(i)      that a Change of Control Offer is being made pursuant to this Section 4.15 and, to the extent lawful, that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Company;

(ii)     the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(iii)    that any Note not properly tendered or accepted for payment will remain outstanding and shall continue to accrue interest in accordance with the terms hereof;

(iv)    that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(v)     that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, or transfer by book entry transfer, to the Company, the Depository (if appointed by the Company) or a Paying Agent prior to the close of business at least three Business Days preceding the Change of Control Payment Date;

(vi)    that Holders shall be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the Company, the Depository or the Paying Agent, as the case may be, receives, not later than the close of business on the 30th day following the date of the Change of Control notice, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(vii)   that if the Company is redeeming less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered.  The unpurchased portion of the Notes must be equal to $1.00 or an integral multiple of $1.00, or transferred by book-entry transfer;

(viii)  the other information required by Section 3.03; and

(ix)    the other instructions, as determined by the Company, consistent with this Section 4.15, that a Holder must follow.

The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice.  If (x) the notice is mailed in a manner herein provided and (y) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect.

(c)           On the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.  The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1.00 or an integral multiple of $1.00 thereafter.  The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(d)           The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(e)           In the event that an OnCure Change of Control and an RTS Change of Control both occur in connection with a single transaction or group of related transactions, the Company will only be required to make a single Change of Control Offer with respect to all Changes of Control deemed to have occurred as a result of such transaction or group of transactions.  In such an event, the relevant time periods in which the Company will be required to conduct such Change of Control Offer will run from the date of the consummation of the earliest such Change of Control.

(f)            The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the provisions of this Indenture by virtue thereof.

SECTION 4.16.            Guarantees by Domestic Subsidiaries.

(a)           If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the Emergence Date, then the Company will cause:

(i)         such Restricted Subsidiary within 30 days (or such longer period as may be permitted un-der the terms of this Indenture or applicable Security Documents) to execute and deliver (i) a supplemental indenture to this Indenture, providing a guarantee of payment of the notes by such Restricted Subsidiary and (ii) a supplement or joinder to the applicable Security Documents or new Security Documents, as ap-plicable, and to take all actions required thereunder to perfect the Liens created thereunder (to the extent required to be perfected);

(ii)        such Restricted Subsidiary to waive and to not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee until payment in full of Obligations under this Indenture; and

(iii)       such Restricted Subsidiary to deliver to the Trustee an Opinion of Counsel stating that:

(A)          such Guarantee has been duly executed and authorized; and

(B)          such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principals of equity.

(b)           Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon:

(i)         the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such Guarantee was executed and delivered pursuant to Section 4.16(a); or

(ii)        any transaction after which such Guarantor is no longer a Restricted Subsidiary; provided that such transaction is otherwise in compliance with the terms of this Indenture.

SECTION 4.17.            Managed Practice Restrictions.

The Company and its Restricted Subsidiaries will not (i) permit any management services agreement or any similar agreement to be entered into between any of the RTS Entities and (x) any Managed Practice or (y) any of the physicians or other employees affiliated with any such Managed Practice (for the avoidance of doubt, excluding any physicians or employees affiliated with any RTS Entities (other than any affiliation that is solely through the Company or any of its Restricted Subsidiaries) prior to the entry of such management services agreement or similar agreement to the extent such Person subsequently provides services to a Managed Practice) or (ii) transfer to any RTS Entity any real property or leases for real property of a Managed Practice or of the Company or any of its Restricted Subsidiaries, in the case of each of clauses (i) and (ii), for a period of three (3) years following the date of expiration or termination of the Management Services Agreement with respect to such Managed Practice, except, in the case of each of (i) and (ii), in connection with the merger, consolidation, or other combination of a Managed Practice with or into an RTS Entity in which a Profits Interest Arrangement is established; provided that the aggregate amount of Center Level EBITDA with respect to all Managed Practices so merged, consolidated or combined and subject to Profits Interest Arrangements, calculated with respect to each Managed Practice for the Test Period ending as of the date immediately prior to such merger, consolidation or other combination does not exceed 20% of Center Level EBITDA with respect to all Managed Practices, calculated for the Test Period ending as of the Emergence Date.  In addition, the Company and its Restricted Subsidiaries will not permit the RTS Entities to enter into an agreement outside of a Profits Interest Arrangement with any of the physicians or other employees (other than office personnel, therapists and nurses) affiliated with any Managed Practice unless (i) such agreement is reasonably expected in good faith by the Company to positively impact projected Center Level EBITDA (on a pro forma basis) with respect to such Managed Practice for the immediately succeeding 12 consecutive month period, or (ii) the Company and its Restricted Subsidiaries are able to replace the physicians or employees with persons reasonably expected in good faith by the Company to positively impact projected Center Level EBITDA (on a pro forma basis)  with respect to such Managed Practice for the immediately succeeding 12 consecutive month period.

SECTION 4.18.            Company Accounts.

The Company and its Restricted Subsidiaries shall use their respective commercially reasonable efforts to enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, no later than ninety (90) days after the Emergence Date (or ninety (90) days after the date of opening the applicable deposit, securities, commodity or similar account), customary account control agreements with the Collateral Agent with respect to each domestic deposit, securities or commodity account maintained by the Company and its Restricted Subsidiaries (other than any (a) payroll, disbursement and other zero balance accounts, (b) withholding tax and fiduciary accounts, (c) any trust or similar account and (d) other deposit and securities account so long as (i) the amount on deposit in or credited to any such account referred to in this clause (d) does not exceed $500,000 and (ii) the amount on deposit in or credited to all such accounts referred to in this clause (d) does not exceed $3,000,000 in the aggregate) (all such accounts referred to in the preceding clauses (a), (b), (c) and (d), collectively, the “Excluded Accounts”)) as of or after the Emergence Date (each such account subject to an account control agreement, a “Controlled Account”); provided that the Collateral Agent shall not be entitled to exercise sole control or send any “blockage” or equivalent notice under any such account control agreement unless an Event of Default shall have occurred and be continuing.  The Company and its Restricted Subsidiaries will cause all cash and Cash Equivalents that are held or received by the Company and its Restricted Subsidiaries not to be commingled with any cash, Cash Equivalents and other funds of the RTS Entities.  On and after the 120th day following the Emergence Date, the Company and its Restricted Subsidiaries shall instruct each of their account debtors and obligors to make payments due or to become due to the Company and its Restricted Subsidiaries directly to a Controlled Account.

SECTION 4.19.            Conduct of Business.

The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar, ancillary, complementary, reasonably related to or a reasonable extension of the businesses in which the RTS and its Subsidiaries or the Company and its Restricted Subsidiaries are engaged on the Emergence Date, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.  In addition, the Company and its Restricted Subsidiaries shall conduct the business and operations at the Specified Centers in the usual and ordinary course of business; provided, however, that the Company and its Restricted Subsidiaries may permanently cease conducting business and operations at the Specified Center located as of the Emergence Date in the market area of Placentia, California.

SECTION 4.20.            Further Assurances.

The Company and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents in the Collateral.  In addition, from time to time, the Company will reasonably promptly secure the obligations under the Indenture and the Security Documents by pledging or creating, or causing to be pledged or created, perfected security interests with respect to the Collateral. The Company shall deliver or cause to be delivered to the Collateral Agent all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this covenant.

SECTION 4.21.            Emergence Date Notification.

On the Emergence Date, the Company shall provide the Trustee and the Collateral Agent with an Officer’s Certificate certifying the date that is deemed to be the Emergence Date for purposes of this Indenture.  The Trustee and the Collateral Agent shall be entitled to conclusively rely on such certification and shall incur no liability for acting in reliance thereon.

ARTICLE 5.

SUCCESSORS

SECTION 5.01.            Merger, Consolidation or Sale of Assets.

(a)           The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1)           either:

(a)           the Company shall be the surviving or continuing corporation; or

(b)           the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x)           shall be a corporation or limited liability company organized and validly existing under the laws of the United States or any state thereof or the District of Columbia; and

(y)           shall expressly assume, by supplemental indenture (in form satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and this Indenture on the part of the Company to be performed or observed;

(2)           immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), either (a) the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness pursuant to Section 4.09 or (b) the Consolidated Fixed Charge Coverage Ratio for the Company or such Surviving Entity, as the case may be would be greater than such ratio immediately prior to such transaction;

(3)           immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4)           the Company or the Surviving Entity shall have delivered to the Trustee and the Collateral Agent an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(b)           Notwithstanding the Section 5.01(a)(1), (2) and (3), (a) the Company and any Restricted Subsidiary may consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets to the Company or to another Restricted Subsidiary and (b) the Company may merge with an Affiliate that is a Person that has no material assets or liabilities and that was organized solely for the purpose of reorganizing the Company in another jurisdiction.

(c)           The Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

(d)           Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of  this Indenture) will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

(1)           the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation, limited liability company or partnership organized and existing under the laws of the United States or any state thereof or the District of Columbia;

(2)           such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee; and

(3)           immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Restricted Subsidiary of the Company need only comply with Section 5.01(a)(4).

SECTION 5.02.            Successor Corporation Substituted.

Except as described with respect to the release of Guarantees of Guarantors pursuant to Article 10, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company or a Guarantor, as applicable, under this Indenture; provided, however, that the predecessor entity shall not be released from any of the obligations or covenants under this Indenture, including with respect to the payment of the Notes and obligations under the Guarantee, as the case may be, in the case of:

(a)           a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all or substantially all of the assets of the Company, taken as a whole, or

(b)           a lease.

ARTICLE 6.

DEFAULTS AND REMEDIES

SECTION 6.01.            Events of Default.

Each of the following constitutes an “Events of Default” with respect to the Notes:

(1)           the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of this Indenture);

(2)           the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of this Indenture);

(3)           a default in the observance or performance of any other covenant or agreement contained in this Indenture which default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to Section 5.01, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4)

(i)      the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 30 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration), if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 30-day period described above has elapsed), aggregates $10.0 million or more at any time;

(ii)     the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of RTS  or any Restricted Subsidiary of RTS, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 30 days of receipt by RTS  or such Restricted Subsidiary of notice of any such acceleration), if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 30-day period described above has elapsed), aggregates $15.0 million or more at any time;

(5)

(i)      one or more judgments in an aggregate amount in excess of $10.0 million, net of any amount covered by insurance issued by a reputable and creditworthy insurer, shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(ii)     one or more judgments in an aggregate amount in excess of $15.0 million, net of any amount covered by insurance issued by a reputable and creditworthy insurer, shall have been rendered against RTS or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(6)           RTS, the Company or any of their respective Significant Subsidiaries or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary of RTS or the Company, as applicable, pursuant to or within the meaning of any Bankruptcy Law:

(i)       commences a voluntary case;

(ii)      consents to the entry of an order for relief against it in an involuntary case or consents to its dissolution or winding up;

(iii)     consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, Trustee or custodian of it or for all or substantially all of its property;

(iv)     makes a general assignment for the benefit of its creditors; or

(v)      admits in writing its inability to pay its debts as they become due or otherwise admits in writing its insolvency; and

(7)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)       is for relief against RTS, the Company or any of their respective Significant Subsidiaries or any group of Restricted Subsidiaries of RTS or the Company that, when taken together, would constitute a Significant Subsidiary of RTS or the Company, as applicable, in an involuntary case; or

(ii)      appoints a receiver, interim receiver, receiver and manager, liquidator, Trustee or custodian of RTS, the Company or any of their respective Significant Subsidiaries or any group of Restricted Subsidiaries of RTS or the Company that, when taken together, would constitute a Significant Subsidiary of RTS or the Company, as applicable, or for all or substantially all of the property of RTS, the Company or any of their respective Significant Subsidiaries or any group of Restricted Subsidiaries of the Company or RTS  that, when taken together, would constitute a Significant Subsidiary of RTS or the Company, as applicable; or

(iii)     orders the liquidation of RTS, the Company or any of their respective Significant Subsidiaries or any group of Restricted Subsidiaries of RTS or the Company that, when taken together, would constitute a Significant Subsidiary of RTS or the Company, as applicable; and such order or decree remains unstayed and in effect for 60 consecutive days;

(8)           any Guarantee of a Significant Subsidiary of the Company ceases to be in full force and effect (other than in accordance with the terms of such Guarantee, the Indenture or the Intercreditor Agreement) or any Guarantee of a Significant Subsidiary of the Company is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary of the Company is found to be invalid or any Guarantor that is a Significant Subsidiary of the Company denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of this Indenture, such Guarantee or the Intercreditor Agreement);

(9)           unless such Liens have been released in accordance with the provisions of this Indenture, the Intercreditor Agreement or the Security Documents, Liens under the Security Documents with respect to all or substantially all of the Collateral cease to be valid or enforceable, or the Company shall assert or any Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Guarantor, the Company fails to cause such Guarantor to rescind such assertions within 30 days after the Company has actual knowledge of such assertions;

(10)         the failure by the Company or any Guarantor to comply for 60 days after notice with its other agreements contained in the Security Documents except for a failure that would not be material to the Holders of the Notes and would not materially affect the value of the Collateral taken as a whole (together with the defaults described in clause (9) the “security default provisions”); and

(11)         any RTS Guarantee of Holdings, RTS or a Significant Subsidiary of RTS ceases to be in full force and effect (other than in accordance with the terms of this Indenture) or any RTS Guarantee of Holdings, RTS or a Significant Subsidiary of RTS is declared to be null and void and unenforceable or any RTS Guarantee of Holdings, RTS or a Significant Subsidiary of RTS is found to be invalid or Holdings, RTS or any RTS Guarantor that is a Significant Subsidiary of RTS denies its liability under its RTS Guarantee (other than by reason of release of an RTS Guarantor in accordance with the terms of this Indenture).

Notwithstanding anything to the contrary herein, any Event of Default described in this Section 6.01 relating to RTS or any Subsidiary of RTS (other than the Company and its Subsidiaries) shall only constitute an Event of Default hereunder until the occurrence of an RTS Guarantee Release Trigger Event.

SECTION 6.02.            Acceleration.

If an Event of Default (other than an Event of Default specified in Section 6.01(6) or (7)) shall occur and be continuing, the Trustee (acting upon the written direction of the Holders of at least 25% in principal amount of outstanding Notes) or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of, and premium of, if any, and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

If an Event of Default specified in Section 6.01(6) or (7) occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

At any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1)           if the rescission would not conflict with any judgment or decree;

(2)           if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)           to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)           if the Company has paid the Trustee and the Collateral Agent their reasonable compensation and reimbursed the Trustee and the Collateral Agent for their expenses, disbursements and advances; and

(5)           in the event of the cure or waiver of an Event of Default of the type described in Section 6.01(6) or (7), the Trustee shall have received an officers’ certificate and an opinion of counsel that such

Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 6.03.            Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies shall be cumulative to the extent permitted by law.

SECTION 6.04.            Waiver of Defaults.

The Holders of at least a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default, and its consequences, except a continuing Default or Event of Default (i) in the payment of the principal of, premium, if any, or interest on, the Notes and (ii) in respect of a covenant or provision which under this Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment.  Upon any waiver of a Default or Event of Default, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed cured for every purpose of this Indenture but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

SECTION 6.05.            Control by Majority.

Subject to the terms of the Security Documents and Section 7.01, Section 7.02(f), Section 7.02(i) (including the Trustee’s receipt of the security or indemnification described therein) and Section 7.07 hereof, in case an Event of Default shall occur and be continuing, the Holders of at least a majority in aggregate principal amount of the Notes then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.  The Trustee shall be entitled to take any other action deemed proper by the Trustee which is not inconsistent with such direction or this Indenture.

SECTION 6.06.            Limitation on Suits.

No Holder shall have any right to institute any proceeding with respect to this Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a)           such Holder has previously given to the Trustee written notice of a continuing Event of Default or the Trustee receives the notice from the Company,

(b)           Holders of at least 25% in aggregate principal amount of the Notes then outstanding have made written request and offered reasonably satisfactory indemnity to the Trustee to institute such proceeding as Trustee, and

(c)           the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Notes then outstanding a written direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

The preceding limitations shall not apply to a suit instituted by a Holder for enforcement of payment of principal of, and premium, if any, or interest on, a Note on or after the respective due dates for such payments set forth in such Note.

A Holder may not use this Indenture to affect, disturb or prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 6.07.            Rights of Holders To Receive Payment.

Notwithstanding any other provision of this Indenture (including Section 6.06), the right of any Holder to receive payment of principal, premium, if any, and interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08.            Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee shall be authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and interest then due and owing (together with interest on overdue principal and, to the extent lawful, interest) and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09.            Trustee May File Proofs of Claim.

The Trustee shall be authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee and its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, moneys, securities and any other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10.            Priorities.

Subject to the provisions of the Intercreditor Agreement and the Security Documents, if the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First:  to each of the Trustee and Collateral Agent, its agents and attorneys for amounts due hereunder and under the Note Documents, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:  to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third:  to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

SECTION 6.11.            Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 shall not apply to a suit by the Trustee, a suit by the Company, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7.

TRUSTEE

SECTION 7.01.            Duties of Trustee.

(a)           If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b)           Except during the continuance of an Event of Default:

(1)           the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)           in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)           The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)           this paragraph does not limit the effect of paragraph (b) of this Section;

(2)           the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3)           the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)           Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e)           No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.

(f)            The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.  Money held in trust by the Trustee need not be segregate from other funds except to the extent required by law.

SECTION 7.02.            Rights of Trustee.

Subject to TIA Section 315:

(a)           The Trustee may conclusively rely upon and shall be fully protected in acting or refraining from acting, in each case, in accordance with any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in any such document.

(b)           Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.  The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)           The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(d)           Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(e)           The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee from the Company or the Holders of 25% in aggregate principal amount of the outstanding Notes, and such notice references the specific Default or Event of Default, the Notes and this Indenture.  For the avoidance of doubt, the receipt and/or delivery of reports and other information under this Indenture by the Trustee shall not constitute notice or actual or constructive knowledge of any Default or Event of Default contained therein.

(f)            The Trustee shall not be required to give any bond or surety in respect of the performance of its power and duties hereunder.

(g)           The Trustee shall have no duty to inquire as to the performance of the Company’s covenants herein.

(h)           The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

(i)            The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(j)            The rights, privileges, immunities and benefits given to the Trustee hereunder, including without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed by the Trustee consistent with the terms of this Indenture to act hereunder and to the Collateral Agent.

(k)           Any permissive right or authority granted to the Trustee shall not be construed as a mandatory duty.

(l)            In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(m)          The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture (i.e., an Incumbency Certificate).

(n)           The Trustee shall not be liable for the environmental condition or any contamination of any property secured by any mortgage or deed of trust or for any diminution in value of any such property as a result of any contamination of the property by any hazardous substance, hazardous material, pollutant or contaminant.  The Trustee shall not be liable for any claims by or on behalf of the Holders or any other person or entity arising from contamination of the property by any hazardous substance, hazardous material, pollutant or contaminant, and shall have no duty or obligation to assess the environmental condition of any such property or with respect to compliance of any such property under state or federal laws pertaining to the transport, storage, treatment or disposal of, hazardous substances, hazardous materials, pollutants, or contaminants or regulations, permits or licenses issued under such laws.

(o)           The Trustee shall be under no obligation to effect or maintain insurance or to renew any policies of insurance or to inquire as to the sufficiency of any policies of insurance carried by the Company or any Guarantor, or to report, or make or file claims or proof of loss for, any loss or damage insured against or that may occur, or to keep itself informed or advised as to the payment of any taxes or assessments, or to require any such payment to be made.

(p)           The Trustee shall not be obligated to acquire possession of or take any action with respect to any property secured by a mortgage or deed of trust, if as a result of such action, the Trustee would be considered to hold title to, to be a “mortgagee in possession of”, or to be an “owner” or “operator” of such property within the meaning of the Comprehensive Environmental Responsibility Cleanup and Liability Act of 1980, as amended from time to time, unless the Trustee has previously determined, based upon a report prepared by a person who regularly conducts environmental audits, that (i) the such property is in compliance with applicable environmental laws or, if not, that it would be in the best interest of the Holders to take such actions as are necessary for such property to comply therewith and (ii) there are not circumstances present at such property relating to the use, management or disposal of any hazardous wastes for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any federal, state or local law or regulation or that if any such materials are present for which such action could be required, that it would be in the best economic interest of the Holders to take such actions with respect to such property.  Notwithstanding the foregoing, before taking any such action, the Trustee may require that a satisfactory indemnity bond or environmental impairment insurance be furnished to it for the payment or reimbursement of all expenses to which it may be put and to protect it against all liability resulting from any claims, judgments, damages, losses, fees, penalties or expenses which may result from such action.

SECTION 7.03.            Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign.  Any Agent may do the same with like rights and duties.  The Trustee shall also be subject to Sections 7.10 and 7.11 hereof.

SECTION 7.04.            Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the other Note Documents or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

SECTION 7.05.            Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to a Responsible Officer of the Trustee, the Trustee shall mail to Holders a notice of the Default or Event of Default within 90 days after it obtains such knowledge.  Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

SECTION 7.06.            Reports by Trustee to Holders.

Within 60 days after each October 1 beginning with the October 1 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with TIA Section 313(a) (but if no event described in TIA Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted).  The Trustee also shall comply with TIA Section 313(b)(2) to the extent applicable.  The Trustee shall also transmit by mail all reports as required by TIA Section 313(c)

A copy of each report at the time of its mailing to the Holders shall be mailed to the Company and filed by the Company with the SEC and each stock exchange on which the Notes are listed in accordance with TIA Section 313(d).  The Company shall promptly notify the Trustee when the Notes are listed from any stock exchange and any delisting thereof.

SECTION 7.07.            Compensation and Indemnity.

The Company shall pay to the Trustee and Collateral Agent reasonable compensation as agreed to in writing from time to time for its acceptance of this Indenture and services hereunder.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Company shall reimburse the Trustee and the Collateral Agent promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s and the Collateral Agent’s agents and counsel.

The Company shall indemnify the Trustee and any predecessor Trustee against any and all losses, claims, damages, penalties, fines, liabilities or expenses, including incidental and out-of-pocket expenses and reasonable attorney’s fees (for purposes of this Article, “Losses”) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture and the Note Documents, including the costs and expenses of enforcing this Indenture against the Company (including this Section 7.07) and defending itself against any claim (whether asserted by the Company or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent such losses may be attributable to its negligence, bad faith or willful misconduct.  The Trustee shall notify the Company promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder, to the extent the Company has not been materially prejudiced thereby.  The Company shall defend the claim, and the Trustee shall cooperate in the defense.  The Trustee may have separate counsel if the Trustee has been reasonably advised by counsel (i) that there may be one or more legal defenses available to it that are different from or additional to those available to the Company or (ii) that there may be an actual or potential conflict of interest and that in the reasonable judgment of such counsel it is advisable for the

Trustee to engage separate counsel, and the Company shall pay the reasonable fees and expenses of such separate counsel.  The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

To secure the Company’s payment obligations in this Section and Section 13.13, the Trustee and the Collateral Agent shall have a Lien prior to the Notes on all money or property held or collected by the Trustee or the Collateral Agent, except that held in trust to pay principal, premium, if any, and interest on particular Notes.  Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(6) or (7) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The obligations of the Company under this Section 7.07 and Section 13.13 shall survive the satisfaction and discharge of this Indenture, the resignation or removal of the Trustee or the Collateral Agent and payment in full of the Notes to the expiration of the applicable statute of limitations.

SECTION 7.08.            Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

The Trustee may resign in writing at any time upon 30 days’ prior notice to the Company and be discharged from the trust hereby created by so notifying the Company.  The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing not less than 30 days prior to the effective date of such removal.  The Company may remove the Trustee if:

(a)           the Trustee fails to comply with Section 7.10 hereof;

(b)           the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)           a custodian or public officer takes charge of the Trustee or its property; or

(d)           the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may at the Company’s expense appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company.  Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders.  Subject to the Lien provided for in Section 7.07 hereof, the retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided, however, that all sums owing to the Trustee hereunder shall have been paid.  Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

In the case of an appointment hereunder of a separate or successor Trustee with respect to the Notes, the Company, the Guarantors, Holdings, RTS, the RTS Guarantors any retiring Trustee and each successor or separate Trustee with respect to the Notes shall execute and deliver a supplemental indenture hereto (1) which shall contain such provisions as shall be deemed necessary or desirable to confirm that all the rights, powers, trusts and duties of any retiring Trustee with respect to the Notes as to which any such retiring Trustee is not retiring shall continue to be vested in such retiring Trustee and (2) that shall add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee, it being understood that nothing herein or in such supplemental indenture shall constitute such Trustee co-trustees of the same trust and that each such separate, retiring or successor Trustee shall be Trustee of a trust or trusts hereunder separate and apart from any trust or trusts hereunder administered by any such other Trustee.

SECTION 7.09.            Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or banking association, the successor corporation or banking association without any further act shall, if such successor corporation or banking association is otherwise eligible hereunder, be the successor Trustee.

SECTION 7.10.            Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a Person organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million (or a wholly owned subsidiary of a bank or trust company, or of a bank holding company, the principal subsidiary of which is a bank or trust company having a combined capital and surplus of at least $50.0 million) as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA Section 310(a)(1), (2) and (5).  The Trustee is subject to TIA Section 310(b).

SECTION 7.11.            Preferential Collection of Claims Against Company.

The Trustee is subject to TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b).  A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

SECTION 7.12.            Security Documents; Intercreditor Agreement.

By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and Collateral Agent, as the case may be, to execute and deliver the Intercreditor Agreement and any other Security Documents in which the Trustee or the Collateral Agent, as applicable, is named as a party, including any other  intercreditor agreement entered pursuant to the terms of this Indenture or Security Document executed after the Emergence Date.  It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Collateral Agent are (a) expressly authorized to make the representations attributed to Holders in any such agreements and (b) not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose.  Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the Intercreditor Agreement or any other intercreditor agreement entered pursuant to the terms of this Indenture or Security Document, the Trustee and the Collateral Agent each shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

ARTICLE 8.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01.            Option To Effect Legal Defeasance or Covenant Defeasance.

The Company may, at its option and at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes upon compliance with the conditions set forth in this Article 8.

SECTION 8.02.            Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”) and each Guarantor, RTS and each RTS Guarantor shall be released from all of its obligations under its Guarantee or RTS Guarantee, as applicable.  For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Debt represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under the Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:  (a) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (b) the Company’s obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s, the Guarantors’, RTS’s and the RTS Guarantors’ obligations in connection therewith and (d) the provisions of this Article 8 relating to Legal Defeasance.  If the Company exercises under Section 8.01 the option applicable to this Section 8.02, subject to the satisfaction of the conditions set forth in Section 8.04, payment of the Notes may not be accelerated because of an Event of Default.  Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

SECTION 8.03.            Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from its obligations under the covenants contained in Sections 4.08 through 4.17 and 11.10 through 11.16 hereof, and the operation of Sections 5.01(a)(2), 5.01(a)(3), 5.01(d)(3) and 11.18(c), with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”) and each Guarantor, RTS and each RTS Guarantor shall be released from all of its obligations under its Guarantee or RTS Guarantee, as applicable, with respect to such covenants in connection with such outstanding Notes and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.  If the Company exercises under Section 8.01 the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, clauses (3), (4), (5), (6), (7) and (8) of Section 6.01 shall not constitute Events of Default.

SECTION 8.04.            Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 to the outstanding Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)           the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of investment bankers, appraisers or independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2)           in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a)           the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)           since the date of this Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)           in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)           no Event of Default shall have occurred and be continuing on the date of such deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(5)           such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(6)           the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company;

(7)           the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel (which may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8)           the Company shall have delivered to the Trustee an opinion of counsel (which may be subject to customary assumptions and exclusions) to the effect that assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

SECTION 8.05.                                   Deposited Cash and U.S. Government Securities To Be Held In Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all cash and non-callable U.S. Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of all sums due and to become due thereon in respect of principal, premium, if any, and interest but such cash and securities need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any cash or non-callable U.S. Government Securities held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent certified public accountants expressed in a written certification thereof delivered to the Trustee (which may be the certification delivered under Section 8.04), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06.            Repayment to Company.

The Trustee shall promptly, and in any event, no later than five (5) Business Days, pay to the Company after request therefor, any excess money held with respect to the Notes at such time in excess of amounts required to pay any of the Company’s Obligations then owing with respect to the Notes.

Subject to applicable law, any cash or non-callable U.S. Government Securities deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its written request or (if then held by the Company) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and securities, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such cash and securities remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such cash and securities then remaining shall be repaid to the Company.

SECTION 8.07.            Reinstatement.

If the Trustee or Paying Agent is unable to apply any cash or non-callable U.S. Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such cash and securities in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders to receive such payment from the cash and securities held by the Trustee or Paying Agent.

ARTICLE 9.

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01.            Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Company, the Guarantors, RTS, the RTS Guarantors and the Trustee (and/or the Collateral Agent, as applicable) may, at any time or from time to time, amend, supplement or otherwise modify (and with respect to the Intercreditor Agreement and any other intercreditor agreement contemplated in this Indenture, replace or substitute) this Indenture, the Notes, the Security Documents, the Intercreditor Agreement, any other intercreditor agreement entered into in accordance with the terms of this Indenture and any other Note Document, and the Company may direct the Trustee (and/or the Collateral Agent, as applicable) to, and the Trustee (and/or the Collateral Agent, as applicable) shall, enter into an amendment, supplement, modification, replacement or substitution of any Intercreditor Agreement or other intercreditor agreement, as applicable, without the consent of any Holder to:

(a)           cure any ambiguity, mistake, defect or inconsistency;

(b)           provide for uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(c)           provide for the assumption by a Surviving Person of the obligations of the Company under this Indenture as contemplated by Article 5 hereof;

(d)           make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights hereunder of any such Holder;

(e)           comply with any requirement of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(f)            add additional Guarantees or RTS Guarantees or additional obligors with respect to the Notes or release Guarantors, RTS or RTS Guarantors from the Guarantees or the RTS Guarantees, as applicable, as permitted by the terms of this Indenture;

(g)           secure the Notes;

(h)           to mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for the benefit of the Trustee on behalf of the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Obligations under the Note Documents, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to this Indenture, any of the Security Documents or otherwise;

(i)            to provide for the release of Collateral from the Lien pursuant to this Indenture, the Security Documents and the Intercreditor Agreement when permitted or required by the Security Documents, this Indenture or the Intercreditor Agreement;

(j)            to secure Obligations under any Indebtedness to the extent permitted under this Indenture and the Security Documents;

(k)           to add a Guarantor or RTS Guarantor;

(l)            to release a Guarantor from its Guarantee or RTS or an RTS Guarantor from its RTS Guarantee when permitted by this Indenture or the Intercreditor Agreement;

(m)          make any change that does not adversely affect the rights of any Holder in any material respect;

(n)           to provide for any Restricted Subsidiary to provide a Guarantee or RTS Guarantee in accordance with Section 4.09 or 11.10, to add Guarantees or RTS Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee, RTS Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture;

(o)           to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof or to provide for the accession by the Trustee to any of the Notes, the Guarantees, the RTS Guarantees and this Indenture.

Upon the request of the Company accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee will join with the Company, the Guarantors, RTS and the RTS Guarantors in the execution of any amended or supplemental indenture or other amendment of a Note Document authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee (and/or the Collateral Agent, as applicable) will not be obligated to enter into such amended or supplemental indenture or other amendment of a Note Document that adversely affects its own rights, duties or immunities under this Indenture, any Note Document, or otherwise.

SECTION 9.02.            With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Company, the Guarantors, Holdings, RTS, the RTS Guarantors and the Trustee (and/or the Collateral Agent, as applicable) may amend or supplement this Indenture, the Notes, the Security Document, the Intercreditor Agreement and any other Note Document with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes), and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (except a continuing Default or Event of Default in (i) the payment of principal, premium, if any, or interest on the Notes and (ii) in respect of a covenant or provision which under this Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment) or compliance with any provision of this Indenture, the Notes, the Security Documents, any Intercreditor Agreement or any other Note Document may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

Upon the request of the Company accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture, the Security Documents and the Intercreditor Agreement, and upon receipt by the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid and the documents described in Section 7.02 hereof, the Trustee (and/or the Collateral Agent, as applicable) will join with the Company, the Guarantors, Holdings, RTS and the RTS Guarantors in the execution of any amended or supplemental indenture, the Security Documents and the Intercreditor Agreement authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee (and/or the Collateral Agent, as applicable) will not be obligated to enter into such amendment or supplement that adversely affects its own rights or immunities or increases its duties under this Indenture or otherwise.

Without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(a)           reduce the principal amount of Notes whose Holders must consent to an amendment;

(b)           reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

(c)           reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

(d)           make any Notes payable in money other than that stated in the Notes;

(e)           make any change in provisions of this Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(f)            after the Company’s obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale or RTS Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale or RTS Asset sale has been consummated, modify any of the provisions or definitions with respect thereto;

(g)           modify or change any provision of this Indenture or the related definitions affecting the subordination or ranking of the Notes, any Guarantee or any RTS Guarantee in a manner which adversely affects the Holders;

(h)           release any Guarantor, Holdings, RTS, Holdings or RTS Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or its RTS Guarantee, as applicable, or the Indenture otherwise than in accordance with the terms of this Indenture; or

(i)            make any change to this Section 9.02.

Without the consent of the Holders of at least two-thirds in aggregate principal amount of the Notes then outstanding, no amendment or waiver may release all or substantially all of the Collateral from the Liens securing the Notes, other than in accordance with the terms of this Indenture or the Intercreditor Agreement.

From time to time, the Company, the Guarantors, RTS, the RTS Guarantors and the Trustee (and/or the Collateral Agent, as applicable), without the consent of the Holders, may enter into one or more intercreditor agreements in respect of Junior Priority Indebtedness, and the Company may direct the Trustee (and/or the Collateral Agent, as applicable) and the Trustee (and/or the Collateral Agent, as applicable) shall enter into such intercreditor agreements, in accordance with the terms of this Indenture.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any supplemental indenture.  If a record date is fixed, the Holders on such record date, or their duly designated proxies, and only such Persons, shall be entitled to consent to such supplemental indenture, whether or not such Holders remain Holders after such record date; provided that unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is 120 days after such record date, any such consent previously given shall automatically and without further action by any Holder be cancelled and of no further effect.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holder of each Note affected thereby to such Holder’s address appearing in the Security Register a notice briefly describing the amendment, supplement or waiver.  Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

SECTION 9.03.            Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

SECTION 9.04.            Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion thereof that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion thereof if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective.  An amendment, supplement or waiver shall become effective in accordance with its terms and thereafter shall bind every Holder.

SECTION 9.05.            Notation on or Exchange of Notes.

The Company may direct the Trustee to place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Company in exchange for all Notes may issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.06.            Trustee To Sign Amendments, Etc.

The Trustee (and/or the Collateral Agent, as applicable) shall sign any amended or supplemental indenture, Security Documents or the Intercreditor Agreement authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee (and/or the Collateral Agent, as applicable).  None of the Company nor any Guarantor, Holdings, RTS or RTS Guarantor may sign an amendment or supplemental indenture, Security Documents or Intercreditor Agreement until its board of directors (or committee serving a similar function) approves it.  In executing any amended or supplemental indenture, Security Documents or the Intercreditor Agreement the Trustee (and/or the Collateral Agent, as applicable) shall receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture, Security Documents, Intercreditor Agreement or other intercreditor agreement is authorized or permitted by this Indenture and that such amended or supplemental indenture, Security Documents, Intercreditor Agreement or other intercreditor agreement is the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to customary exceptions and that such amended or supplemental indenture,

Security Document, Intercreditor Agreement or other intercreditor agreement complies with the provisions hereof (including Section 9.03).

ARTICLE 10.

GUARANTEES

SECTION 10.01.         Guarantee.

Subject to this Article 10, the Guarantors hereby unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and the Collateral Agent and its successors and assigns:  (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes, subject to any applicable grace period, whether at stated maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on the overdue principal of and premium, if any, and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee and the Collateral Agent under this Indenture, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration pursuant to Section 6.02, redemption or otherwise.  Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.  Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

Each Guarantor hereby agrees that its obligations with regard to its Guarantee shall be joint and several, unconditional, irrespective of the validity or enforceability of the Notes or the obligations of the Company under this Indenture, the absence of any action to enforce the same, the recovery of any judgment against the Company or any other obligor with respect to this Indenture, the Notes or the Obligations of the Company under this Indenture or the Notes, any action to enforce the same or any other circumstances (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.  Each Guarantor further, to the extent permitted by law, hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Guarantee will not be discharged as to any Note except by complete performance of the Obligations contained in such Note and such Guarantee or as provided in this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.  Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 6.02 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby and (y) in the event of any declaration of acceleration of such obligations as provided in Section 6.02 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee.  The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

SECTION 10.02.         Limitation on Guarantor Liability.

(a)           Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that each Guarantor’s liability shall be that amount from time to time equal to the aggregate liability of such Guarantor under the guarantee, but shall be limited to the lesser of (a) the aggregate amount of the Company’s obligations under the Notes and this Indenture or (b) the amount, if any, which would not have (1) rendered the Guarantor “insolvent” (as such term is defined in the Federal Bankruptcy Code and in the Debtor and Creditor Law of the State of New York) or (2) left it with unreasonably small capital at the time its guarantee with respect to the Notes was entered into, after giving effect to the incurrence of existing debt immediately before such time; provided, however, it shall be a presumption in any lawsuit or proceeding in which a Guarantor is a party that the amount guaranteed pursuant to the guarantee with respect to the Notes is the amount described in clause (a) above unless any creditor, or representative of creditors of the Guarantor, or debtor in possession or Trustee in bankruptcy of the Guarantor, otherwise proves in a lawsuit that the aggregate liability of the Guarantor is limited to the amount described in clause (b).

(b)           In making any determination as to the solvency or sufficiency of capital of a Guarantor in accordance with the proviso of Section 10.02(a), the right of each Guarantor to contribution from other Guarantors and any other rights such Guarantor may have, contractual or otherwise, shall be taken into account.

SECTION 10.03.         Execution and Delivery of Guarantee.

To evidence its Guarantee set forth in Section 10.01, each Guarantor hereby agrees that a notation of such Guarantee in substantially the form included in Exhibit D attached hereto shall be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of such Guarantor by its President or one of its Vice Presidents.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

If an Officer whose signature is on this Indenture or on the Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Guarantee is endorsed, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

The Company hereby agrees that it shall cause each Person that becomes obligated to provide a Guarantee pursuant to Section 4.16 to execute a supplemental indenture, pursuant to which such Person provides the guarantee set forth in this Article 10 and otherwise assumes the obligations and accepts the rights of a Guarantor under this Indenture, in each case with the same effect and to the same extent as if such Person had been named herein as a Guarantor.  The Company also hereby agrees to cause each such new Guarantor to evidence its guarantee by endorsing a notation of such guarantee on each Note as provided in this Section 10.03.

SECTION 10.04.         Guarantors May Consolidate, Etc., on Certain Terms.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee in accordance with Article 5 hereof, of the Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor.  Such successor Person thereupon may cause to be signed any or all of the Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee.  All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

SECTION 10.05.                            Releases of Guarantees.

In the event of a sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) a Restricted Subsidiary of the Company, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be released and relieved of any obligations under its Guarantee; provided that the net proceeds of such sale or other disposition shall be applied in accordance with the applicable provisions of this Indenture, including without limitation Section 4.12.  If the Company exercises its legal defeasance option or its covenant defeasance option pursuant to Sections 8.02 or 8.03 or if its obligations under this Indenture are discharged in accordance with the terms of this Indenture, each Guarantor shall be released and relieved of any obligations under its Guarantee.  In the case of any Restricted Subsidiary which after the Emergence Date is required to guarantee the Notes pursuant to Section 4.16, such Restricted Subsidiary shall be released and relieved of any obligations under its Guarantee upon the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Notes.  If a Restricted Subsidiary is designated as an Unrestricted Subsidiary in accordance with the provisions of Section 4.16, such Subsidiary shall be released and relieved of any obligations under its Guarantee.  Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including without limitation Section 4.12, the Trustee shall execute any documents reasonably requested by the Company or such Guarantor in order to evidence the release of any Guarantor from its obligations under its Guarantee.

Any Guarantor not released from its obligations under its Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.

ARTICLE 11.

RTS MATTERS

SECTION 11.01.                            RTS Guarantee.

Subject to this Article 11, until the occurrence of an RTS Guarantee Release Trigger Event, Holdings, RTS and the RTS Guarantors hereby unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and the Collateral Agent and its successors and assigns:  (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes, subject to any applicable grace period, whether at stated maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on the overdue principal of and premium, if any, and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee and the Collateral Agent under this Indenture, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration pursuant to Section 6.02, redemption or otherwise.  Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, Holdings, RTS and the RTS Guarantors shall be jointly and severally obligated to pay the same immediately.  Holdings, RTS and each RTS Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

Holdings, RTS and each RTS Guarantor hereby agrees that its obligations with regard to its RTS Guarantee shall be joint and several, unconditional, irrespective of the validity or enforceability of the Notes or the obligations of the Company under this Indenture, the absence of any action to enforce the same, the recovery of any judgment against the Company or any other obligor with respect to this Indenture, the Notes or the Obligations of the Company under this Indenture or the Notes, any action to enforce the same or any other circumstances (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of Holdings, RTS or an RTS Guarantor.  Holdings, RTS and each RTS Guarantor further, to the extent permitted by law, hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its RTS Guarantee will not be discharged as to any Note except (i) automatically, upon the occurrence of an RTS Guarantee Release Trigger Event, and (ii) by complete performance of the Obligations contained in such Note and such RTS Guarantee or as provided in this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors, Holdings, RTS, the RTS Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company, the Guarantors, Holdings, RTS or the RTS Guarantors any amount paid by either to the Trustee or such Holder, this RTS Guarantee, at any time until the occurrence of an RTS Guarantee Release Trigger Event, to the extent theretofore discharged, shall be reinstated in full force and effect.

Holdings, RTS and each RTS Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.  Holdings, RTS and each RTS Guarantor further agrees that, as between Holdings, RTS and the RTS Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 6.02 hereof for the purposes of this RTS Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby and (y) in the event of any declaration of acceleration of such obligations as provided in Section 6.02 hereof that occurs prior to the occurrence of an RTS Guarantee Release Trigger Event, such obligations (whether or not due and payable) shall forthwith become due and payable by Holdings, RTS and the RTS Guarantors for the purpose of this RTS Guarantee.  Holdings, RTS and the RTS Guarantors shall have the right to seek contribution from any non-paying RTS Guarantor (including Holdings and RTS) so long as the exercise of such right does not impair the rights of the Holders under the RTS Guarantee.

SECTION 11.02.                            Limitation on RTS Guarantor Liability.

(a)                                 Holdings, RTS and each RTS Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the guarantee of Holdings, RTS and each such RTS Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any guarantee.  To effectuate the foregoing intention, the Trustee, the Holders, Holdings, RTS and the RTS Guarantors hereby irrevocably agree that Holdings’ RTS’s and each RTS Guarantor’s liability shall be that amount from time to time equal to the aggregate liability of Holdings, RTS or such RTS Guarantor, as applicable, under the guarantee, but shall be limited to the lesser of (a) the aggregate amount of the Company’s obligations under the Notes and this Indenture or (b) the amount, if any, which would not have (1) rendered Holdings, RTS or the RTS Guarantor “insolvent” (as such term is defined in the Federal Bankruptcy Code and in the Debtor and Creditor Law of the State of New York) or (2) left it with unreasonably small capital at the time its guarantee with respect to the Notes was entered into, after giving effect to the incurrence of existing debt immediately before such time; provided, however, it shall be a presumption in any lawsuit or proceeding in which Holdings, RTS or an RTS Guarantor is a party that the amount guaranteed pursuant to the guarantee with respect to the Notes is the amount described in clause (a) above unless any creditor, or representative of creditors of Holdings, RTS or the RTS Guarantor, or debtor in possession or Trustee in bankruptcy of Holdings, RTS or the RTS Guarantor, otherwise proves in a lawsuit that the aggregate liability of Holdings, RTS or the RTS Guarantor is limited to the amount described in clause (b).

(b)                                 In making any determination as to the solvency or sufficiency of capital of Holdings, RTS or an RTS Guarantor in accordance with the proviso of Section 11.02(a), the right of Holdings, RTS and each

RTS Guarantor to contribution from Holdings, RTS or the other RTS Guarantors and any other rights Holdings, RTS or such RTS Guarantor may have, contractual or otherwise, shall be taken into account.

SECTION 11.03.                            Execution and Delivery of the RTS Guarantee.

To evidence its RTS Guarantee set forth in Section 11.01, Holdings, RTS and each RTS Guarantor hereby agrees that a notation of such RTS Guarantee in substantially the form included in Exhibit F attached hereto shall be endorsed by an Officer of Holdings, RTS or such RTS Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of Holdings, RTS and such RTS Guarantor by its President or one of its Vice Presidents.

Holdings, RTS and each RTS Guarantor hereby agrees that its RTS Guarantee set forth in Section 11.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such RTS Guarantee.

If an Officer whose signature is on this Indenture or on the RTS Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a RTS Guarantee is endorsed, the RTS Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the RTS Guarantee set forth in this Indenture on behalf of Holdings, RTS and the RTS Guarantors.

RTS hereby agrees that it shall cause each Person that becomes obligated to provide a RTS Guarantee pursuant to Section 11.16 to execute a supplemental indenture, pursuant to which such Person provides the guarantee set forth in this Article 11 and otherwise assumes the obligations and accepts the rights of an RTS Guarantor under this Indenture, in each case with the same effect and to the same extent as if such Person had been named herein as an RTS Guarantor.  RTS also hereby agrees to cause each such new RTS Guarantor to evidence its guarantee by endorsing a notation of such guarantee on each Note as provided in this Section 11.03.

SECTION 11.04.                            RTS Guarantors May Consolidate, Etc., on Certain Terms.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee in accordance with Article 5 hereof, of the RTS Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by Holdings, RTS or the RTS Guarantor, such successor Person shall succeed to and be substituted for Holdings, RTS or the RTS Guarantor with the same effect as if it had been named herein as such.  Such successor Person thereupon may cause to be signed any or all of the RTS Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee.  All the RTS Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the RTS Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such RTS Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4, 5 and 11, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of Holdings, RTS or an RTS Guarantor with or into Holdings, RTS or another RTS Guarantor, or shall prevent any sale or conveyance of the property of an RTS Guarantor as an entirety or substantially as an entirety to Holdings, RTS or another RTS Guarantor.

SECTION 11.05.                            Releases of RTS Guarantees.

In the event of a sale or other disposition of all or substantially all of the assets of Holdings or any RTS Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of Holdings or any RTS Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) a Restricted Subsidiary of  RTS, then Holdings or such RTS Guarantor, as applicable (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such RTS Guarantor), or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of Holdings or such RTS Guarantor) shall be released and relieved of any obligations under its RTS Guarantee; provided that the net proceeds of such sale or other disposition shall be applied in accordance with the applicable provisions of this Indenture, including without limitation Section 11.13.  If the Company exercises its legal defeasance option or its covenant defeasance option pursuant to Sections 8.02 or 8.03 or if its obligations under this Indenture are discharged in accordance with the terms of this Indenture, Holdings, RTS and each RTS Guarantor shall be released and relieved of any obligations under its RTS Guarantee.  In the case of any RTS Restricted Subsidiary which after the Emergence Date is required to guarantee the Notes pursuant to Section 11.16, such RTS Restricted Subsidiary shall be released and relieved of any obligations under its RTS Guarantee upon the release or discharge of the guarantee by such RTS Restricted Subsidiary of Indebtedness of the Company or any RTS Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Notes.  If an RTS Guarantor is designated as an Unrestricted Subsidiary in accordance with the provisions of Section 11.16, such RTS Guarantor shall be released and relieved of any obligations under its RTS Guarantee.  Upon the occurrence of an RTS Guarantee Release Trigger Event, each of Holdings, RTS and each RTS Guarantor shall be released and relieved of any obligations under its RTS Guarantee.  Upon delivery by RTS to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by RTS in accordance with the provisions of this Indenture, including without limitation Section 11.13 the Trustee shall execute any documents reasonably requested by the Company or such RTS Guarantor in order to evidence the release of any RTS Guarantor from its obligations under its RTS Guarantee.

Any of Holdings or any RTS Guarantor that is not released from its obligations under its RTS Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of Holdings and any RTS Guarantor under this Indenture as provided in this Article 11.

SECTION 11.06.                            RTS Reports.

(a)                                 Notwithstanding that RTS may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, if not filed electronically with the SEC through EDGAR (or any successor system), RTS shall provide to the Trustee and the registered Holders of the Notes, within 15 days of the time periods specified in the relevant forms:

(1)                                 all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if RTS were required to file such Forms (but without any requirement to provide separate financial statements of any Subsidiary of RTS), including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by RTS’s independent registered public accounting firm; and

(2)                                 all current reports that would be required to be filed with the SEC on Form 8-K if RTS were required to file such reports.

(b)                                 If RTS has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in “Management’s Discussion and Analysis of Results of Operations and Financial Condition,” of the financial condition and results of operations of RTS and its Restricted Subsidiaries.

(c)                                  RTS will:

(1)                                 hold a quarterly conference call to discuss the information contained in the annual and quarterly reports required under Section 11.06(a)(1) (the “Financial Reports”) not later than ten business days from the time RTS furnishes such reports to the Trustee;

(2)                                 at any time when RTS is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, no fewer than three business days prior to the date of the conference call required to be held in accordance Section 11.06(e)(1), issue a press release to the appropriate U.S. wire services announcing the time and date of such conference call and directing the beneficial owners of, and prospective investors in, the Notes and securities analysts with respect to debt securities and associated with a nationally recognized financial institution (“Securities Analysts”) to contact an individual at RTS (for whom contact information shall be provided in such press release) to obtain the Financial Reports and information on how to access such conference call; and

(3)                                 (A) (x) maintain a public or non-public website to which beneficial owners of, and prospective investors in, the Notes and Securities Analysts are given access and to which the reports required by this Section 11.06 are posted along with, as applicable, details on the time and date of the conference call required by Sections 11.06(e)(1) and (2) and information on how to access that conference call and (y) distribute via electronic mail such reports and conference call details to beneficial owners of, and prospective investors in, the Notes and Securities Analysts who request to receive such distributions or (B) file such reports electronically with the SEC through EDGAR (or any successor system).

(d)                                 The annual and quarterly financial information required pursuant to Section 11.06(a) hereof will present the operations of the RTS Entities and the operations of the Company and its Restricted Subsidiaries as separate reporting segments.

Delivery of such reports, information and documents to the Trustee pursuant to this Section 11.06 is for informational purposes only, and the Trustee’s receipt thereof shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including RTS’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

SECTION 11.07.                            RTS Compliance Certificate.

(a)                                 RTS shall deliver to the Trustee, within 90 days after the end of each fiscal year, commencing with the fiscal year ended December 31, 2013, an Officers’ Certificate stating that a review of the activities of RTS, the RTS Guarantors and their respective Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether RTS, the RTS Guarantors and their respective Subsidiaries have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge RTS, the RTS Guarantors and their respective Subsidiaries have kept, observed, performed and fulfilled each and every covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action RTS is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, or interest on the Notes is prohibited or if such event has occurred, a description of the event and what action RTS is taking or proposes to take with respect thereto.

(b)                                 RTS shall otherwise comply with TIA Section 314(a)(2).

(c)                                  RTS shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any event that with the giving of notice and/or the lapse of time would become an Event of Default, its status and what action RTS is taking or proposes to take with respect thereto.

SECTION 11.08.                            RTS Taxes.

RTS shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies, except such as are being contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

SECTION 11.09.                            RTS Corporate Existence.

Subject to Article 5 hereof, RTS shall do or cause to be done all things necessary to preserve and keep in full force and effect (a) its corporate existence, and the corporate, partnership or other existence of each RTS Restricted Subsidiary, in accordance with the respective organizational documents (as the same may be amended from time to time) of RTS or any such RTS Restricted Subsidiary and (b) the rights (charter and statutory), licenses and franchises of RTS and the RTS Restricted Subsidiaries; provided, however, that RTS shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any RTS Restricted Subsidiary, if the Board of Directors of RTS shall determine that the preservation thereof is no longer desirable in the conduct of the business of RTS and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes, or that such preservation is not necessary in connection with any transaction not prohibited by this Indenture.

SECTION 11.10.                            Incurrence of Additional Debt by RTS and the RTS Restricted Subsidiaries.

(a)                                 RTS will not, and will not permit any of the RTS Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”), any Indebtedness; provided, however, that RTS  or any RTS Restricted Subsidiary that is or, upon such incurrence, becomes a RTS Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) and any RTS Restricted Subsidiary that is not or will not, upon such incurrence, become a RTS Guarantor may incur Acquired Indebtedness, in each case, if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of RTS is greater than 2.0 to 1.0.

(b)                                 Section 11.10(a) will not prohibit the incurrence of any of the following items of Indebtedness:

(1)                                 Indebtedness represented by the Guarantees of the Notes issued on the Emergence Date in an aggregate principal amount not to exceed $82.5 million;

(2)                                 Indebtedness incurred pursuant to the Credit Facilities of RTS or its Subsidiaries in an aggregate principal amount at any time outstanding (including all such Indebtedness which is then classified as having been incurred as of the Emergence Date under Section 4.09(b)(2) of the Second Lien Notes Indenture) not to exceed $150.0 million less the amount of all payments actually made by the borrower thereunder in respect of Indebtedness thereunder with RTS Net Cash Proceeds from RTS Asset Sales pursuant to Section 11.13(3)(a);

(3)                                 other Indebtedness of RTS and its Restricted Subsidiaries outstanding on the RTS Issue Date (including, without limitation, the Second Lien Notes, the Subordinated Notes, Capitalized Lease Obligations and RTS Purchase Money Indebtedness outstanding on the RTS Issue Date);

(4)                                 Indebtedness represented by Capitalized Lease Obligations and RTS Purchase Money Indebtedness of RTS and its Restricted Subsidiaries (including all such Indebtedness which is then classified as having been incurred as of the Emergence Date under Section 4.09(b)(4) of the Second Lien Notes Indenture) not to exceed the greater of $50.0 million and 4.0% of RTS Total Assets at any one time outstanding;

(5)                                 Hedging Obligations of RTS or any RTS Restricted Subsidiary;

(6)                                 Indebtedness incurred by RTS or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(7)                                 Indebtedness of a Restricted Subsidiary of RTS to RTS or to a Restricted Subsidiary of RTS for so long as such Indebtedness is held by RTS or a Restricted Subsidiary of RTS or the holder of a Lien permitted under this Indenture, in each case subject to no Lien held by a Person other than RTS or a Restricted Subsidiary of RTS or the holder of a Lien permitted under this Indenture; provided that if as of any date any Person other than RTS or a Restricted Subsidiary of RTS or the holder of a Lien permitted under this Indenture owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting permitted Indebtedness under this clause (7) by the issuer of such Indebtedness;

(8)                                 Indebtedness of RTS to a Restricted Subsidiary of RTS for so long as such Indebtedness is held by a Restricted Subsidiary of RTS or the holder of a Lien permitted under this Indenture, in each case subject to no Lien other than a Lien permitted under this Indenture; provided that (a) any Indebtedness of RTS to any Restricted Subsidiary of RTS that is not an RTS Guarantor is unsecured and subordinated, pursuant to a written agreement, to RTS’s obligations under this Indenture and the Notes and (b) if as of any date any Person other than a Restricted Subsidiary of RTS or the holder of a Lien permitted under this Indenture owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting permitted Indebtedness under this clause (8) by RTS;

(9)                                 Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(10)                          Indebtedness of RTS or any of its Restricted Subsidiaries in respect of performance bonds, completion guarantees, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

(11)                          RTS Refinancing Indebtedness;

(12)                          Indebtedness represented by guarantees by RTS or its Restricted Subsidiaries of Indebtedness or other obligations otherwise permitted to be incurred under this Indenture;

(13)                          Indebtedness of RTS or any RTS Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments, earn-outs or similar obligations in connection with the acquisition or disposition of assets or a Subsidiary;

(14)                          Indebtedness or Disqualified Capital Stock of Persons (other than Indebtedness or Disqualified Capital Stock incurred in anticipation of such acquisition or merger) that are acquired by RTS or any RTS Restricted Subsidiary or merged into RTS or a RTS Restricted Subsidiary in accordance with the terms of this Indenture; provided that after giving effect to such acquisition either (A) RTS would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of this Section 11.10(a) or (B) the Consolidated Fixed Charge Coverage Ratio would be greater than such Consolidated Fixed Charge Coverage Ratio immediately prior to such acquisition;

(15)                          additional Indebtedness of RTS and its Restricted Subsidiaries in an aggregate principal amount (including all such Indebtedness which is then classified as having been incurred as of the Emergence Date under Section 4.09(b)(15) of the Second Lien Notes Indenture) not to exceed $25.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement);

(16)                          Indebtedness consisting of promissory notes issued by RTS or any RTS Restricted Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Capital Stock of RTS or any of its direct or indirect parent corporations permitted by Section 11.11; provided that any such obligations shall be explicitly subordinated to the Notes;

(17)                          Indebtedness of RTS or any RTS Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to defease the Notes under Article 8 or Article 12;

(18)                          Indebtedness of Subsidiaries of RTS that are not Guarantors or RTS Guarantors in an aggregate principal amount (including all such Indebtedness which is then classified as having been incurred as of the Emergence Date under Section 4.09(b)(18) of the Second Lien Notes Indenture) not to exceed the greater of $15.0 million and 1.25% of RTS Total Assets at any one time outstanding; and

(19)                          Indebtedness of RTS or any RTS Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business.

(c)                                  For purposes of determining compliance with this Section 11.10, in the event that an item of Indebtedness meets the criteria of more than one of clauses (1) through (19) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of  Section 11.10(a), RTS shall, in its sole discretion, classify (or on a later date reclassify in whole or in part so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification) such item of Indebtedness in any manner that complies with this covenant (and any portion of an item of Indebtedness to be incurred under clauses (1) through (19) above on a particular date shall not be included in the calculation of the Consolidated Fixed Charge Coverage Ratio in determining the amount of Indebtedness that may be incurred on the same date pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of this covenant); provided that all Indebtedness outstanding under the Credit Agreement on the Emergence Date shall initially be deemed to have been incurred pursuant to clause (2). Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of this covenant. The maximum amount of Indebtedness that RTS and the RTS Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

(d)                                 RTS will not incur, and will not permit any RTS Guarantor to incur or suffer to exist, any Indebtedness (including Indebtedness permitted to be incurred under Section 11.10(b)) that is contractually subordinated in right of payment to any other Indebtedness of RTS or such RTS Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the RTS Guarantees to the same extent.  For purposes of this Indenture, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of RTS or any RTS Guarantor solely by virtue of such Indebtedness being unsecured or secured by different collateral or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

SECTION 11.11.                            RTS Restricted Payments.

(a)                                 RTS will not, and will not cause or permit any of the RTS Restricted Subsidiary to, directly or indirectly:

(1)                                 declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of RTS) on or in respect of shares of RTS’s Capital Stock to holders of such Capital Stock;

(2)                                 purchase, redeem or otherwise acquire or retire for value any Capital Stock of  RTS;

(3)                                 make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any RTS Subordinated Indebtedness, except any payment, purchase, redemption, defeasance or other acquisition or retirement for value of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of payment, purchase, redemption, defeasance, acquisition or retirement and any payment of intercompany Indebtedness to RTS or any of its Restricted Subsidiaries; or

(4)                                 make any Investment (other than RTS Permitted Investments);

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as an “RTS Restricted Payment”) if at the time of such RTS Restricted Payment or immediately after giving effect thereto,

(i)                  a Default or an Event of Default shall have occurred and be continuing;

(ii)               RTS is not able to incur at least $1.00 of additional Indebtedness (other than Indebtedness permitted to be incurred under Section 11.10(b)); or

(iii)            the aggregate amount of RTS Restricted Payments (including such proposed RTS Restricted Payment) made subsequent to the RTS Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of RTS shall exceed the sum of:

(w)                               50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of RTS for the period beginning with the first full fiscal quarter during which the RTS Issue Date occurs and to the end of RTS’s most recently ended fiscal quarter for which internal financial statements are available at the time the RTS Restricted Payment occurs (treating such period as a single accounting period); plus

(x)                                 100% of the aggregate Qualified Proceeds received by RTS from any Person (other than a Subsidiary of RTS) from the issuance and sale subsequent to RTS Issue Date and on or prior to the date the RTS Restricted Payment occurs (the “RTS Reference Date”) of Qualified Capital Stock of RTS or warrants, options or other rights to acquire Qualified Capital Stock of RTS (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock); plus

(y)                                 without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate Qualified Proceeds of any equity contribution received by RTS from a holder of RTS’s Capital Stock subsequent to the RTS Issue Date and on or prior to the RTS Reference Date; plus

(z)                                  without duplication, the sum of:

(1)                                 the aggregate amount returned in cash and the fair market value of property used or useful in a Similar Business on or with respect to Investments (other than RTS Permitted Investments) made subsequent to the RTS Issue Date whether through interest payments, principal payments, dividends or other distributions or payments;

(2)                                 the net cash proceeds and fair market value of property used or useful in a Similar Business received by RTS or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of RTS); and

(3)                                 upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary.

(b)                                 Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1)                                 the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration or the redemption, repurchase or retirement of RTS Subordinated Indebtedness if at the date of any irrevocable redemption notice such payment would have complied with this covenant;

(2)                                 any RTS Restricted Payment, either (i) in exchange for shares of Qualified Capital Stock of RTS or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of RTS) of shares of Qualified Capital Stock of RTS (provided such net proceeds are excluded from the calculation set forth under clause (iii) above);

(3)                                 the acquisition or prepayment of any RTS Subordinated Indebtedness either (i) in exchange for (a) shares of Qualified Capital Stock of RTS or (b) RTS Refinancing Indebtedness, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of RTS) (provided such net proceeds are excluded from the calculation set forth under clause (iii) above) of (a) shares of Qualified Capital Stock of RTS or (b) RTS Refinancing Indebtedness;

(4)                                 repurchases by RTS of Capital Stock of RTS or any direct or indirect parent entity of RTS from current or former officers, directors, consultants, agents and employees of RTS or any of its Subsidiaries or their authorized representatives (including the heirs and estates of such Persons) pursuant to any management equity subscription agreement, stock option plan or agreement, shareholders agreement, or similar agreement, plan or arrangement, including amendments thereto, in an aggregate amount not to exceed $3.0 million in any calendar year (with unused amounts in any calendar year being carried over to the next succeeding calendar year subject to a maximum of $6.0 million in any calendar year); provided that such amount in any fiscal year may be increased in an amount not to exceed (a) the net cash proceeds from the sale of Qualified Capital Stock of RTS and, to the extent contributed to RTS, Capital Stock of any direct or indirect parent entity of RTS, in each case to any officer, director, consultant, agent or employee of RTS or any RTS Restricted Subsidiary of RTS that occurs after the Emergence Date (provided such net proceeds, to the extent used to make a RTS Restricted Payment pursuant to this clause (4), are excluded from the calculation set forth under clause (iii) above), plus (b) the net cash proceeds of key man life insurance policies received by RTS or its Restricted Subsidiaries subsequent to the Emergence Date;

(5)                                 the declaration and payment of dividends by RTS to, or the making of loans to, Holdings or any direct or indirect parent in amounts required for Holdings or any direct or indirect parent companies to pay, in each case without duplication,

(a)                                 franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b)                                 foreign, federal, state and local income taxes, to the extent such income taxes are attributable to the income of RTS and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that RTS and its Restricted Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were RTS, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(c)                                  customary salary, bonus, severance and other benefits payable to officers and employees of any direct or indirect parent company of RTS to the extent such salaries, bonuses, severance and other benefits are attributable to the ownership or operation of RTS and its Restricted Subsidiaries;

(d)                                 customary corporate indemnities owing to directors and officers of Holdings or any direct or indirect parent company of Holdings;

(e)                                  general corporate operating and overhead costs and expenses of any direct or indirect parent company of RTS to the extent such costs and expenses are attributable to the ownership or operation of RTS and its Restricted Subsidiaries;

(f)                                   fees and expenses related to any unsuccessful equity or debt offering or other financing transaction of such parent entity; and

(g)                                  obligations under the Management Agreement;

(6)                                 the declaration and payment of dividends on RTS’s common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following the first public offering of RTS’s common stock or the common stock of any of its direct or indirect parent companies after the Emergence Date, of up to 6% per annum of the net cash proceeds received by or contributed to RTS in or from any such public offering, other than public offerings with respect to RTS’s common stock registered on Form S-8;

(7)                                 cash payments in lieu of fractional shares issuable as dividends on preferred stock or upon the exercise or conversion of any warrants, options or other securities of Holdings, any direct or indirect parent company of Holdings, RTS or any of its Restricted Subsidiaries;

(8)                                 the declaration and payment of dividends to holders of any class or series of Disqualified Capital Stock of RTS or any of its Restricted Subsidiaries and the repurchase or redemption of Disqualified Capital Stock upon any scheduled redemption date; provided that such Disqualified Capital Stock was issued under Section 11.10;

(9)                                 the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any RTS Subordinated Indebtedness (a) at a purchase price not greater than 101% of the principal amount of such Indebtedness in the event of a change of control as defined under such Indebtedness in accordance with provisions similar to Section 4.15 or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the Section 11.13; provided that, prior to such purchase, repurchase, redemption, defeasance or acquisition or retirement, RTS has made the Change of Control Offer or RTS Net Proceeds Offer, as applicable, as provided in such covenant, and has completed, if applicable, the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or RTS Net Proceeds Offer;

(10)                          distributions of Capital Stock or Indebtedness of Unrestricted Subsidiaries (except to the extent of any RTS Permitted Investment under clauses (10), (12) and (19) of the definition thereof in such Unrestricted Subsidiary);

(11)                          repurchases of Capital Stock of Holdings, any of its direct or indirect parent companies, RTS or any Restricted Subsidiaries deemed to occur upon exercise of stock options or warrants or other securities convertible or exchangeable into Capital Stock of Holdings, any of its direct or indirect parent companies, RTS or any Restricted Subsidiaries if such Capital Stock represents all or a portion of the exercise price of such options or warrants; and

(12)                          so long as no Default or Event of Default shall have occurred and be continuing, other RTS Restricted Payments in an aggregate amount taken together with all other RTS Restricted Payments made pursuant to this clause (12) not to exceed $15.0 million.

In determining the aggregate amount of RTS Restricted Payments made for purposes of clause (iii) of the immediately preceding paragraph, (x) at any time subsequent to the RTS Issue Date but prior to the Emergence Date only amounts expended pursuant to Section 4.10(a) and clauses (1), (6), (9) and (12) of Section 4.10(b) of the Second Lien Notes Indenture shall be included in such calculation and (y) on or following the Emergence Date, only amounts expended pursuant to clauses (1), (6), (9) and (12) shall be included in such calculation.

SECTION 11.12.                            RTS Liens.

RTS will not, and will not cause or permit any of the RTS Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens (other than RTS Permitted Liens) that secure Indebtedness against or upon any property or assets of RTS or any of the RTS Restricted Subsidiaries whether owned on the Emergence Date or acquired after the Emergence Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom.

SECTION 11.13.                            RTS Asset Sales.

(a)                                 RTS will not, and will not permit any of the RTS Restricted Subsidiaries to, consummate an RTS Asset Sale unless:

(1)                                 RTS or the applicable RTS Restricted Subsidiary, as the case may be, receives consideration at the time of such RTS Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by RTS’s Board of Directors);

(2)                                 at least 75% of the consideration received by RTS or the RTS Restricted Subsidiary, as the case may be, from such RTS Asset Sale shall be in the form of cash, Cash Equivalents and/or RTS Replacement Assets (as defined below) and is received at the time of such disposition; provided that (a) the amount of any liabilities (as shown on RTS’s or such RTS Restricted Subsidiary’s most recent balance sheet or the notes thereto) of RTS or any such RTS Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Guarantee of an RTS Guarantor) that are assumed by the transferee of any such assets, (b) any securities, notes or other obligations received by RTS or any such RTS Restricted Subsidiary from such transferee that are, within 180 days after the date of the Asset Sale, converted by RTS or such RTS Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash of Cash Equivalents received in that conversion, and (c) Designated Non-cash Consideration received by RTS or any RTS Restricted Subsidiary in connection with a joint venture with a Strategic Investor, provided that the aggregate amount of Designated Non-cash Consideration issued pursuant to this Section 11.13(a)(2)(c) since the Emergence Date, together will all  Designated Non-cash Consideration (as defined in the Second Lien Notes Indenture) issued pursuant to Section 4.12(a)(2)(c) of the Second Lien Notes Indenture since the RTS Issue Date, shall not exceed the greater of $25.0 million and 2.0% of the RTS Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, each shall be deemed to be cash for the purposes of this provision; and

(3)                                 upon the consummation of an RTS Asset Sale, RTS shall apply, or cause such RTS Restricted Subsidiary to apply, the RTS Net Cash Proceeds relating to such RTS Asset Sale within 365 days of receipt thereof either:

(a)                                 to prepay, acquire or otherwise retire any (i) Secured Indebtedness, or (ii) any Indebtedness of a Restricted Subsidiary that is not an RTS Restricted Subsidiary and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility;

(b)                                 to make an investment or capital expenditure in properties and assets that replace the properties and assets that were the subject of such RTS Asset Sale or in properties and assets (including Capital Stock) that will be used in the business of RTS and its Restricted Subsidiaries as existing on the Emergence Date or in businesses reasonably related thereto (“RTS Replacement Assets”); and/or

(c)                                  to a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

(b)                                 Pending the final application of such RTS Net Cash Proceeds, RTS may temporarily reduce borrowings under the Credit Agreement or any other revolving credit facility or otherwise use the RTS Net Cash Proceeds in any manner that is not prohibited by this Indenture.  On the 366th day after an RTS Asset Sale or such earlier date, if any, as the Board of Directors of RTS or of such RTS Restricted Subsidiary determines not to apply the RTS Net Cash Proceeds relating to such RTS Asset Sale as set forth in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each, a “RTS Net Proceeds Offer Trigger Date”), such aggregate amount of RTS Net Cash Proceeds which have not been applied on or before such RTS Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (provided that if prior to such 366th day RTS or a RTS Restricted Subsidiary enters into a binding agreement committing it to apply such RTS Net Cash Proceeds in accordance with the requirements of clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph after such day, such 365-day period will be extended with respect to the amount of Net Cash Proceeds so committed for a period not to exceed 180 days) (each a “RTS Net Proceeds Offer Amount”) shall be applied by RTS or such RTS Restricted Subsidiary to make an offer to purchase (the “RTS Net Proceeds Offer”) to all Holders and, to the extent required by the terms of any Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, on a date (the “RTS Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable RTS Net Proceeds Offer Trigger Date, from all Holders (and holders of any such Pari Passu Indebtedness) on a pro rata basis, that amount of Notes (and Pari Passu Indebtedness) equal to the RTS Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes (and Pari Passu Indebtedness) to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by RTS or any RTS Restricted Subsidiary, as the case may be, in connection with any RTS Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an RTS Asset Sale hereunder and the RTS Net Cash Proceeds thereof shall be applied in accordance with this covenant.

RTS may defer the RTS Net Proceeds Offer until there is an aggregate unutilized RTS Net Proceeds Offer Amount equal to or in excess of $10.0 million resulting from one or more RTS Asset Sales (at which time, the entire unutilized RTS Net Proceeds Offer Amount, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this Section 11.13).

In the event of the transfer of substantially all (but not all) of the property and assets of RTS and the RTS Restricted Subsidiaries as an entirety to a Person in a transaction permitted under Section 11.18 which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of RTS and the RTS Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale.  In addition, the fair market value of such properties and assets of RTS or the RTS Restricted Subsidiaries deemed to be sold shall be deemed to be RTS Net Cash Proceeds for purposes of this Section 11.13.

Each RTS Net Proceeds Offer will be made in compliance with the procedures set forth in Section 3.09.  To the extent Holders properly tender Notes and holders of Secured Indebtedness properly tender such Secured Indebtedness in an amount exceeding the RTS Net Proceeds Offer Amount, the tendered Notes and Secured Indebtedness will be purchased on a pro rata basis based on the aggregate amounts of Notes and Secured Indebtedness tendered (and the Trustee shall select the tendered Notes of tendering Holders (i) to the extent the Trustee has received written notice from the Company that the Notes are listed on a national securities exchange, in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, (ii) by lot or such other similar method in accordance with applicable procedures of the Depositary (if the Notes are Global Notes), or (iii) if there are no such requirements of such exchange or the Depositary, on a pro rata basis.  If any RTS Net Cash Proceeds remain after the consummation of any RTS Net Proceeds Offer, RTS may use those

RTS Net Cash Proceeds for any purpose not otherwise prohibited by this Indenture.  Upon completion of each RTS Net Proceeds Offer, the amount of RTS Net Cash Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a RTS Net Proceeds Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, RTS shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the provisions of this Indenture by virtue thereof.

SECTION 11.14.                            Dividend and Other Payment Restrictions Affecting RTS Restricted Subsidiaries.

RTS will not, and will not cause or permit any of the RTS Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any RTS Restricted Subsidiary to:

(1)                                 pay dividends or make any other distributions on or in respect of its Capital Stock;

(2)                                 make loans or advances to RTS or any other Restricted Subsidiary or to pay any Indebtedness owed to RTS or any other Restricted Subsidiary of RTS; or

(3)                                 transfer any of its property or assets to RTS or any other Restricted Subsidiary of RTS,

except in each case for such encumbrances or restrictions existing under or by reason of:

(a)                                   applicable law, rule, regulation or order;

(b)                                   this Indenture, the Notes and the Guarantees;

(c)                                    customary non-assignment provisions of any contract or license or any lease governing a leasehold interest of any Restricted Subsidiary of RTS;

(d)                                   any instrument governing Acquired Indebtedness or Capital Stock, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e)                                    agreements existing on the Emergence Date to the extent and in the manner such agreements are in effect on the Emergence Date;

(f)                                     the Credit Agreement;

(g)                                    the Subordinated Notes, the Subordinated Notes Indenture and related guarantees and the Second Lien Notes, the Senior Lien Notes Indenture and related guarantees;

(h)                                   restrictions on the transfer of assets subject to any Lien permitted under this Indenture imposed by the holder of such Lien;

(i)                                       customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

(j)                                      RTS Purchase Money Indebtedness or Capitalized Lease Obligations that, in each case, impose restrictions of the nature discussed in clause (3) above in the first paragraph of this covenant on the property so acquired;

(k)                                   contracts for the sale of assets, including without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(l)                                       restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(m)                               customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(n)                                   Indebtedness or Capital Stock of any Restricted Subsidiary (i) that is an RTS Guarantor that is incurred subsequent to the Emergence Date or (ii) that is incurred by a Foreign Subsidiary of RTS subsequent to the Emergence Date;

(o)                                   an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (b), (d), (e), (g) and (h) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to RTS in any material respect as determined by the Board of Directors of RTS in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (b), (d), (e), (g) and (h); and

(p)                                 any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred subsequent to the Emergence Date pursuant to the provisions of Section 11.10 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than (i) the encumbrances and restrictions contained in the Credit Agreement, together with the security documents associated therewith as in effect on the Emergence Date or (ii) in comparable financings (as determined in good faith by RTS) and where, in the case of clause (ii), either (a) RTS determines at the time of issuance of such Indebtedness that such encumbrances or restrictions will not adversely affect, in any material respect, RTS’s ability to make principal or interest payments on the Notes or (b) such encumbrance or restriction applies only during the continuance of a default relating to such Indebtedness.

SECTION 11.15.                            RTS Affiliate Transactions.

(a)                                 RTS will not, and will not permit any of the RTS Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each, an “RTS Affiliate Transaction”) involving aggregate consideration in excess of $2.5 million, other than (x) RTS Affiliate Transactions permitted under paragraph (b) below and (y) RTS Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of RTS or such RTS Restricted Subsidiary.

All RTS Affiliate Transactions (and each series of related RTS Affiliate Transactions) involving aggregate payments or other property with a fair market value in excess of $10.0 million shall be approved by the Board of Directors of RTS or such RTS Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions.  If RTS or any RTS Restricted Subsidiary enters into an RTS Affiliate Transaction (or a series of related RTS Affiliate Transactions) that involves an aggregate fair market value of more than $20.0 million, RTS or such RTS Restricted Subsidiary, as the case may be, shall obtain an opinion as to the fairness of such transaction or series of related transactions to RTS or the relevant RTS Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

(b)                                 The following shall not be deemed RTS Affiliate Transactions and, therefore, the restrictions set forth in Section 11.15(a) shall not apply to:

(1)                                 reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants or to professional corporations of which they are the owner of RTS or any Restricted Subsidiary of RTS as determined in good faith by the RTS’s Board of Directors or senior management;

(2)                                 transactions between or among RTS and any of its Restricted Subsidiaries or between or among such Restricted Subsidiaries, provided that such transactions are not otherwise prohibited by this Indenture;

(3)                                 the payment of management, consulting, monitoring and advisory fees and related expenses to the RTS Permitted Holders and the termination fees pursuant to the Management Agreement as in effect on the RTS Issue Date or any amendment thereto (so long as such amendment is not less favorable to the holders of the Notes in any material respect than the Management Agreement on the RTS Issue Date);

(4)                                 any agreement as in effect as of the RTS Issue Date which continues in effect on the Emergence Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the RTS Issue Date;

(5)                                 RTS Restricted Payments and RTS Permitted Investments permitted by this Indenture;

(6)                                 transactions with a Person that is an Affiliate of RTS solely because RTS owns, directly or indirectly, Capital Stock of, or controls, such Person; provided such Person does not control RTS;

(7)                                 the pledge of Capital Stock of Unrestricted Subsidiaries to support Indebtedness thereof;

(8)                                 issuances and sales of Capital Stock of RTS to Affiliates of RTS or the receipt of the proceeds of capital contributions in respect of Capital Stock;

(9)                                 payments made by RTS or any Restricted Subsidiary to any RTS Permitted Holder for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the disinterested members, if any, of the Board of Directors of RTS in good faith;

(10)                          transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are fair to RTS and the RTS Restricted Subsidiaries, in the reasonable determination of the Board of Directors of RTS, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

(11)                          the existence of, or the performance by RTS or any of the RTS Restricted Subsidiaries of its obligations under the terms of, the Shareholders Agreement (including any registration rights agreement or purchase agreements related thereto to which it was a party on the RTS Issue Date which continues in effect on the Emergence Date and any similar agreement that it may enter into thereafter); provided, however, that the existence of, or the performance by RTS or any of the RTS Restricted Subsidiaries of its obligations under, any future amendment to the Shareholders Agreement or under any similar agreement entered into after the Emergence Date shall only be permitted by this clause (11) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to holders of the Notes in any material respect than the original agreement as in effect on the RTS Issue Date;

(12)                          purchases or payments for professional liability and other insurance by RTS, the RTS Restricted Subsidiaries, their respective employees or any Person that is an Affiliate of RTS to Batan Insurance in the ordinary course of business and at fair market value as determined by the Company in good faith; and

(13)                          leasing of property or equipment from RTS’s employees or any Person that is an Affiliate of RTS in the ordinary course of business and at fair market values as determined by RTS in good faith.

SECTION 11.16.                            Limitations of Guarantees by RTS Restricted Subsidiariess.

(a)                                 RTS will not permit any of its Restricted Subsidiaries (other than the Company, the Company’s Subsidiaries, and Foreign Subsidiaries), directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to Indebtedness under the Credit Agreement, unless, in any such case:

(1)                                 such Restricted Subsidiary within 30 days (or such longer period as may be permitted under the terms of this Indenture) executes and delivers a supplemental indenture to this Indenture, providing a guarantee of payment of the Notes by such Restricted Subsidiary;

(2)                                 such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against RTS or any other RTS Restricted Subsidiary as a result of any payment by such RTS Restricted Subsidiary under its RTS Guarantee until payment in full of Obligations under this Indenture; and

(3)                                 such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel stating that:

(A)                               such  RTS Guarantee has been duly executed and authorized; and

(B)                               such RTS Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principals of equity.

(b)                                 Notwithstanding the foregoing, any such RTS Guarantee by a Restricted Subsidiary of RTS of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon:

(1)                                 the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such RTS Guarantee was executed and delivered pursuant to Section 11.16(a); or

(2)                                 any transaction after which such RTS Restricted Subsidiary is no longer an RTS Restricted Subsidiary; provided that such transaction is otherwise in compliance with the terms of this Indenture.

SECTION 11.17.                            Conduct of Business by RTS.

RTS and the RTS Restricted Subsidiaries will not engage in any businesses which are not the same, similar, ancillary, complementary, reasonably related to or a reasonable extension of the businesses in which RTS and its Restricted Subsidiaries are engaged on the Emergence Date, except to such extent as would not be material to RTS and its Subsidiaries taken as a whole.

SECTION 11.18.                            Merger, Consolidation or Sale of Assets by RTS Guarantors.

Neither RTS nor any RTS Guarantor (other than any RTS Guarantor whose RTS Guarantee is to be released in accordance with the terms of  this Indenture) shall, and RTS will not cause or permit any RTS Guarantor to, consolidate with or merge with or into any Person other than RTS or any other RTS Guarantor unless:

(a)                                 the entity formed by or surviving any such consolidation or merger (if other than RTS or the RTS Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation, limited liability company or partnership organized and existing under the laws of the United States or any state thereof or the District of Columbia;

(b)                                 such entity assumes by supplemental indenture all of the obligations of RTS or the RTS Guarantor on the RTS Guarantee; and

(c)                                  immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

SECTION 11.19.                            Managed Practice Restrictions.

None of the RTS Entities shall, directly or indirectly, enter into any arrangement or transaction prohibited by Section 4.17.

ARTICLE 12.

SATISFACTION AND DISCHARGE

SECTION 12.01.                            Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect, except as to surviving rights of registration of transfer or exchange of the Notes, as to all Notes issued hereunder, when:

(a)                                 either:

(1)                                 all Notes that have been previously authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has previously been deposited in trust or segregated and held in trust by the Company and is thereafter repaid to the Company or discharged from the trust) have been delivered to the Trustee for cancellation; or

(2)                                 all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(b)                                 no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and such deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the

Company, any other Guarantor, RTS or any other RTS Guarantor is a party or by which the Company, any other Guarantor, RTS or any other RTS Guarantor is bound;

(c)                                  the Company has paid or caused to be paid all sums payable by it hereunder; and

(d)                                 the Company shall have delivered to the Trustee an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent relating to the satisfaction and discharge of this Indenture have been satisfied.

SECTION 12.02.                            Deposited Cash and U.S. Government Securities To Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 12.03, all cash and non-callable U.S. Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 12.02, the “Trustee”) pursuant to Section 12.01 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest but such cash and securities need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed or assessed against the Trustee with respect to money deposited with the Trustee pursuant to Section 12.01 hereof.

SECTION 12.03.                            Repayment to Company.

Subject to applicable law, any cash or non-callable U.S. Government Securities deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and securities, and all liability of the Company as trustee thereof, shall thereupon cease.

ARTICLE 13.

COLLATERAL

SECTION 13.01.                            Security Documents.

The due and punctual payment of the principal of, premium and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other Obligations of the Company and the Guarantors to the Holders or the Trustee and the Collateral Agent under this Indenture, the Notes, the Guarantees, the Intercreditor Agreement and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure such Obligations, subject to the terms of the Intercreditor Agreement.  The Trustee and the Company hereby acknowledge and agree that the Collateral Agent holds the Collateral for the benefit of itself, the Holders and the Trustee and pursuant to the terms of the Security Documents, the Intercreditor Agreement and any other intercreditor agreement entered into pursuant to the terms of the Indenture.  Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral), the Intercreditor Agreement and any other intercreditor agreement entered pursuant to the terms of the Indenture, as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture, the Intercreditor Agreement and any other intercreditor agreement entered pursuant to the terms of the Indenture, and authorizes and directs the Collateral

Agent to enter into the Security Documents, the Intercreditor Agreement and any other intercreditor agreement entered pursuant to the terms of the Indenture and to perform its obligations and exercise its rights thereunder in accordance therewith; provided, however, that if any of the provisions of the Security Documents limit, qualify or conflict with the duties imposed by the provisions of the TIA, the TIA shall control to the extent this Indenture is subject to compliance with the TIA.  The Company shall deliver to the Collateral Agent copies of all documents required to be filed pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 13.01, to assure and confirm to the Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents, the Intercreditor Agreement and any other intercreditor agreement entered pursuant to the terms of the Indenture or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed.  The Company shall, and shall cause the Subsidiaries of the Company to, take any and all actions and make all filings (including the filing of UCC financing statements, continuation statements and amendments thereto) required to cause the Security Documents to create and maintain, as security for the Obligations of the Company and the Guarantors to the Secured Parties under this Indenture, the Notes, the Guarantees, the Intercreditor Agreement and the Security Documents, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of this Indenture, the Intercreditor Agreement, any other intercreditor agreement entered pursuant to the terms of the Indenture and the Security Documents), in favor of the Collateral Agent for the benefit of itself, the Holders and the Trustee subject to no Liens other than Permitted Liens.

SECTION 13.02.                            Recordings and Opinions.

(a)                                 To the extent required under the TIA, the Company will comply with Section 313(b) of the TIA, relating to reports, and, following qualification of this Indenture under the TIA (if required), Section 314(d) of the TIA, relating to the release of property and to the substitution therefor of any property to be pledged as Collateral for the Notes. Any certificate or opinion required by Section 314(d) of the TIA may be made by an officer of the Company except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. So long as the Company does not qualify under the TIA, Section 314(d) of the TIA will not apply to the Indenture.

(b)                                 Any release of Collateral permitted by Section 13.03 hereof will be deemed not to impair the Liens under this Indenture and the other Security Documents in contravention thereof.

SECTION 13.03.                            Release of Collateral.

(a)                                 Subject to Sections 13.03(b) and (c) hereof, the Company and the Guarantors will be entitled to a release of property and other assets included in the Collateral from the Liens securing the Notes, and such Liens shall automatically be released under one or more of the following circumstances; provided, to the extent necessary to effect any such release or if reasonably requested by the Company, the Trustee (subject to its receipt of an Officer’s Certificate as provided below) shall release, or instruct the Collateral Agent to release, as applicable, the same from such Liens, in each case, at the Company’s sole cost and expense:

(i)                  in whole upon:

(A)                               payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid; and

(B)                               satisfaction and discharge of this Indenture as set forth under Article 12;

(C)                               a Legal Defeasance or Covenant Defeasance of this Indenture as set forth under Article 8;

(D)                               with the consent of Holders of the Notes in accordance with Article 9 hereof, including consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes;  or

(ii)                                  in part, as to any assets constituting Collateral:

(A)                               that is sold, transferred or otherwise disposed of by the Company or any Guarantor (other than to the Company or another Guarantor) in a transaction permitted by this Indenture at the time of such transfer or disposition, including, without limitation, as a result of a transaction of the type permitted under Section 4.12;

(B)                               that is owned or at any time acquired by a Guarantor that has been released from its Guarantee in accordance with the terms of this Indenture, concurrently with the release of such Guarantee;

(iii)                               with the consent of Holders of the Notes in accordance with Article 9 hereof;

(iv)                              in part, in accordance with the applicable provisions of the Security Documents and the Intercreditor Agreement, but subject to any restrictions thereon set forth in this Indenture or the Intercreditor Agreement; or

(v)                                 in part, as to any asset that becomes Excluded Collateral.

(b)                                 Notwithstanding any provision to the contrary herein:

(1)                                 The Capital Stock of the Restricted Subsidiaries of the Company that is owned by the Company or any Guarantor will constitute Collateral only to the extent that such Capital Stock can secure Notes without Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (“Rule 3-10” and “Rule 3-16,” respectively) (or any other law, rule or regulation) requiring separate financial statements of such Restricted Subsidiary to be filed with the SEC (or any other governmental agency);

(2)                                 In the event that either Rule 3-10 or Rule 3-16 requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Restricted Subsidiary due to the fact that such Restricted Subsidiary’s Capital Stock secures the Notes or any Guarantee, then the Capital Stock of such Restricted Subsidiary shall automatically be deemed not to  be part of the Collateral, but only to the extent necessary to not be subject to such requirement (and, in such event, the Security Documents may be amended or modified, without the consent of any Holder of the Notes, to the extent necessary to release the security interests on the shares of Capital Stock that are so deemed to no longer constitute part of the Collateral); and

(3)                                 In the event that either Rule 3-10 or Rule 3-16 is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, that would permit) such Restricted Subsidiary’s Capital Stock to secure the Notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Restricted Subsidiary, then the Capital Stock of such Restricted Subsidiary shall automatically be deemed to be part of the Collateral but only to the extent necessary to not be subject to any such financial statement requirement (and, in such event, the Security Documents may be amended or modified, without the consent of any Holder of the Notes, to the extent necessary to subject to the Liens under the Security Documents such additional Capital Stock).

(c)                                  With respect to any release of Collateral, upon receipt of an Officers’ Certificate stating that all conditions precedent under this Indenture and the Security Documents and the Intercreditor Agreement, if any, to such release have been met and that it is proper for the Trustee or Collateral Agent to execute and deliver the documents requested by the Company in connection with such release, and any necessary or proper instruments of termination, satisfaction or release prepared by the Company, the Trustee shall, or shall cause the Collateral Agent to, execute, deliver or acknowledge (at the Company’s expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents or an Intercreditor Agreement.  Neither the Trustee nor the Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officers’ Certificate, and notwithstanding any term hereof or in any Security Document or in any Intercreditor Agreement to the contrary, the Trustee and the Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officers’ Certificate.

SECTION 13.04.                            Suits to Protect the Collateral.

Subject to the provisions of Article 6 and 7 hereof and the Security Documents and the Intercreditor Agreement, the Trustee, without the consent of the Holders, on behalf of the Holders, may or may direct the Collateral Agent to take all actions it determines in order to:

(a)                                 enforce any of the terms of the Security Documents; and

(b)                                 collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Security Documents and the Intercreditor Agreement, the Trustee and the Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may determine to preserve or protect its interests and the interests of the Holders in the Collateral.  Nothing in this Section 13.04 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Collateral Agent.

SECTION 13.05.                            Authorization of Receipt of Funds by the Trustee Under the Security Documents.

Subject to the provisions of the Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

SECTION 13.06.                            Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 13 to be sold be under any obligation to ascertain or inquire into the authority of the Company or the applicable Guarantor to make any such sale or other transfer.

SECTION 13.07.                            Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 13 upon the Company or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article 13; and if the Trustee or the Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Collateral Agent.

SECTION 13.08.                            Release Upon Termination of the Company’s Obligations.

In the event that the Company delivers to the Trustee an Officer’s Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Notes, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid or (ii) the Company shall have exercised its Legal Defeasance option or its Covenant Defeasance option, in each case in compliance with the provisions of Article 8, and an Opinion of Counsel stating that all conditions precedent to the execution and delivery of such notice by the Trustee have been satisfied, the Trustee shall deliver to the Company and the Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral (other than with respect to funds held by the Trustee pursuant to Article 8), and any rights it has under the Security Documents, and upon receipt by the Collateral Agent of such notice, all Liens in the Collateral securing the Obligations under this Indenture, the Notes, the Guarantees and the Security Documents shall automatically be released and the Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done (at the expense of the Company) all acts reasonably necessary or reasonably requested by the Company to release such Lien as soon as is reasonably practicable.

SECTION 13.09.                            Collateral Agent.

(a)                                 The Trustee and each of the Holders by acceptance of the Notes hereby designates and appoints the Collateral Agent as its agent under this Indenture, the Security Documents and the Intercreditor Agreement and the Trustee and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Security Documents and the Intercreditor Agreement and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture, the Security Documents and the Intercreditor Agreement, and consents and agrees to the terms of the Intercreditor Agreement and each Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms.  The Collateral Agent agrees to act as such on the express conditions contained in this Section 13.09.  The provisions of this Section 13.09 are solely for the benefit of the Collateral Agent and none of the Trustee, any of the Holders nor any of the Grantors shall have any rights as a third party beneficiary of any of the provisions contained herein other than as expressly provided in Section 13.04.  Each Holder agrees that any action taken by the Collateral Agent in accordance with the provision of this Indenture, the Intercreditor Agreement and the Security Documents, and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders.  Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents and the Intercreditor Agreement, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Note Documents to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents and the Intercreditor Agreement or otherwise exist against the Collateral Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)                                 The Collateral Agent may perform any of its duties under this Indenture, the Security Documents or the Intercreditor Agreement by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates, (a “Related Person”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel.  The Collateral Agent shall not be responsible for the negligence or willful misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith.

(c)                                  None of the Collateral Agent or any of its Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Security Document or any Intercreditor Agreement or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Company or any other Grantor or Affiliate of any Grantor, or any Officer or Related Person thereof, contained in this Indenture, or any other Note Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Security Documents or any Intercreditor Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Security Documents or the Intercreditor Agreement, or for any failure of any Grantor or any other party to this Indenture, the Security Documents or the Intercreditor Agreement to perform its obligations hereunder or thereunder.  None of the Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Security Documents or the Intercreditor Agreement or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(d)                                 The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any other Grantor), independent accountants and other experts and advisors selected by the Collateral Agent.  The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document.  The Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Security Documents or the Intercreditor Agreement unless it shall first receive direction from the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Security Documents or the Intercreditor Agreement in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e)                                  The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Collateral Agent shall have received written notice from the Trustee or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.”  The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 6 or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 13.09).

(f)                                   The Collateral Agent may resign at any time by notice to the Trustee and the Company, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent.  If the Collateral Agent resigns under this Indenture, the Company shall appoint a successor collateral agent.  If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation), the Collateral Agent may appoint, after consulting with the Trustee, subject to the consent of the Company (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor collateral agent.  If no successor collateral agent is appointed and consented to by the Company pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation), the Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor.  Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated.  After the retiring Collateral Agent’s resignation hereunder, the provisions of this Section 13.09 (and Section 7.07) shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture.

(g)                                  Wilmington Trust, National Association will initially act as Collateral Agent and shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion.  Except as otherwise explicitly provided herein or in the Security Documents or the Intercreditor Agreement, neither the Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

(h)                                 The Collateral Agent is authorized and directed to (i) enter into the Security Documents to which it is party, whether executed on or after the Emergence Date, (ii) enter into the Intercreditor Agreement, (iii) make the representations of the Holders set forth in the Security Documents and Intercreditor Agreement, (iv) bind the Holders on the terms as set forth in the Security Documents and the Intercreditor Agreement and (v) perform and observe its obligations under the Security Documents and the Intercreditor Agreement.

(i)                                     If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 6, the Trustee shall promptly turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent such proceeds to be applied by the Collateral Agent pursuant to the terms of this Indenture, the Security Documents and the Intercreditor Agreement.

(j)                                    The Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession.  Should the Trustee obtain possession of any such Collateral, upon request from the Company, the Trustee shall notify the Collateral Agent thereof and promptly shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

(k)                                 The Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders (and the Trustee shall have no obligation whatsoever to the Holders) to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture, any Security Document or any Intercreditor Agreement other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Collateral Agent shall have no other duty or liability whatsoever to the Trustee or any Holder as to any of the foregoing.

(l)                                     If the Company or any Guarantor incurs any obligations in respect of Junior Priority Indebtedness and delivers to the Collateral Agent an Officers’ Certificate so stating and requesting the Collateral Agent to enter into an intercreditor agreement (on terms that are customary for such financings as determined by the Company in good faith reflecting the subordination of such Liens to the Liens secured by Notes and Guarantees) in favor of a designated agent or representative for the holders of the Junior Priority Indebtedness so incurred, the Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Company, including legal fees and expenses of the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(m)                             No provision of this Indenture, any Intercreditor Agreement or any Security Document shall require the Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Collateral Agent) unless it shall have received indemnity satisfactory to the Collateral Agent against potential costs and liabilities incurred by the Collateral Agent relating thereto.  Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreement or the Security Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise  any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Collateral Agent has received security or indemnity from the Holders in an amount and in a form all satisfactory to the Collateral Agent in its sole discretion, protecting the Collateral Agent from all such liability.  The Collateral Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be sufficient.

(n)                                 The Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreement and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Company (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and reliance upon the advice or opinion of such counsel.  The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act.

(o)                                 Neither the Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control.  Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.  Neither the Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(p)                                 Neither, the Collateral Agent nor the Trustee assumes any responsibility for any failure or delay in performance or any breach by the Company or any other Grantor under this Indenture, the Intercreditor Agreement and the Security Documents.  Neither, the Collateral Agent  nor the Trustee shall be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in any Note Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, any Intercreditor Agreement or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of any Intercreditor Agreement and any Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreement and the Security Documents.  The Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreement and the Security Documents, or the satisfaction of any conditions precedent contained in this Indenture, any Intercreditor Agreement and any Security Documents.  The Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreement and the Security Documents unless expressly set forth hereunder or thereunder.  The Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of the Note Documents.

(q)                                 The parties hereto and the Holders hereby agree and acknowledge that the Collateral Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreement, the Security Documents or any actions taken pursuant hereto or thereto.  Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreement and the Security Documents, the Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent in the Collateral and that any such actions taken by the Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral.

(r)                                    Upon the receipt by the Collateral Agent of a written request of the Company signed by two Officers (a “Security Document Order”), the Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document to be executed after the Emergence Date; provided that in no event shall the Collateral Agent shall be required to enter into any Security Document that adversely affects its rights, protections and immunities or unreasonably imposes obligations upon the Collateral Agent.  Such Security Document Order shall (i) state that it is being delivered to the Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 13.09(s), and (ii) instruct the Collateral Agent to execute and enter into such Security Document.  Any such execution of a Security Document shall be at the direction and expense of the Company, upon delivery to the Collateral Agent of an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Security Document have been satisfied.  The Holders, by their acceptance of the Notes, hereby authorize and direct the Collateral Agent to execute such Security Documents.

(s)                                   Subject to the provisions of the applicable Security Documents and the applicable Intercreditor Agreement, each Holder, by acceptance of the Notes, agrees that the Collateral Agent shall execute and deliver the Intercreditor Agreement and the Security Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof.  For the avoidance of doubt, the Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreement or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable.

(t)                                    After the occurrence of an Event of Default, the Trustee may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Security Documents or the Intercreditor Agreement.

(u)                                 The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents or the Intercreditor Agreement and to the extent not prohibited under the Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 hereof and the other provisions of this Indenture.

(v)                                 In each case that the Collateral Agent may or is required hereunder or under any other Notes Document to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any other Notes Document, the Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes.  The Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes.  If the Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

(w)                               Notwithstanding anything to the contrary in this Indenture or any other Notes Document, in no event shall the Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the other Note Documents (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Collateral Agent or the Trustee be responsible for, and neither the Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or Liens intended to be created thereby.

(x)                                 Before the Collateral Agent acts or refrains from acting in each case at the request or direction of the Company or the Guarantors, it may require an Officers’ Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 14.04.  The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(y)                                 Notwithstanding anything to the contrary contained herein, the Collateral Agent shall act pursuant to the instructions of the Holders and the Trustee solely with respect to the Security Documents and the Collateral.

SECTION 13.10.                            Designations.

For purposes of the provisions hereof and the Intercreditor Agreement requiring the Company to designate Indebtedness for the purposes of the term “Junior Priority Indebtedness” or any other such designations hereunder or under an Intercreditor Agreement, any such designation shall be sufficient if the relevant designation is set forth in writing, signed on behalf of the Company by an Officer and delivered to the Trustee and the Collateral Agent.  RTS shall designate the Obligations of the Company under this Indenture and the Notes as “First Lien Obligations” (as defined in the Second Lien Notes Indenture) for purposes of the Second Lien Notes Indenture.  RTS hereby designates the Obligations of RTS and the RTS Guarantors as “Designated Senior Debt” (as defined in the Subordinated Notes Indenture) for purposes of the Subordinated Notes.  RTS and its Restricted Subsidiaries shall designate the Obligations of RTS and the RTS Guarantors under this Indenture and the Notes as senior priority debt or the equivalent for purposes of any future indenture or financing documentation that provides for such a designation.  The Company and its Restricted Subsidiaries shall designate the Obligations of the Company and the Guarantors under this Indenture and the Notes as senior priority debt or the equivalent for purposes of any future indenture or financing documentation that provides for such a designation.

SECTION 13.11.                            No Impairment of the Security Interests.

Except as otherwise permitted under this Indenture, the Intercreditor Agreement and the Security Documents, neither the Company nor any of the Guarantors will be permitted to take any action, or knowingly omit to take any action, which action or omission would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee, the Collateral Agent and the Holders of the Notes.

SECTION 13.12.                            Insurance.

The Company shall maintain insurance, and cause each of its Restricted Subsidiaries to maintain insurance, with financially sound and reputable insurers (naming the Collateral Agent as an additional insured), with respect to such of its properties, against such risks, casualties and contingencies and in such types and amounts as are consistent with sound business practice, it being understood that this Section shall not prevent the use of deductible or excess loss insurance and shall not prevent (i) the Company or any of its Subsidiaries from acting as a self-insurer or maintaining insurance with another Subsidiary or Subsidiaries of the Company so long as such action is consistent with sound business practice or (ii) the Company from obtaining and owning insurance policies covering activities of its Subsidiaries.

SECTION 13.13.                            Indemnity and Compensation.

The Company shall indemnify the Collateral Agent or any predecessor Collateral Agent against any and all losses, claims, damages, penalties, fines, liabilities or expenses, including incidental and out-of-pocket expenses and reasonable attorneys’ fees (for purposes of this Article, “Losses”) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture and the other Note Documents, including the costs and expenses of enforcing this Indenture and the other Note Documents against the Company (including this Section) and defending itself against any claim (whether asserted by the Company or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent such losses may be attributable to its gross negligence, bad faith or willful misconduct.

ARTICLE 14.

MISCELLANEOUS

SECTION 14.01.                            Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the TIA, the provision required by the TIA shall control.

SECTION 14.02.                            Notices.

Any notice or communication by the Company or the Trustee to the other is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile transmission, electronic mail or overnight air courier guaranteeing next-day delivery, to the other’s address:

If to the Company:

OnCure Holdings, Inc.

2270 Colonial Boulevard

Fort Myers, Florida 33907

Attention: Bryan J. Carey

Telecopier No.: (239) 931-7380

With a copy to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York  10022
Attention:  Joshua N. Korff
Telecopier No.:  (212) 446-4900

If to RTS:

Radiation Therapy Services, Inc.

2270 Colonial Boulevard

Fort Myers, Florida 33907

Attention: Bryan J. Carey

Telecopier No.: (239) 931-7380

With a copy to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York  10022
Attention:  Joshua N. Korff
Telecopier No.:  (212) 446-4900

If to the Trustee or the Collateral Agent:

Wilmington Trust, National Association
246 Goose Lane, Suite 105

Guilford, CT 06437
Attention:  Joseph P. O’Donnell

Telecopier No.:  (203) 453-1183

The Company, the Trustee or the Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to the Trustee or Holders) shall be deemed to have been duly given:  at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if sent by facsimile or other electronic transmission; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next-day delivery.  All notices and communications to the Trustee, the Collateral Agent or Holders shall be deemed duly given and effective only upon receipt.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next-day delivery to its address shown on the Security Register.  Any notice or communication shall also be so mailed to any Person described in TIA Section 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption) to a Noteholder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee) pursuant to the applicable procedures of the Depositary.

SECTION 14.03.                            Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes.  The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

SECTION 14.04.         Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee (and/or the Collateral Agent, as applicable) to take any action under any provision of this Indenture or the Note Documents, the Company shall furnish to the Trustee (and/or the Collateral Agent, as applicable):

(a)           an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (and/or the Collateral Agent, as applicable) (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture or the Note Documents relating to the proposed action have been complied with; and

(b)           an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 14.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

SECTION 14.05.         Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture or the Note Documents (other than a certificate provided pursuant to TIA Section 314(a)(4)) shall comply with the provisions of TIA Section 314(e) and shall include:

(a)           a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)           a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)           a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

With respect to matters of fact, an Opinion of Counsel may rely on an Officers’ Certificate, certificates of public officials or reports or opinions of experts.

SECTION 14.06.         Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 14.07.         No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator or stockholder of the Company, any Guarantor, RTS or RTS Guarantor, as such, will have any liability for any obligations of the Company, the Guarantors, RTS or the RTS Guarantors under the Notes, this Indenture, the Guarantees, the RTS Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

SECTION 14.08.         Governing Law and Consent to Jurisdiction.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE

PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Indenture and any of the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Indenture shall affect any right that the Trustee, Agent, or Holder may otherwise have to bring any action or proceeding relating to this Indenture against the Company, any Guarantor, RTS or any RTS Guarantor or their properties in the courts of any jurisdiction to enforce any judgment, order or process entered by such courts situated within the State of New York or to enjoin any violations hereof or for relief ancillary hereto or otherwise to collect on loans or enforce the payment of any Notes or to enforce, protect or maintain their rights and Claims or for any other lawful purpose.

SECTION 14.09.         No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 14.10.         Successors.

All covenants and agreements of the Company in this Indenture and the Notes shall bind its successors.  All covenants and agreements of the Trustee in this Indenture shall bind its successors.

SECTION 14.11.         Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 14.12.         Counterpart Originals.

The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 14.13.         Table of Contents, Headings, Etc.

The Table of Contents, Cross-Reference Table and headings in this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 14.14.         Waiver of Jury Trial.

EACH OF THE COMPANY, EACH GUARANTOR PARTY HERETO, RTS AND EACH RTS GUARANTOR PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS INDENTURE, ANY NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.15.

SECTION 14.15.         Force Majeure.

In no event shall the Trustee or the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 14.16.         USA PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee and the Collateral Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee.  The parties to this Indenture agree that they will provide the Trustee and the Collateral Agent with such information as they may request in order for the Trustee and the Collateral Agent to satisfy the requirements of the USA PATRIOT Act.

SECTION 14.17.         Legal Holidays.

A “Legal Holiday” is a Saturday, a Sunday or a day on which banking institutions in New York are authorized or required by law to close.  If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.  If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 14.18.         Intercreditor Agreement.

Reference is made to the Intercreditor Agreement.  Each Holder, by its acceptance of a Note, (a) consents to the Lien priorities provided for in the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Trustee and the Collateral Agent to enter into the Intercreditor Agreement as Trustee and the Collateral Agent, as the case may be, and on behalf of such Holder, including, without limitation, making the representations of the Holders contained therein.

SECTION 14.19.         Acknowledgments Relating to the Amendment and Restatement.

The Company and each Guarantor hereby (i) expressly acknowledges the terms of this Indenture, (ii) ratifies and affirms its obligations under the Existing Indenture, the Notes under the Existing and Security Documents (as amended, including guarantees and security agreements) executed by the Company or such Guarantor and (iii) acknowledges and extends its continued liability under the Existing Indenture, the Notes under the Existing Indenture and Security Documents and agrees the Existing Indenture, the Notes under the Existing Indenture and Security Documents remain in full force and effect, including with respect to the obligations of the Company or the Guarantors as modified by this amended and restated Indenture. The Company and each Guarantor represents and warrants to the Trustee, the Collateral Agent and each holder of a Note that after giving effect to this amendment and restatement of the Indenture, neither the modification of the Indenture effected pursuant to this amendment and restatement, nor the execution, delivery, performance or effectiveness of this amended and restated Indenture (a) impairs the validity, effectiveness or priority of the Liens granted pursuant to any Security Document, and such Liens continue unimpaired with the same priority to secure repayment of all Obligations of the Company and the Guarantors hereunder or (b) requires that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens for the aforementioned Obligations.

[Signatures on following pages]

SIGNATURES

Dated as of , 2013

ONCURE HOLDINGS, INC.

By:
Name:
Title:

[GUARANTORS]

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:
Name:
Title:

EXHIBIT A

(Face of Note)

11¾ SENIOR SECURED NOTES DUE 2017

CUSIP NO.
ISIN NO.
$

ONCURE HOLDINGS, INC.

promises to pay to CEDE & CO., INC. or registered assigns, the principal sum of                                    Dollars ($                            )  (or such other amount as identified on the “Schedule of Exchanges of Interest in the Global Note” attached hereto) on January 15, 2017.

Interest Payment Dates:  [•].

Record Dates:  [•].

Dated:                       , 20[  ].

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

ONCURE HOLDINGS, INC.

By:
Name:
Title:

This is one of the Global Notes referred to in
the within-mentioned Indenture:

WILMINGTON TRUST, NATIONAL
ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated , 20

(Back of Note)

11¾ SENIOR SECURED NOTES DUE 2017

[Insert the Global Note Legend, if applicable pursuant to the terms of this Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the terms of this Indenture]

The Notes constitute the amendment and restatement in its entirety of the 11¾% Senior Secured Notes due 2017 issued by OnCure Holdings, Inc. on May 13, 2010, and the Notes are in substitution therefore and and an amendment and replacement thereof and nothing herein or in any other document shall be construed to constitute payment thereof.  Capitalized terms used herein shall have the meanings assigned to them in this Indenture referred to below unless otherwise indicated.

1.                                      Interest.  OnCure Holdings, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 11¾% per annum until maturity.  The Company shall pay interest semi-annually on [•] and [•] of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”).  Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from [•]; provided, however, that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be [•].  The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time at a rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods), from time to time at the same rate to the extent lawful.  Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2.                                      Method of Payment.  The Company shall pay interest on the Notes (except defaulted interest) to the Persons in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the [•] or [•] next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of this Indenture with respect to defaulted interest.  The Notes shall be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose, or, at the option of the Company, payment of principal, premium, if any, and interest may be made by check mailed to the Holders at their addresses set forth in the Security Register; provided, however, that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.                                      Paying Agent and Registrar.  Initially, Wilmington Trust, National Association, the Trustee under this Indenture, shall act as Paying Agent and Registrar.  The Company may change any Paying Agent or Registrar without notice to any Holder.  The Company or any of its Subsidiaries may act in any such capacity.

4.                                      Indenture.  The Notes are governed by an Amended and Restated Indenture dated as of [•] (“Indenture”) among the Company, the guarantors party thereto (the “Guarantors”), Radiation Therapy Services, Inc., the RTS Guarantors party thereto, the Trustee and the Collateral Agent.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections 77aaa-77bbbb).  The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.                                      Optional Redemption.

(a)                                 Except as set forth in clauses (b) and (c) below, the Notes are not redeemable before September 30, 2015. Thereafter, the Company may redeem the Notes at its option, in whole or in part, upon not less than 30 nor more than 60 days’ notice to the Holders (with a copy to the Trustee), at the following redemption prices (expressed as percentages of the principal amount thereof) plus accrued and unpaid interest, if any, thereon to the applicable redemption date if redeemed during the periods set forth below:

Year	Percentage
September 30, 2015 through but excluding February 15, 2016	106.000%
February 15, 2016 through but excluding July 31, 2016	103.000%
July 31, 2016 and thereafter	100.000%

(b)                                 At any time on or prior to September 30, 2015, the Notes may also be redeemed or purchased (by the Company or any other Person) in whole or in part, at the Company’s option, at a price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the date of redemption or purchase (the “Redemption Date”) (subject to the right of Holders of record on the Regular Record Date to receive interest due on the relevant Interest Payment Date). Such redemption or purchase may be made upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the Redemption Date. The Company may provide in such notice that payment of such price and performance of the Company’s obligations with respect to such redemption or purchase may be performed by another Person. Any such redemption, purchase or notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent.

(c)                                  At any time, or from time to time, on or prior to September 30, 2015, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the principal amount of the Notes at a redemption price of 111.75% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the Redemption Date; provided that:

(i)                                     at least 65% of the principal amount of the Initial Notes remains outstanding immediately after any such redemption, and

(ii)                                  the Company makes such redemption not more than 90 days after the consummation of any such Equity Offering.

(d)                                 Any notice to Holders of Notes of such a redemption shall include the appropriate calculation of the redemption price, but need not include the redemption price itself.  The actual redemption price, calculated as described above, shall be set forth in an Officers’ Certificate delivered to the Trustee no later than two business days prior to the redemption date.

(e)                                  Any prepayment pursuant to this paragraph shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

6.                                      Mandatory Redemption.  The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7.                                      Repurchase at Option of Holder.

(a)                                 Upon the occurrence of a Change of Control, Article 3 and Section 4.15 of the Indenture shall apply to the extent applicable.

(b)                                 If the Company or one of its Restricted Subsidiaries consummates any Asset Sales, Article 3 and Section 4.12 of the Indenture shall apply to the extent applicable.

8.                                      Notice of Redemption.  Notice of redemption shall be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address (with a copy to the Trustee).  Notes in denominations larger than $1.00 may be redeemed in part but only in whole multiples of $1.00, unless all of the Notes held by a Holder are to be redeemed.  On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

9.                                      Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in denominations of $1.00 and integral multiples of $1.00 thereafter.  This Note shall represent the aggregate principal amount of outstanding Notes from time to time endorsed hereon and the aggregate principal amount of Notes represented hereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.  The transfer of Notes may be registered and Notes may be exchanged as provided in this Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by this Indenture.  The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, the Company need not exchange or register the transfer of any Notes for a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption, or during the period between a record date (including a Regular Record Date) and the next succeeding Interest Payment Date.

10.                               Persons Deemed Owners.  The registered Holder of a Note may be treated as its owner for all purposes.

11.                               Amendment, Supplement and Waiver.  The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture, the Security Documents or the Intercreditor Agreement.

12.                               Defaults and Remedies.  Each of the following is an Event of Default under this Indenture:  (a) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of this Indenture); (b) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer, a Net Proceeds Offer or an RTS Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of this Indenture); (c) a default in the observance or performance of any other covenant or agreement contained in this Indenture which default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to Section 5.01 of the Indenture, which will constitute an Event of Default with such notice requirement but without such passage of time requirement); (d) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 30 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration), if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 30-day period described above has elapsed), aggregates $10.0 million or more at any time; (e) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of RTS or any Restricted Subsidiary of RTS, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 30 days of receipt by RTS or such Restricted Subsidiary of notice of any such acceleration), if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 30-day period described above has elapsed), aggregates $15.0 million or more at any time;  (f) one or more judgments in an aggregate amount in excess of $10.0 million, net of any amount covered by insurance issued by a reputable and creditworthy insurer, shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; (g) one or more judgments in an aggregate amount in excess of $15.0 million, net of any amount covered by insurance issued by a reputable and creditworthy insurer, shall have been rendered against RTS or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; (h) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries;  (i) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; (j) any Guarantee of a Significant Subsidiary of the Company ceases to be in full force and effect (other than in accordance with the terms of such Guarantee, the Indenture or the Intercreditor Agreement) or any Guarantee of a Significant Subsidiary of the Company is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary of the Company is found to be invalid or any Guarantor that is a Significant Subsidiary of the Company denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of this Indenture, such Guarantee or the Intercreditor Agreement); and (k) any RTS Guarantee of a Significant Subsidiary of RTS ceases to be in full force and effect (other than in accordance with the terms of such RTS Guarantee or the Indenture) or any RTS Guarantee of a Significant Subsidiary of RTS is declared to be null and void and unenforceable or any RTS Guarantee of a Significant Subsidiary of RTS is found to be invalid or any RTS Guarantor that is a Significant Subsidiary of RTS denies its liability under its RTS Guarantee (other than by reason of release of an RTS Guarantor in accordance with the terms of this Indenture)

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable.  Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency described in this Indenture, all outstanding Notes shall become due and payable without further action or notice.  Holders may not enforce this Indenture or the Notes except as provided in this Indenture.  The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.  The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under this Indenture, except a continuing Default or Event of Default (i) in the payment of the principal of, premium, if any, or interest on, the Notes and (ii) in respect of a covenant or provision which under this Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment.  The Company is required to deliver to the Trustee annually a statement regarding compliance with this Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

13.                               Trustee Dealings with Company.  Subject to certain limitations, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.

14.                               No Recourse Against Others.  No past, present or future director, officer, employee, incorporator or stockholder of the Company, of any Guarantor, RTS or any RTS Guarantor as such, shall have any liability for any obligations of the Company or any Guarantor under this Indenture, the Notes, the Guarantees, the RTS Guarantees, the Security Documents or the Intercreditor Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.

15.                               Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16.                               Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18.                               CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company shall furnish to any Holder upon written request and without charge a copy of this Indenture.  Requests may be made to:

OnCure Holdings, Inc.

2270 Colonial Boulevard

Fort Myers, Florida 33907

Attention: Bryan J. Carey

Telecopier No.: (239) 931-7380

20.                               Governing Law.  The internal law of the State of New York shall govern and be used to construe this Note without giving effect to applicable principals of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

21.                               Security.  This Note will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Security Documents.  The Collateral Agent holds the Collateral in trust for the benefit of the Holders of the Notes, in each case pursuant to the Security Documents and the Intercreditor Agreement.  Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral) and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Collateral Agent to enter into the Security Documents and the Intercreditor Agreement, and to perform its obligations and exercise its rights thereunder in accordance therewith.

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 4.12 or 4.15 of this Indenture, check the box below:

☐ Section 4.12

☐ Section 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.12 or Section 4.15 of this Indenture, state the amount you elect to have purchased:

$

Date:	Your Signature:
(Sign exactly as your name appears on the Note)
Tax Identification No.:

SIGNATURE GUARANTEE:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to

(Insert assignee’s social security or other tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:
*

* Participant in a recognized Signature Guarantee Medallion Program.

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Note Custodian

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

OnCure Holdings, Inc.

2270 Colonial Boulevard

Fort Myers, Florida 33907

Attention: Bryan J. Carey

Telecopier No.: (239) 931-7380

Wilmington Trust, National Association,

as Trustee and Registrar

246 Goose Lane, Suite 105

Guilford, CT 06437

Attention:   Joseph P. O’Donnell

Telecopier No.:   (203) 453-1183

Re:                           11¾ Senior Secured Notes due 2017

Reference is hereby made to this Amended and Restated Indenture, dated as of [•], 2013 (the “Indenture”), among OnCure Holdings, Inc., as issuer (the “Company”), the Guarantors party thereto, Radiation Therapy Services, Inc., the RTS Guarantors party thereto and Wilmington Trust, National Association, as trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in this Indenture.

                                                 (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $                       in such Note[s] or interests (the “Transfer”), to                                                        (the “Transferee”), as further specified in Annex A hereto.  In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.                                      ☐                                    Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Definitive Note Pursuant to Rule 144A.  The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in this Indenture and the Securities Act.

2.                                      ☐                                    Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Definitive Note pursuant to Regulation S.  The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(a) of Regulation S under the Securities Act, and (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.  Upon consummation of the proposed transfer in accordance with the terms of this Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note, the Temporary Regulation S Global Note and/or the Definitive Note and in this Indenture and the Securities Act.

3.                                      ☐                                    Check and complete if Transferee will take delivery of a beneficial interest in a Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S.  The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)                                 ☐                                    such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)                                 ☐                                    such Transfer is being effected to the Company or a subsidiary thereof;

or

(c)                                  ☐                                    such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d)                                 ☐                                    such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture (attached hereto) and (2) if such transfer is in respect of an aggregate principal amount of less than $100,000, an Opinion of Counsel acceptable to the Company that such transfer is in compliance with the Securities Act.

4.                                      ☐                                    Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a)                                 ☐                                    Check if Transfer is pursuant to Rule 144.  (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)                                 ☐                                    Check if Transfer is Pursuant to Regulation S.  (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are

not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)                                  ☐                                    Check if Transfer is Pursuant to Other Exemption.  (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.                                      The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)                                 ☐                                    a beneficial interest in the:

(i)                                     ☐                                    144A Global Note (CUSIP                   ), or

(ii)                                  ☐                                    Regulation S Global Note (CUSIP                   ); or

(b)                                 ☐                                    a Restricted Definitive Note.

2.                                      After the Transfer the Transferee will hold:

[CHECK ONE OF (a), (b) OR (c)]

(a)                                 ☐                                    a beneficial interest in the:

(i)                                     ☐                                    144A Global Note (CUSIP                   ), or

(ii)                                  ☐                                    Regulation S Global Note (CUSIP                   ), or

(iii)                               ☐                                    Unrestricted Global Note (CUSIP                   ); or

(b)                                 ☐                                    a Restricted Definitive Note; or

(c)                                  ☐                                    an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

OnCure Holdings, Inc.

2270 Colonial Boulevard

Fort Myers, Florida 33907

Attention: Bryan J. Carey

Telecopier No.: (239) 931-7380

Wilmington Trust, National Association,

as Trustee and Registrar

246 Goose Lane, Suite 105

Guilford, CT 06437

Attention:   Joseph P. O’Donnell

Telecopier No.:   (203) 453-1183

Re:                           11¾ Senior Secured Notes due 2017

Reference is hereby made to this Amended and Restated Indenture, dated as of [•], 2013 (the “Indenture”), among OnCure Holdings, Inc., as issuer (the “Company”), the Guarantors party thereto, Radiation Therapy Services, Inc., the RTS Guarantors party thereto and Wilmington Trust, National Association, as trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                                 (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $                         in such Note[s] or interests (the “Exchange”).  In connection with the Exchange, the Owner hereby certifies that:

1.                                      Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a)                                 ☐                                    Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Note and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)                                 ☐                                    Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Note and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)                                  ☐                                    Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note.  In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)                                 ☐                                    Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note.  In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.                                      Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a)                                 ☐                                    Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)                                 ☐                                    Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note.  In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CIRCLE ONE] 144A Global Note, Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Definitive Note and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

FORM OF CERTIFICATE FROM ACQUIRING
INSTITUTIONAL ACCREDITED INVESTOR

OnCure Holdings, Inc.

2270 Colonial Boulevard

Fort Myers, Florida 33907

Attention: Bryan J. Carey

Telecopier No.: (239) 931-7380

Wilmington Trust, National Association,

as Trustee and Registrar

246 Goose Lane, Suite 105

Guilford, CT 06437

Attention:   Joseph P. O’Donnell

Telecopier No.:   (203) 453-1183

Ladies and Gentlemen:

Reference is hereby made to the Amended and Restated Indenture, dated as of [•], 2013 (the “Indenture”), among OnCure Holdings, Inc., as issuer (the “Company”), the Guarantors party thereto, Radiation Therapy Services, Inc., the RTS Guarantors party thereto and Wilmington Trust, National Association, as trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in this Indenture.

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1.                                      We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”), an “Institutional Accredited Investor”), and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act.  We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of our investment in the Notes and invest in or purchase securities similar to the Notes in the normal course of our business.  We and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

2.                                      We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence.  We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A)(i) in the United States, to a person who the seller reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) purchasing for its own account or for the account of a “qualified institutional buyer” meeting the requirements of Rule 144A, (ii) outside the United States, in a transaction meeting the requirements of Rule 904 of Regulation S under the Securities Act, (iii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iv) to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of the Securities Act) that, prior to such transfer, furnishes the Trustee a signed letter containing certain representations and agreements (the form of which can be obtained from

D-1

the Trustee) and, if such transfer is in respect of an aggregate principal amount of less than $100,000, an Opinion of Counsel acceptable to the Company that such transfer is in compliance with the Securities Act, or (v) in accordance with another exemption from the registration requirements of the Securities Act, provided that the Company shall have the right prior to any such offer, resale, assignment, pledge or transfer pursuant to clause (v) above to require the delivery of an Opinion (in form and substance satisfactory to the Company) of Counsel satisfactory to the Company, certification and/or other information satisfactory to the Company, (B) to the Company, or (C) pursuant to an effective registration statement under the Securities Act and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction, and we further agree that we will, and each subsequent Holder is required to notify any purchaser from it of the security evidenced hereby of the resale restrictions set forth in (A) above.

3.                                      We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions.  We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4.                                      We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Owner]

By:
Name:
Title:

Dated:	,

D-2

EXHIBIT E

FORM OF NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture), jointly and severally, unconditionally guarantees, to the extent set forth in the Indenture and subject to the provisions in the Amended and Restated Indenture, dated as of [•], 2013 (the “Indenture”), among OnCure Holdings, Inc., as issuer (the “Company”), the guarantors listed on the signature pages thereto and Wilmington Trust, National Association, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”), (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal and premium, if any, and, to the extent permitted by law, interest and the due and punctual performance of all other obligations of the Company to the Holders, the Collateral Agent or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee.  This Guarantee is subject to release as and to the extent set forth in Sections 8.02, 8.03 and 10.05 of the Indenture.  Each Holder of a Note, by accepting the same agrees to and shall be bound by such provisions.  Capitalized terms used herein and not defined are used herein as so defined in the Indenture.

E-1

[GUARANTORS]

By:
Name:
Title:

E-2

EXHIBIT F

FORM OF NOTATION OF RTS GUARANTEE

For value received, RTS and each RTS Guarantor (which term includes any successor Person under the Indenture), jointly and severally, guarantees, to the extent set forth in the Indenture and subject to the provisions in the Amended and Restated Indenture, dated as of [•], 2013 (the “Indenture”), among OnCure Holdings, Inc., as issuer (the “Company”), the guarantors listed on the signature pages thereto and Wilmington Trust, National Association, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”), (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal and premium, if any, and, to the extent permitted by law, interest and the due and punctual performance of all other obligations of the Company to the Holders, the Collateral Agent or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  The obligations of RTS and the RTS Guarantors to the Holders of Notes and to the Trustee pursuant to the RTS Guarantee and the Indenture are expressly set forth in Article 11 of the Indenture and reference is hereby made to the Indenture for the precise terms of the RTS Guarantee.  This RTS Guarantee is subject to release as and to the extent set forth in Sections 8.02, 8.03 and 11.05 of the Indenture.  Each Holder of a Note, by accepting the same agrees to and shall be bound by such provisions.  Capitalized terms used herein and not defined are used herein as so defined in the Indenture.

F-1

[RTS GUARANTORS]

By:
Name:
Title:

F-2

EXHIBIT G

FORM OF SUBORDINATION AGREEMENT

[To come]

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